AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON SEPTEMBER 12, 2000
                                                     REGISTRATION NO. 333-_____
--------------------------------------------------------------------------------
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                         ------------------------------
                                    FORM S-4
                             REGISTRATION STATEMENT
                                      UNDER
                           THE SECURITIES ACT OF 1933
                         ------------------------------
                          Key Production Company, Inc.
             (Exact name of registrant as specified in its charter)

           DELAWARE                        1311                  84-1089744
 (State or other jurisdiction        (Primary Standard       (I.R.S. Employer
              of                        Industrial        Identification Number)
incorporation or organization)  Classification Code
                                        Number)

                       707 Seventeenth Street, Suite 3300
                             Denver, Colorado 80202
                                 (303) 295-3995
                   (Address, including zip code, and telephone
                  number, including area code, of registrant's
                          principal executive offices)

                               Monroe W. Robertson
                      President and Chief Operating Officer
                          Key Production Company, Inc.
                       707 Seventeenth Street, Suite 3300
                             Denver, Colorado 80202
                                 (303) 295-3995
 (Name, address, including zip code, and telephone number, including area code, of agent for service)
                         ------------------------------
                                   COPIES TO:
Nick Nimmo                                  James F. Wood
Holme Roberts & Owen LLP                    Sherman & Howard L.L.C.
1700 Lincoln Street, Suite 4100             633 17th Street, Suite 3000
Denver, Colorado 80203                      Denver, Colorado 80202
(303) 866-0216                              (303) 297-2900

                         ------------------------------
APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: AS SOON AS PRACTICABLE AFTER THIS REGISTRATION STATEMENT BECOMES EFFECTIVE AND AT THE EFFECTIVE TIME OF THE MERGER AS DESCRIBED IN THE AGREEMENT AND PLAN OF MERGER DATED AS OF AUGUST 28, 2000.
                         ------------------------------

    If the securities being registered on this Form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box: / /

    If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act of 1933, check the following box and list the

Securities Act registration statement number of the earlier effective registration statement for the same offering. / /

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act of 1933, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / /

                         -------------------------------
                         Calculation of registration fee

                                            Proposed maximum
Title of each class                         offering price    Proposed maximum   Amount of
of securities to be       Amount to         per share of      aggregate          registration
registered                be registered(1)  common stock      offering price(2)  fee
-------------------       ----------------  ------------      -----------------  ------------
Common stock, par value
   $0.25 per share(3)      1,546,000        $18.30           $28,297,308          $7,471

    (1) Consists of (i) up to 1,333,000 shares of common stock, par value $0.25 per share, of Key Production issuable upon the conversion, pursuant to the merger described herein, of 3,753,868 shares of common stock of Columbus Energy Corp. outstanding on August 31, 2000, and (ii) up to 213,000 shares of Key Production common stock which may be issued pursuant to outstanding Columbus options between August 31, 2000 and consummation of the merger.

    (2) Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(f) under the Securities Act of 1933, as amended, based on the product of $6.50 (the average of the high and low prices of Columbus common stock on September 8, 2000, on the American Stock Exchange) times 4,353,432 (the number of shares of Columbus common stock outstanding and shares reserved for issuance upon the exercise of outstanding options to purchase Columbus common stock on August 31, 2000.)

                         ------------------------------

    THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SECTION 8(a), MAY DETERMINE.

--------------------------------------------------------------------------------
Subject to completion, dated ________, 2000. The information in this prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.
--------------------------------------------------------------------------------
                                     [LOGO]
                                 Columbus Energy
                                      Corp.
                                                                __________, 2000

                   Proposed Merger-Your Vote Is Very Important

Dear Shareholder:

         On August 28, 2000, Key Production Company, Inc. and Columbus Energy Corp. agreed to merge. Upon completion of the merger, Columbus shareholders will receive 0.355 shares of Key's common stock for each share of Columbus common stock they own. Key stockholders will continue to own their existing shares of Key common stock after the merger.

         The merger will be tax-free to Columbus shareholders for U.S. federal income tax purposes except for taxes due on cash received by Columbus shareholders for fractional shares.

         The merger requires the approval of Columbus' shareholders. Columbus has scheduled a special meeting of its shareholders on October __, 2000 to vote on the merger. Regardless of the number of shares you own or whether you plan to attend the meeting, it is important that your shares be represented and voted. Voting instructions are inside.

         This document provides you with detailed information about the proposed merger. We encourage you to read this entire document carefully.

Columbus Energy Corp.

/s/ Harry A. Trueblood, Jr.
Chairman of the Board, President and
Chief Executive Officer

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------
For a discussion of certain risk factors that you should consider in evaluating the merger, see "Risk Factors" beginning on page __.

         This document incorporates important business and financial information about Key and Columbus that is not included or delivered with this document. The information incorporated by reference is available without charge to stockholders upon written or oral request to:

Columbus Energy Corp.                   Key Production Company, Inc.
1660 Lincoln St.                        707 Seventeenth Street
Suite 2400                              Suite 3300
Denver, Colorado  80264                 Denver, Colorado  80202-3404
Attention: Michael M. Logan             Attention: Paul Korus
Corporate Secretary                     Tel: (303) 295-3995
Tel: (303) 861-5252

         If you would like to request documents from us, please do so by ___________, 2000, to receive them before the meetings.

--------------------------------------------------------------------------------
         Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this proxy statement/prospectus. Any representation to the contrary is a criminal offense.
--------------------------------------------------------------------------------

         This proxy statement/prospectus is dated __________, 2000 and was first mailed to Columbus shareholders on or about _________, 2000.

                              Columbus Energy Corp.
                                1660 Lincoln St.
                                   Suite 2400
                                Denver, CO 80264
                            ------------------------
                    Notice of Special Meeting of Shareholders
                         To Be Held on ___________, 2000
                            ------------------------

To the Shareholders of
Columbus Energy Corp.:

    A special meeting of shareholders of Columbus Energy Corp. will be held on October ____, 2000, at 9:00 a.m., local time, at the Wells Fargo Bank Building Forum Room, Main Floor, 1740 Broadway, Denver Colorado, for the following purposes:

        1. To consider and vote upon a proposal to approve the merger agreement between Key Production Company, Inc. and Columbus and the merger; and

        2. To transact other business as may properly be presented at the special meeting or any adjournments of the meeting.

    Columbus will not complete the merger unless its shareholders approve the merger agreement and the merger.

    Only shareholders of record at the close of business on _________, 2000, are entitled to notice of and to vote at the meeting and any adjournments of the meeting. A list of shareholders entitled to vote at the meeting will be available for inspection during normal business hours for the ten days before the meeting at the offices of Columbus and at the time and place of the meeting.

                                    Important

    Please complete, date, sign and promptly return your proxy card so that your shares may be voted in accordance with your wishes and so that the presence of a quorum may be assured. Giving a proxy does not affect your right to vote in person if you attend the meeting. You may revoke your proxy at any time before it is exercised at the meeting.

By Order of the Board of Directors,

/s/ Michael M. Logan
Corporate Secretary

Denver, Colorado
________, 2000

                             Your vote is important!
                          Please read the accompanying
                           proxy statement/prospectus

                                 Proxy Statement
                     For Special Meeting of Shareholders of
                              Columbus Energy Corp.

                                  Prospectus of
                          Key Production Company, Inc.
                     Up to 1,545,469 Shares of Common Stock

         Key Production Company, Inc. and Columbus Energy Corp. have signed a merger agreement. As a result of the proposed merger, Columbus will become a wholly owned subsidiary of Key.

         We are providing this proxy statement/prospectus to you in connection with the Columbus board of directors' solicitation of proxies for use at a special meeting of the shareholders of Columbus.

         This proxy statement/prospectus constitutes a prospectus of Key with respect to the Key common stock to be issued in the merger in exchange for outstanding shares of Columbus common stock.

         This proxy statement/prospectus provides you with detailed information about the merger agreement and the proposed merger to be voted on at the special meeting. Key provided the information concerning Key. Columbus provided the information concerning Columbus. Please see "Where You Can Find More Information" starting on page __ for additional information about Key and Columbus.

                                Table of Contents

                                                            Page

Questions and Answers.......................................
Summary.....................................................
Risk Factors................................................
Key After the Merger........................................
Comparative Per Share Data..................................
Comparative Market Price Data...............................
Unaudited Pro Forma Combined Financial Information..........
The Columbus Shareholder Meeting and Proxy Solicitation.....
The Merger..................................................
The Merger Agreement........................................
Directors and Executive Officers of the Combined Company....
Interests of Certain Executive Officers and Directors in
  the Merger................................................
Material United States Federal Income Tax Considerations....
Comparison of Shareholder Rights........................
Legal Matters...............................................
Experts.....................................................
Future Shareholder Proposals................................
Where You Can Find More Information.........................
Cautionary Statement Concerning Forward-Looking
  Statements................................................
Commonly Used Oil and Gas Terms.............................
Annex A-- Agreement and Plan of Merger......................A-1
(All references in Annex A to Arthur
Andersen LLP should be read as Arthur
Andersen Global Energy Corporate
Finance Group (AA Corporate Finance)
Annex B-- Arthur Andersen Global Energy Corporate
          Finance Group Fairness Opinion to the
          Board of Directors of Columbus....................B-1
Annex C--Columbus Annual Report on Form 10-K for Year
          ended November 30, 1999...........................C-1
Annex D--Columbus Quarterly Report on Form 10-Q for
          Quarter ended May 31, 2000........................D-1

                                                    Questions And Answers

Q.   What is being proposed?

A.   Key and Columbus are proposing
     to merge the two companies.
     Columbus will become a wholly owned
     subsidiary of Key. Key will remain
     the publicly traded company.

Q.   What is the combined company?

A.   In this proxy statement/prospectus, we
     sometimes refer to Key after the merger
     with Columbus as "the combined
     company." References to "we," "us" and
     "our" are to the combined company.
     The term "Key" generally means
     Key Production Company, Inc., a
     Delaware corporation, its consolidated
     subsidiaries and its predecessor
     entities. The term "Columbus"
     generally means Columbus Energy
     Corp., a Colorado corporation,
     its consolidated subsidiaries and its
     predecessor entities.

Q.   Why are the companies merging?

A. Key and Columbus believe that the merger will enable the combined company, with its larger asset base and expanded cash flow, to more effectively compete for new growth opportunities and to achieve certain other objectives, including:

     -  a more diversified asset base
     - increased financial strength and greater borrowing capacity
     -  an estimated $2 million of annual cost
          savings

     You should review pages __ through __
     for a more complete discussion of the
     reasons for the merger.

Q.   What will shareholders receive as a
     result of the merger?

A.   Columbus shareholders will
     receive 0.355 shares of Key common
     stock for each share of Columbus
     common stock that they own. Key
     stockholders will continue to own the same number of shares of Key common stock that they owned before the merger.

Q.  Is the merger taxable?

A. Key and Columbus expect the merger to be tax free. We have structured the merger so that legal counsel to Columbus will be able to deliver an opinion that Columbus shareholders will not recognize any gain or loss for U.S.
     Federal income tax purposes, except
     for taxes payable by Columbus shareholders as a result of receiving cash instead of fractional shares.

     You should review pages __ through __ for a more complete discussion of the tax consequences of the merger.

Q. What does the Columbus board of directors recommend?

A. The Columbus board of directors believes that the merger agreement and the merger are in the best interests of Columbus and its shareholders and recommends that the Columbus shareholders vote for approval of the merger agreement and the merger.


Q.   What vote is required to approve the merger?

A. The affirmative vote of the holders of a majority of the outstanding shares of Columbus common stock is required for approval of the merger agreement at the shareholders meeting.

Q.   How Do I Vote?

A. After carefully considering the enclosed information, please mark, sign, date and return your proxy card or voting instruction card in the enclosed envelope as soon as possible.

     Your shares will then be voted at the special meeting in accordance with your instructions.

Q:       Can I change my vote?

A:       Yes.  You may change your vote by giving
      written notice of your revocation
      to Columbus' secretary, delivering a
      later- dated, signed proxy card to
      Columbus' secretary at or before the
      Columbus shareholder meeting, or
      attending the meeting and voting in
      person.

Q.   When and where is the special meeting?

A. The special meeting is scheduled to take place on October ____, 2000, at 9:00 a.m., local time, at the Wells Fargo Bank
     Building, Forum Room, Main Floor, 1740
     Broadway, Denver, Colorado.

Q.   If my shares are held in "street name"
     by my broker, will my broker vote my
     shares for me?

A.   No. You must instruct your broker how
     to vote your shares. Otherwise, your
     shares will not be voted.

Q.   What happens if I don't vote my shares?

A.   Abstentions and broker non-votes
     will have the same effect as
     voting against the merger.

Q.   Should I send in my Columbus
     certificates now?

A. No. After the merger is approved, Columbus shareholders will receive written instructions on how to exchange their Columbus stock certificates for
     Key stock certificates. Key
     stockholders will not be required to
     exchange their stock certificates.

Q.   When do you expect the merger to be
     completed?

A.   We expect to complete the merger within
     one or two business days after
     receiving shareholder approval at the
     Columbus special meeting.

Q.   Who can help answer my questions or
     give me assistance in voting my shares?

A.   Columbus Energy Corp.
         1660 Lincoln St.
         Suite 2400
         Denver, Colorado  80264

         Attention: Michael M. Logan,
        Corporate Secretary
         Tel: (303) 861-5252

Q.   Who can help answer additional
     questions about Key that I may have?

         Key Production Company, Inc.
         707 Seventeenth Street
         Suite 3300
         Denver, Colorado  80202
         Attention: Paul Korus
         Tel: (303) 295-3995

                                     Summary

         This summary, together with the preceding Question and Answer section, highlights selected information from this document. It may not contain all of the information that is important to you. To better understand the merger and related transactions and for a more detailed description of the legal terms, you should carefully read this entire document and the documents to which we have referred you. See "Where You Can Find More Information" on page __.

                                  The Companies

Key Production Company, Inc.
707 Seventeenth Street
Suite 3300
Denver, Colorado  80202
Tel: (303) 295-3995

         Key Production Company, Inc. is an independent energy company engaged in the exploration, development, acquisition and production of oil and gas in the continental United States. Key conducts exploration and development activities primarily in the Anadarko Basin of Oklahoma, north Texas, the Mississippi Salt Basin, south Louisiana and northern California. Key also has meaningful production operations and exploration acreage in Wyoming and other Rocky Mountain states. Key's common stock is traded on the New York Stock Exchange under the symbol "KP."

Columbus Energy Corp.
1660 Lincoln St.
Suite 2400
Denver, Colorado  80264
Tel: (303) 861-5252

    Columbus engages in the production and sale of crude oil, condensate and natural gas, as well as the acquisition and development of leaseholds and other interests in oil and gas properties, and also acts as manager and operator of oil and gas properties for itself and others. It also engages in the business of compression, transmission and marketing of natural gas. It has operations in Texas, North Dakota, Louisiana, Oklahoma and Montana. Columbus' common stock is traded on the American Stock Exchange under the symbol "EGY."

                                   The Merger

What Columbus shareholders will receive in the merger (see page __)

         Columbus shareholders will receive 0.355 shares of Key common stock for each share of Columbus common stock that they own. Columbus shareholders will not receive fractional shares. Instead, they will receive cash equal to the market value of any fractional shares. Current Columbus shareholders will own approximately 10% of the common stock of the combined company.

            Directors and senior management of the combined company
                           following the merger (see
                                    page __)

         The board of directors and officers of the combined company will consist of the current directors and officers of Key. The combined company may determine to offer employment to Columbus employees.

Columbus' Reasons for the Merger (see page ____).

         The Columbus board based its decision to approve the merger and recommend its adoption by the Columbus shareholders based upon various factors including:

   o    the favorable recommendation of senior management of Columbus;

   o    the prospects for Columbus and Key on a combined basis;

   o    the terms of the merger agreement;

   o the Arthur Andersen Global Energy Corporate Finance Group (AA Corporate Finance) fairness opinion to the board of directors of Columbus, to the effect that, as of the date of the opinion, the exchange ratio pursuant to the merger agreement was fair from a financial point of view to the shareholders of Columbus;

   o    the potential for an increase in Key's common stock trading price;

   o    the potential for improved trading liquidity to Columbus' shareholders;

   o the tax-free nature of the merger (except for cash received by Columbus' shareholders instead of fractional shares); and

   o    the likelihood that the merger will be completed.

Voting

Votes required (see page __)

         The affirmative vote of the holders of a majority of the outstanding shares of Columbus common stock is required for approval of the merger agreement at the Columbus meeting.

         Harry A. Trueblood, Jr., Columbus' President and Chief Executive Officer, has agreed to vote approximately 18% of the outstanding Columbus common stock for the merger. An additional approximately 9% of Columbus' outstanding shares are held by a trust of which Mr. Trueblood is the trustee and Columbus' other directors and executive officers, all of whom are expected to vote their shares for approval of the merger.

Columbus' recommendations to its shareholders

         Columbus' board of directors has unanimously approved the merger and believes that the merger agreement and the merger are in the best interests of Columbus and its shareholders. Accordingly, it recommends that Columbus shareholders vote FOR the approval of the merger agreement and the merger.

Fairness opinion of Columbus' financial advisor (see pages __ through __)

         In deciding to approve the merger, the board of directors of Columbus considered the fairness opinion of AA Corporate Finance, its financial advisor, to the effect that, as of the date of its opinion, the exchange ratio pursuant to the merger agreement was fair from a financial point of view to the shareholders of Columbus.
                                                              8

    This opinion is attached as Annex B to this proxy statement/prospectus. We encourage you to read this opinion carefully, as well as the description of the analyses and assumptions on which the opinion was based found on pages __ and
__.

             Interests of officers and directors in the merger that
                           differ from your interests
                                 (see page __)

    Some of the officers and directors of Columbus have agreements, stock options and other benefit plans that may provide them with interests in the merger that are different from yours. The Columbus board was aware of these interests and considered them in approving the merger.


                              The Merger Agreement

         The merger agreement is attached as Annex A to this document. We encourage you to read the merger agreement because it is the legal document that governs the merger.

Conditions to the merger (see pages __ through __)

         In order to complete the merger, a number of customary conditions must be satisfied, including the following:

    - the approval by the Columbus shareholders;

    - the absence of any law or court order prohibiting the merger;

    - the approval for listing on the New York Stock Exchange of the Key shares to be issued in the merger;

    - there must not be a material adverse change in either party's business or financial condition;

    - the continued accuracy of each company's representations and warranties, and the compliance by each company with its covenants and agreements contained in the merger agreement; and

    - the receipt of a legal opinion from counsel for Columbus as to the tax-free qualification of the merger.

         The board of directors of either Key or Columbus may choose to complete the merger even though a condition to that company's obligation has not been satisfied if the Columbus shareholders have approved the merger and the law allows the board to do so.

Termination of the merger agreement (see page __)

         Key and Columbus can jointly agree to terminate the merger agreement without completing the merger, even after Columbus shareholder approval. In addition, either company can terminate the merger agreement on its own without completing the merger if any of the following occurs:

    - some material breaches of covenants or representations in the merger agreement by the other party;

    -  a court or other governmental authority permanently prohibits the merger;

    - the merger is not completed by December 31, 2000, subject to extension to March 31, 2001 if regulatory approvals are not received;

    - the Columbus shareholders fail to approve the merger agreement and the merger; or

    - the board of directors of Columbus withdraws its recommendation that the Columbus shareholders approve the merger if there exists at such time a competing transaction or if the board recommends approval of a competing transaction.

       Columbus can terminate the merger agreement on its own if Columbus' financial advisor is requested to deliver an updated fairness opinion to Columbus' board that the exchange ratio pursuant to the merger agreement is fair from a financial point of view to the Columbus shareholders, and fails to do so.

         Key can terminate the merger agreement on its own if any of the following occurs:

    - the Columbus board of directors withdraws or changes its recommendation of the merger or recommends to the Columbus shareholders a competing transaction;

    - a tender offer for 20% or more of the outstanding shares of capital stock of Columbus is commenced and the Columbus board does not recommend against it; or

    - any person or group acquires or has the right to acquire beneficial ownership of 20% or more of Columbus' stock.

Termination fees and expenses (see pages __ through __)

         If Key terminates the merger agreement upon any of the following events, then Columbus must pay to Key a fee of $1,000,000:

    - Columbus has willfully breached any representation or agreement and has initiated, solicited or encouraged a competing transaction that occurs or is agreed upon within 12 months after the date of termination;

    - the Columbus shareholders do not approve the merger and at the time of the shareholder meeting a competing transaction has been proposed; or

    - Columbus' board withdraws its recommendation of the Key merger and at the time of the termination a competing transaction has been proposed; or

    - a tender offer for 20% or more of the outstanding shares of capital stock of Columbus is commenced and the Columbus board does not recommend against it; or

    - any person or group acquires or has the right to acquire beneficial ownership of 20% or more of Columbus' stock; or
                                                              10

    - AA Corporate Finance is requested to deliver an updated fairness opinion to the board of directors of Columbus that the exchange ratio pursuant to the merger agreement is fair from a financial point of view to the shareholders of Columbus, and fails to deliver the updated fairness opinion and at the time of the termination a competing transaction has been proposed.

         If Key terminates the merger agreement upon either of the following events, then Columbus must pay to Key its out-of-pocket expenses incurred in connection with the merger:

    - the Columbus shareholders do not approve the merger and at the time of the shareholder meeting no competing transaction has been proposed; or

    - AA Corporate Finance is requested to deliver an updated fairness opinion to the board of directors of Columbus that the exchange ratio pursuant to the merger agreement is fair from a financial point of view to the shareholders of Columbus, and fails to do so and at the time of the shareholder meeting no competing transaction has been proposed.

         If Columbus terminates the merger agreement upon a willful breach of any representation or agreement of Key, then Key must pay to Columbus a fee of $1,000,000.

Termination fees and expenses could have the effect of deterring competing bidders

         The termination fees and expenses were intended to increase the likelihood that Key and Columbus will complete the merger. The termination fees and expenses have the effect of making an acquisition of Columbus by a third party more costly. Accordingly, the termination fees and expenses may have the effect of discouraging a third party from proposing a competing transaction, including one that might be more favorable to Columbus shareholders than the merger.

No solicitation

         Columbus has generally agreed not to initiate, solicit or encourage any discussions with another party regarding a business combination while the merger is pending unless Columbus receives an unsolicited proposal that is materially more favorable than the terms of the merger with Key.


                                Other Information

Accounting treatment

         We expect that the merger will be accounted for as a purchase of Columbus by Key.

Comparative per share market price information (see page __)

         On August 28, 2000, the last full trading day prior to the public announcement of the proposed merger, Key common stock closed at $17.8125 per share and Columbus common stock closed at $6.625 per share. On ________, 2000, Key common stock closed at $_____ per share and Columbus common stock closed at $____ per share.

Material federal income tax considerations (see pages __ through __)

         We have structured the merger so that legal counsel to Columbus will be able to deliver an opinion that Columbus shareholders (other than foreign shareholders) will not recognize any gain or loss for federal income tax purposes as a result of the merger, except for taxes payable by Columbus shareholders as a result of receiving cash instead of fractional shares. It is a condition to the merger that Columbus receives this opinion. You should review pages __ through __ for a more complete discussion of the tax consequences of the merger.

         Tax matters are complicated, and the tax consequences of the merger to you will depend on the facts of your own situation. You should ask your tax advisor in order to fully understand the particular tax consequences of the merger to you.

Listing of Key's common stock

         Key has agreed to use its reasonable efforts to obtain approval to list on the New York Stock Exchange the additional shares to be issued in the merger and upon exercise of Columbus options.

No dissenter's rights

         You will have no right to seek an appraisal of the value of your shares in connection with the merger.

Recent developments - Columbus

         In August 2000, in connection with the merger and as part of its third quarter review, Columbus updated estimates of its proved oil and gas reserves. Estimates by independent engineers show that proved reserves totaled 21.2 Bcfe, down from 26.1 Bcfe at the end of the company's previous fiscal year (November 30, 1999). During the first seven months of fiscal year 2000, Columbus produced
2.3 Bcfe and downward reserve adjustments totaled 3.6 Bcfe which were partially offset by a 1.0 Bcfe increase due to higher prices. These reserve adjustments were due to Columbus receiving information that other operators had determined not to develop certain locations, recent drilling activity and performance of wells, as well as an evaluation of certain technical data. The June 30, 2000 proved reserves consisted of 14.2 Bcf of gas and 1.16 million barrels of crude and condensate.

         As an outgrowth of the revised technical evaluation of Columbus' proved reserves associated with its Morrow #23-1H well in Louisiana, Columbus plans to provide for a non-cash impairment expense of approximately $500,000 in its fiscal third quarter ending August 31, 2000.

         As of August 31, 2000, Columbus reduced its long-term debt to $4.4 million from $5.2 million at May 31, 2000.

         Columbus' net revenue interest in the Hachar #36 well was reduced from 53.7% to 3.8% after payout in August 2000. This well commenced production on May 10, 2000 at the rate of 5 MMcf of gas and 100 barrels of condensate per day. Therefore net revenue after operating costs and production taxes from this well was in the range of $300,000 to $360,000 per month during Columbus' third-quarter 2000 and is expected to drop to less than $25,000 in September. A portion of this decrease has been replaced by Columbus' 69% net revenue interest in the Long #5 well, a recent completion, that is expected to generate approximately $130,000 of net revenue per month during September 2000.


         For definitions of oil and gas terms used in this document, see "Commonly Used Oil and Gas Terms" on page __.

      Summary Unaudited Pro Forma Combined Financial and Other Information

         The following unaudited pro forma condensed combined financial information combine the historical balance sheets and statements of income of Key and Columbus giving effect to the merger using the purchase method of accounting for business combinations. This information has been prepared to assist you in your analysis of the financial effects of the merger and should be read in conjunction with the unaudited pro forma combined financial information contained on pages __ - __ in this document. You should also consider the summary selected financial data for Key and Columbus that follows the unaudited pro forma condensed combined financial information and the financial statements and related notes that Key and Columbus have filed with the SEC that are incorporated by reference.

         There are several other factors that affect comparisons of the historical financial information of Key and Columbus to the unaudited pro forma combined financial information, including the following:

         The unaudited pro forma combined balance sheet data gives effect to the merger as if it had occurred on June 30, 2000. The unaudited 1999 pro forma combined income statement data gives effect to the merger as if it occurred at the beginning of that year and the unaudited pro forma income statement data for the first six months of 2000 gives effect to the merger as if it occurred at the beginning of this year.

         Columbus's fiscal year ends on November 30. Key's fiscal year ends on December 31. The combined company will also utilize December 31 as its fiscal year end. No attempt has been made to adjust Columbus' year-end or interim financial information to conform to the combined company's fiscal year. The following pro forma June 30, 2000 summary balance sheet data was derived from Columbus' May 31, 2000 balance sheet and Key's June 30, 2000 balance sheet using the adjustments and assumptions described in the notes to the unaudited pro forma combined financial information. Similarly, the summary pro forma combined income statement data combines the latest dissimilar twelve-month and six-month periods reported by Columbus and Key, using Key's fiscal year end of December 31 and Columbus' fiscal year end of November 30.

         The historical financial results of Columbus were prepared using the successful efforts method of accounting for oil and gas activities. Key utilizes the full cost method. The summary pro forma combined financial information was prepared using the full cost method of accounting for oil and gas activities.

         Certain items of revenue and expense reported by Columbus in its historical financial statements have been reclassified to conform with Key's method of reporting.

         Expected annual cost savings of $2 million from combining the operations of Key and Columbus and the $2 million of anticipated costs associated with the merger have not been reflected as adjustments to the historical data because they are prospective. However, merger-related expenses already recorded by Columbus in its historical financial statements have not been eliminated.

         The unaudited pro forma information is for illustrative purposes only. If the merger had occurred in the past, the combined company's financial position and operating results might have been different from that presented in the summary unaudited pro forma financial information. You should not rely on the unaudited pro forma information as an indication of the financial position or operating results that the combined company would have achieved if the merger had occurred in the past, nor should you rely on the unaudited pro forma information as an indication of future results that the combined company will achieve after the merger.

                Summary Unaudited Pro Forma Financial Information

                                             Six months,     For the year ended,
                                            June 30, 2000     December 31, 1999
                                            -------------     -----------------
                                             (In thousands, except as indicated)
Income Statement Data:
     Revenues                               $     47,148      $     66,272
     Net income                             $      9,051      $      6,035
     Basic earnings per share               $       0.69      $       0.47
     Diluted earnings per share             $       0.67      $       0.45

Production and Average Sales Prices:
     Production:
          Oil (MBbls)                                828             1,484
          Gas (MMcf)                               8,219            17,271
     Average prices:
          Oil (per barrel)                  $      26.84      $      17.47
          Gas (per Mcf)                     $       2.90      $       2.21

Balance Sheet Data:
     Total assets                           $    226,829
     Long-term debt                         $     59,200
     Stockholders' equity                   $    111,436
     Shares outstanding                           13,607
     Book value per share                   $       8.19

Proved Reserves:
     Oil (MBbls)                                  10,086
     Gas (MMcf)                                   89,983
     Total Equivalent (Bcfe)                       150.5


                                            Key's Selected Summary Financial Data

                        Six Months Ended
                            June 30,                        Year Ended December 31,
                       ------------------      ------------------------------------------------
                         2000      1999        1999       1998       1997       1996       1995
                         ----      ----        ----       ----       ----       ----       ----
                                 (In thousands, except per share data)
Operating Results:
  Revenues            $  41,077  $  21,889  $  56,258  $  37,783  $  42,151  $  37,886  $  19,297
  Net Income              9,457      1,341      6,804      4,595      9,696      7,980      3,054
  Basic earnings
    per share              0.81       0.12       0.59       0.40       0.84       0.73       0.34
  Diluted earnings
    per share              0.77       0.11       0.56       0.38       0.80       0.69       0.32

Balance Sheet Data:
  Total assets        $ 186,532  $ 168,433  $ 176,857  $ 166,295  $ 130,647  $ 95,940  $  59,199
  Long-term debt         54,000     65,000     60,000     60,000     35,000    22,500     14,600
  Stockholders' equity   86,606     71,098     76,873     69,681     64,911    55,269     35,699




                    Columbus' Selected Summary Financial Data

                        Six Months Ended
                             May 31,                  Year Ended November 30,
                        -----------------     ------------------------------------------
                         2000      1999      1999      1998      1997      1996     1995
                         ----      ----      ----      ----      ----      ----     ----
                    (In thousands, except per share data)
Operating results:
  Revenues            $  6,833  $  5,023  $ 11,500  $ 12,094  $ 15,156  $ 11,815  $ 9,400
  Net income (loss)         26      (207)   (1,215)   (1,235)    2,167     2,098   (1,495)
  Basic earnings (loss)
       per share          0.01     (0.05)    (0.31)    (0.29)     0.50      0.50    (0.35)
  Diluted earnings (loss)
       per share          0.01      (0.05)   (0.31)    (0.29)     0.49      0.49    (0.35)

Balance Sheet Data:
  Total assets        $ 21,289  $ 22,055  $ 22,530  $ 23,949  $ 26,135  $ 21,625  $ 18,321
  Long-term debt         5,200     5,500     5,500     4,900     2,200     2,200     1,600
  Stockholders' equity  12,504    13,869    12,798    15,264    17,958    16,225    13,186

                                  Risk Factors

         In deciding whether to approve the merger, you should consider the following risks related to the merger and to your investment in the combined company following the merger. You should carefully consider these risks along with the other information contained in this document and the documents to which we have referred you.

                          Risks Relating to the Merger

We may not be able to successfully integrate the operations of Key and Columbus and may not realize expected cost savings.

         We may encounter difficulties in integrating the previously separate organizations, accounting systems and operations of Key and Columbus. The management of the combined company will have to devote substantial attention and resources to the integration of the two companies. The diversion of management's attention and any difficulties it encounters in the transition and integration processes could have an adverse effect on the revenues, levels of expenses and operating results of the combined company. The combined company may also experience operational interruptions or the loss of key employees. As a result, we may not realize any of the anticipated benefits of the merger, including the expected cost savings of approximately $2 million per year.

Because the exchange ratio is fixed, the market value of the Key common stock issued to Columbus shareholders will depend upon the market price of Key's common stock when the merger is completed.

         You will not receive consideration in the merger with a set market value or a minimum market value. The number of shares of Key common stock that you will receive in the merger is fixed. The value of these shares will depend on the trading price of Key common stock. No adjustment will be made to the number of shares of Key common stock to be received by you in the event of any increase or decrease in the market price of Columbus common stock or Key common stock. For historical and current market prices of Key and Columbus common stock, see "Comparative Market Price Data" on page __. Because of this, at the time of the special meeting, you will not know the exact market value of the shares of Key common stock that they will receive when the merger is completed.

Significant charges and expenses will be incurred as a result of the merger.

         Key and Columbus expect to incur approximately $2 million of costs related to the merger. These expenses will include financial advisor expenses, severance, legal and accounting fees, printing expenses and other related charges. The companies may also incur additional unanticipated expenses in connection with the merger. These expenses and charges are expected to initially offset the estimated cost savings of $2 million per year.

                     Risks Relating to an Investment in Key

There is no overlap in the respective oil and gas interests owned by Key and Columbus.

         Key's oil and gas operations are currently concentrated in the Anadarko Basin of western Oklahoma, the Mississippi Salt Basin, south Louisiana, northern California and Wyoming. Columbus' oil and gas properties are primarily located in south Texas and the Williston Basin of Montana/North Dakota. As a result of the merger, Key's management will be responsible for administering oil and gas operations in areas in which it is not currently active. Even though Key plans to offer employment to several of Columbus' field operations personnel, we cannot assure you that they will choose to continue to remain employed by us or that we can replace these individuals without experiencing operational delays that may impact future financial performance.

Substantial or extended declines in oil or gas prices could have a material adverse effect on us.

         Our results of operations are highly dependent upon the prices we receive for our oil and gas production. Those prices may fluctuate widely in response to market forces and geo-political events. Factors that have previously caused this price volatility include:

-    changes in the supply of and demand for oil and gas;
-    weather conditions;
-    government regulations;
-    the price and availability of alternative fuels;
- political and economic conditions in major oil exporting countries, particularly those in the Middle East and other members of the Organization of Petroleum Exporting Countries (OPEC);
-    the availability of transportation options for the movement of oil and gas;
     and
-    overall worldwide economic conditions.

         Natural gas prices will affect us more than oil prices, because approximately 60% of our proved reserves and production will be natural gas. Our revenues, profitability and access to outside sources of funding depend substantially upon prevailing oil and gas prices. Prices also affect the amount of cash flow available for capital expenditures and our future rate of growth.

         Changes in oil and gas prices also affect the limitation on capitalized costs under the full cost method of accounting for oil and gas activities. To apply this rule, we determine a "ceiling" by pricing future revenues at the unescalated prices prevailing at the end of each fiscal quarter. If the net book value of our capitalized costs exceeds the ceiling, we are required to write down the assets with a non-recurring, non-cash charge to earnings. Key has never taken a full-cost ceiling write-down. However, we cannot assure you that we will not experience ceiling limitation write-downs in the future.

Estimates of oil and gas reserves, future production and future cash flow are uncertain and may be imprecise.

Estimates of proved oil and gas reserves and estimated future production and net revenues from such reserves are based upon various assumptions, including assumptions required by the SEC relating to oil and gas prices, operating expenses, capital expenditures, taxes and availability of funds. The process of estimating proved oil
                                    18
and gas reserves is also very complex, requiring many assumptions and involving significant knowledge about available geological, geophysical, engineering and economic data for each reservoir and well. Therefore, estimates of oil and gas reserves, and the future production and cash flow from them, can be imprecise.

         Actual future production, oil and gas prices, revenues, taxes, development costs, operating expenses and quantities of proved oil and gas reserves most likely will vary from those currently estimated. Our properties may also be susceptible to hydrocarbon drainage from wells on adjacent properties operated by other owners. Any significant variance could materially alter the estimated quantities and present value of our proved reserves. In addition, we may adjust reserve estimates to reflect production history, results of exploration and development, prevailing oil and gas prices and other factors, many of which are beyond our control. Actual production, revenue, taxes, development expenditures and operating expenses with respect to our combined reserves will likely vary from the estimates currently used. Such variances could be material.

         Proved undeveloped and non-producing proved reserves, by their nature, are less certain to be recovered than proved developed producing reserves. The estimates of proved reserves classified as undeveloped or non-producing include the assumption that significant capital expenditures will be made to develop the reserves. Independent engineers retained by Columbus estimated Columbus' proved reserves as of June 30, 2000 to be approximately 21.2 Bcfe, including 4.0 Bcfe of reserves classified as proved developed non-producing and 2.5 Bcfe of reserves classified as proved undeveloped. Proved developed producing reserves approximated 14.5 Bcfe. Although Columbus' estimates of proved developed non-producing and proved undeveloped reserves were conducted in accordance with industry standards, Key's management at this time cannot assure you that it will develop these reserves. Based on Key's assumptions and economic parameters, Key's engineers have estimated that Columbus' proved reserves as of June 30, 2000, were 15.8 Bcfe, including 14.5 Bcfe of proved developed producing reserves.

We may not be able to replace production with new reserves.

         In general, the volume of production from oil and gas properties declines as reserves are depleted. The decline rates depend on reservoir characteristics. A significant portion of the production of the combined company is from reservoirs that experience steep declines.

         Our reserves will decline as they are produced unless we conduct successful exploration and development activities or acquire properties with proved reserves. Our future natural gas and oil production is highly dependent upon our level of success in finding or acquiring additional reserves. The business of exploring for, developing or acquiring reserves is capital intensive and uncertain. We may be unable to make the necessary capital investment to maintain or expand our oil and gas reserves if cash flow from operations is reduced or external sources of capital become limited. In addition, competition for producing oil and gas properties is intense and many of our competitors have financial and other resources that are substantially greater than those available to us. We cannot assure you that our future exploration, development and acquisition activities will result in additional proved reserves or that we will be able to drill productive wells at acceptable costs.

Our operations are subject to numerous risks of oil and gas drilling and production activities.

         Oil and gas drilling and production activities are subject to numerous risks, including the risk that no commercially productive oil or natural gas reservoirs will be found. The cost of drilling and completing wells is often uncertain. Oil and gas drilling and production activities may be delayed or canceled as a result of a variety of factors, many of which are beyond our control. These factors include:

-        unexpected drilling conditions;
-        pressure or irregularities in formations;
-        equipment failures or accidents;
-        weather conditions; and
-        shortages in experienced labor or delays in the delivery of equipment.

         The prevailing prices of oil and natural gas also affect the cost of and the demand for drilling rigs, production equipment and related services.

         We cannot assure you that the new wells we drill will be productive or that we will recover all or any portion of our investment. Drilling for oil and natural gas may be unprofitable. Drilling activities can result in dry holes or in wells that are productive but do not produce sufficient net revenues after operating and other costs to produce an acceptable return on investment.

Our industry experiences numerous operating risks.

         The oil and gas industry experiences numerous operating risks. These operating risks include the risk of fire, explosions, blow-outs, pipe failure, abnormally pressured formations and environmental hazards. Environmental hazards include oil spills, gas leaks, pipeline ruptures or discharges of toxic gases. If any of these operating risks occur, we could have substantial losses. Substantial losses may be caused by injury or loss of life; severe damage to or destruction of property, natural resources and equipment; pollution or other environmental damage; clean-up responsibilities; regulatory investigation and penalties; or suspension of operations.

         We maintain insurance against some, but not all, of the risks described above. Our insurance may not be adequate to cover losses or liabilities. Also, we cannot predict the continued availability of insurance at premium levels that justify its purchase.

Our future acquisitions may not contain economically recoverable reserves.

         Our growth over the last few years is due in part to acquisitions of producing properties. The successful acquisition of producing properties requires an assessment of a number of factors beyond our control. These factors include recoverable reserves, future oil and gas prices, operating costs and potential environmental and other liabilities. In connection with such assessments, we perform a review of the subject properties that we believe is generally consistent with industry practices. Such a review may not reveal all existing or potential problems. In addition, the review may not permit a buyer to become sufficiently familiar with the properties to fully assess their deficiencies and capabilities. We do not inspect every well. Even when a well is inspected, structural and environmental problems are not necessarily discovered. We are generally not entitled to contractual indemnification for pre-closing liabilities, including environmental liabilities.

         Normally, we acquire interests in properties on an "as is" basis with limited remedies for breaches of representations and warranties.

The marketability of our production depends primarily upon the availability of gas gathering systems, pipelines and processing facilities.

         Our ability to sell our oil and gas production depends in part upon the availability, proximity and capacity of oil and natural gas gathering systems, pipelines and processing facilities. U.S. federal and state and non-U.S. regulation of oil and gas production and transportation, general economic conditions and changes in supply and demand all could adversely affect our ability to produce and market oil and natural gas. If market factors change dramatically, the financial impact on the combined company could be substantial. The availability of markets is beyond our control.

Our oil and gas operations are subject to various governmental regulations that materially affect our operations.

         Our oil and gas operations are subject to various U.S. federal, state and local regulations. These regulations may be changed in response to economic or political conditions. Matters regulated include:

        o permits for discharges of waste waters and other substances generated in connection with drilling operations;
        o bonds or other financial responsibility requirements to cover drilling contingencies and well plugging and abandonment costs;
        o the spacing of wells and unitization and pooling of properties; and
        o taxation.

         At various times, regulatory agencies have imposed price controls and limitations on oil and gas production. In order to conserve supplies of oil and gas, these agencies have restricted the rates of flow of oil and gas wells below actual production capacity. Under federal and state environmental statutes, owners and operators of certain defined facilities may be liable for spills of oil and other regulated substances, subject to certain limitations. A substantial spill from one of our facilities could have a material adverse effect on our results of operations, competitive position or financial condition. U.S. laws also regulate production, handling, storage, transportation and disposal of oil and gas, by-products from oil and gas and other substances and materials produced or used in connection with oil and gas operations. While we carry insurance to mitigate the cost of environmental cleanup and third-party liability, we cannot predict the ultimate cost of compliance with these requirements or their effect on our operations.

We do not pay dividends.

         Key has not declared any cash dividends on its common stock in a number of years and has no intention to do so in the near future.


                              Key After the Merger

         We expect the merger to provide Key with the following advantages:

         Increased financial strength. Our pro forma combined ratio of debt to total book capitalization reflects an improvement to 35% from 38% on June 30, 2000. As a result, we believe the combined company will have more efficient access to capital, at a lower cost, than either Key or Columbus has individually. In addition, our unused borrowing capacity is expected to increase by 16%. We should also have an enhanced ability, as compared with either company on a stand-alone basis, to pursue more acquisitions or other business development opportunities.

         Larger, more diversified asset base. Key and Columbus combined have pro forma aggregate proved reserves of approximately 150 billion cubic feet equivalent, a 12% increase over what Key had on a stand-alone basis at the end of 1999.

         In addition to our existing operations in the Mid-continent region, Gulf Coast, Rocky Mountains and northern California, we will have meaningful operations in South Texas and the Williston Basin of Montana/North Dakota.

         Cost savings. As a result of the merger, we expect to realize $2 million in annual cost savings. We plan to consolidate corporate headquarters, eliminate duplicative administrative staff and expenses and implement other cost saving measures. Some of the cost savings will relate to items that are capitalized rather than expensed in the consolidated financial statements. Therefore, not all of the $2 million of expected savings will result in reductions to expenses as reported in the accompanying pro forma combined statements of income.

         Expanded cash flow. Before factoring in anticipated cost savings, Columbus' discretionary cash flow during the first six months of fiscal 2000 exceeded $3.2 million. Discretionary cash flow, which is not a concept recognized by generally accepted accounting principles but is commonly used in the oil and gas industry, consists of operating cash flow before considering either working capital changes or deduction of exploration expenses. Key's cash flow approximated $30.7 million. A 10% larger base of cash flow should enhance the combined company's ability to compete for and fund new growth opportunities, including acquisitions or exploration projects.


                           Comparative Per Share Data

         The following table presents historical per share data for Key and Columbus individually and pro forma per share data after giving effect to the merger. The combined company pro forma per share data was derived by combining information from the historical consolidated financial statements of Key and Columbus using the purchase method of accounting for the merger. Columbus' fiscal 1999 year ended November 30, 1999 and its first six months of fiscal 2000 ended May 31, 2000. Key's fiscal 1999 year ended December 31, 1999 and its first six months of fiscal 2000 ended June 30, 2000. You should read this table in conjunction with the pro forma financial statements included in this proxy statement/prospectus and the historical consolidated financial statements of Key and Columbus that are filed with the SEC. See "Where You Can Find More Information" on page __. You should not rely on the pro forma per share data as being necessarily indicative of actual results had the merger occurred in the past, or of future results.




                                                                                 Columbus
                                                      COMBINED       -------------------------
                                           KEY        COMPANY                       EQUIVALENT
                                         HISTORICAL   PRO FORMA(1)   HISTORICAL(2)  PRO FORMA(3)
                                          ----------   ------------   -------------  -----------
Net earnings (loss) per share--basic:
  First six months of fiscal 2000.......  $  0.81      $  0.69      $ 0.01            $ 0.25
  Fiscal year 1999......................     0.59         0.47      (0.31)              0.17

Net earnings (loss) per share--diluted:
  First six months of fiscal 2000.......     0.77         0.67       0.01               0.24
  Fiscal year 1999.....................      0.56         0.45      (0.31)              0.16

Book value per share:
  End of six months of fiscal 2000.....      7.06         8.19       3.34               2.91

------------------------
(1) The combined company's pro forma data includes the effect of the merger on the basis described in the notes to the unaudited pro forma combined financial statements included elsewhere in this document.

(2) These are historical amounts reported by Columbus without any adjustments to conform its successful efforts method and other accounting policies to the full cost method and other accounting policies of Key.

(3) Columbus' equivalent pro forma amounts have been calculated by multiplying the combined company's pro forma net earnings and book value per share amounts by the exchange ratio of 0.355 shares of Key common stock for each share of Columbus common stock, so that the Columbus equivalent pro forma per share amounts are comparable to the respective values presented with respect to one share of Columbus common stock.

                          Comparative Market Price Data

         The following table sets forth the high and low sales prices of Key common stock, on the New York Stock Exchange, and of the Columbus common stock, on the American Stock Exchange, for the periods indicated. The sales prices are as reported in published financial sources.

                                             Key                  Columbus
                                        -------------         --------------
                                        HIGH    LOW           HIGH     LOW
                                        ----    -----         ----     ----

1998:
Quarter Ended March 31, 1998........    11.625  9.937         8.182(1)  7.125(1)
Quarter Ended June 30, 1998.........    12.625 10.000         7.625     7.000
Quarter Ended September 30, 1998....    12.250  5.875         7.500     6.250
Quarter Ended December 31, 1998.....     9.500  5.000         6.688     6.375

1999:
Quarter Ended March 31, 1999........     7.750  5.250         6.750     5.500
Quarter Ended June 30, 1999.........    10.063  7.125         6.250     5.500
Quarter Ended September 30, 1999....    11.000  9.063         6.000     5.250
Quarter Ended December 31, 1999.....     9.688  6.750         5.750     5.375

2000:
Quarter Ended March 31, 2000........    13.938  6.938         6.000     5.500
Quarter Ended June 30, 2000.........    20.938 11.625         7.250     5.500
Quarter Ending September 30, 2000
  through September 8, 2000             19.625 13.625         6.875     5.750
-------------------
         Price per share amounts have been adjusted for the 10% stock dividend distribution to shareholders of record on February 23, 1998.

    On August 28, 2000, the last full trading day prior to the joint public announcement by Key and Columbus of the proposed merger, the last reported sales price on the New York Stock Exchange of shares of Key common stock was $17.8125. The last reported sales price of Columbus common stock on the American Stock Exchange on the same day was $6.625. On September 8, 2000, the last reported sales price for Key common stock on the New York Stock Exchange was $19.25 and $6.50 for Columbus common stock on the American Stock Exchange. Columbus shareholders are urged to obtain current quotations before deciding how to vote.

    Key has not paid dividends on its common stock in a number of years and has no intention to do so in the near future. In addition, Key is restricted from doing so by its credit agreement.

               Unaudited Pro Forma Combined Financial Information

         The following unaudited pro forma financial information has been prepared to assist you in your analysis of the financial effects of the merger. We derived this information from Key's audited financial statements for the year ended December 31, 1999 and unaudited financial statements for the six months ended June 30, 2000 and from Columbus' audited financial statements for the fiscal year ended November 30, 1999 and unaudited financial statements for the six months ended May 31, 2000. The information is only a summary and you should read it in conjunction with the historical financial statements and related notes contained in the annual reports and other information that Key and Columbus have filed with the Securities and Exchange Commission. See "Where You Can Find More Information" on page __.

         You should consider several factors when comparing the historical financial information of Key and Columbus to the unaudited pro forma financial information, including the following:

         The unaudited pro forma condensed combined balance sheet gives effect to the merger as if it had occurred on June 30, 2000. The unaudited 1999 pro forma combined statement of income gives effect to the merger as if it occurred on January 1, 1999. The unaudited pro forma combined statement of income for the first six months of 2000 gives effect to the merger as if it occurred on January 1, 2000.

         Columbus' fiscal year ends on November 30. Key's fiscal year ends on December 31. The combined company will also utilize December 31 as its fiscal year end. No attempt has been made to roll forward Columbus' year-end or interim financial information to conform to the combined company's fiscal year. The following unaudited pro forma condensed combined balance sheet as of June 30, 2000 was derived from Columbus' May 31, 2000 balance sheet and Key's June 30, 2000 balance sheet using the adjustments and assumptions described in the notes to the unaudited pro forma combined financial information. Similarly, the unaudited pro forma combined statements of income combine the latest dissimilar twelve-month and six-month periods presented for Columbus and Key, as adjusted, as if Columbus utilized a fiscal year end of December 31.

         Columbus prepared its historical financial results using the successful efforts method of accounting for oil and gas activities. Key utilizes the full cost method. The combined company will also utilize full cost.

         Certain revenue and expense items reported by Columbus on its historical statements of income and balance sheet have been reclassified to conform to the method of presentation utilized by Key.

         Expected annual cost savings of $2 million have not been reflected as an adjustment to the historical data. The cost savings are expected to result from the consolidation of the corporate headquarters of Key and Columbus, the elimination of duplicate staff and expenses and a reduction in the use of outside consultants currently utilized by Columbus. Some of the cost savings will relate to items that, under the full cost method of accounting, would have been capitalized rather than expensed in the combined financial statements. Therefore, not all of the $2 million of expected savings will result in reductions to expenses as reported in the accompanying unaudited pro forma combined statement of income.

          Columbus has accrued $119,000 as of May 31, 2000 for advisory and legal fees associated with its merger/sale activities in its historical financial results. These costs have not been eliminated in the pro forma adjustments.

          The unaudited pro forma information is for illustrative purposes only. If the merger had occurred in the past, the combined company's financial position and operating results might have been different from that presented in the unaudited pro forma condensed combined financial statements. In addition, the purchase price allocation is preliminary and will be finalized following closing of the merger. You should not rely on the unaudited pro forma information as an indication of the financial position or operating results that the combined company would have achieved if the merger had occurred in the past. You also should not rely on the unaudited pro forma information as an indication of future results that the company will achieve after the merger.



                   Unaudited Pro Forma Condensed Balance Sheet
                                  June 30, 2000
                                 (In Thousands)

                                                               Pro Forma
                                          Key      Columbus    Adjustments   Combined
ASSETS                                  -------    --------    -----------   -----------
Current Assets:
     Cash and cash equivalents         $   4,102   $  1,892    $             $    5,994
     Receivables                          15,839      2,734                      18,573
     Prepaid expenses and other            1,327        302      (110)(b)         1,519
                                          ------      -----                   ---------
                                          21,268      4,928                      26,086
                                          ------    -------                   ---------

Deferred income taxes                        -        1,025    (1,025)(b)          -

Oil and gas properties, net              163,561     14,827    20,143 (a)       198,531

Other assets, net                          1,703        509                       2,212
                                          ------   --------                   ---------

Total Assets                          $  186,532   $ 21,289                   $ 226,829
                                      ==========   ========                   =========


LIABILITIES AND STOCKHOLDERS' EQUITY
Current Liabilities:
     Accounts payable                 $   12,561   $  2,069                  $   14,630
     Accrued expenses and other            5,598      1,516                       7,114
                                      ----------   --------                  ----------
                                          18,159      3,585                      21,744
                                      ----------   --------                  ----------

Long-term debt                            54,000      5,200                      59,200

Deferred Credits and Other
  Non-Current Liabilities:
     Deferred income taxes                26,809         -      6,682 (a)        33,491
     Other                                   958         -                          958
                                      ----------   --------                  ----------
                                          27,767         -                       34,449

Stockholders' Equity:
     Common stock                          3,145        930      (597)(c)         3,478
     Paid-in capital                      38,597     20,097     4,400 (c)        63,094
     Retained earnings
        (accumulated deficit)             47,975     (2,629)    2,629 (c)        47,975
     Treasury stock                       (3,111)    (5,894)    5,894 (c)        (3,111)
                                      ----------   --------                  -----------
                                          86,606     12,504                     111,436
                                      ----------   --------                  ----------

Total Liabilities and
     Stockholders' Equity             $  186,532   $ 21,289                  $  226,829
                                      ==========   ========                  ==========




                                           Unaudited Pro Forma Statement of Income
                                            For the Six Months Ended June 30, 2000
                                            (In Thousands, Except Per Share Data)

                                                               Pro Forma
                                          Key      Columbus    Adjustments   Combined
Revenues:                               --------   ---------   -----------   ----------
Oil and gas sales                      $  40,868   $    6,071    $           $   46,939
Operating and management services            -            693     (693)(d)          -
Other                                        209           69      (69)(d)          209
                                       ---------   ----------                ----------
                                          41,077        6,833                    47,148
                                       ---------   ----------                ----------

Expenses:
Depreciation, depletion and
     amortization                         16,264        1,482    2,382 (e)       20,128
Lease operating                            5,714        1,022     (693)(d)        6,477
                                                                   434 (d)
Operating and management services            -            434     (434)(d)          -
Production and property taxes              1,244          585                     1,829
General and administrative                 1,421          877                     2,298
Litigation expense                           -            367                       367
Advisory fee                                 -            119                       119
Financial costs:
     Interest expense                      2,239          217                     2,456
     Capitalized interest                   (735)         -         (7)(f)         (742)
     Interest income                         (81)         -        (69)(d)         (150)
Exploration expense                          -          1,690   (1,690)(e)          -
                                       ---------   ----------                ----------
                                          26,066        6,793                    32,782
                                       ---------   ----------                ----------

Income Before Income Taxes                15,011           40                    14,366

Provision for Income Taxes                 5,554           14     (253)(g)        5,315
                                      ----------   ----------                ----------

Net Income                            $    9,457  $        26                $    9,051
                                      ==========  ===========                ==========

Basic Earnings Per Share              $      .81  $       .01                $      .69
                                      ==========  ===========                ==========

Diluted Earnings Per Share            $      .77  $       .01                $      .67
                                      ==========  ===========                ==========

Weighted Average Basic Shares             11,748        3,761   (2,428)(h)       13,081
                                      ==========  ===========                ==========

Weighted Average Diluted Shares           12,212        3,763   (2,430)(h)       13,545
                                      ==========  ===========                ==========



                                           Unaudited Pro Forma Statement of Income
                                        For the Twelve Months Ended December 31, 1999
                                            (In Thousands, Except Per Share Data)

                                                               Pro Forma
                                          Key      Columbus    Adjustments   Combined
Revenues:                               --------   ---------   -----------   ----------
Oil and gas sales                     $   55,798  $    10,014    $           $   65,812
Operating and management services            -          1,386   (1,386)(d)          -
Other                                        460          100     (100)(d)          460
                                      ----------     --------                ----------
                                          56,258       11,500                    66,272
                                      ----------     --------                ----------

Expenses:
Depreciation, depletion and
     amortization                         28,672        3,400    3,690 (e)       35,762
Lease operating                            8,951        1,903   (1,386)(d)       10,352
                                                                   884 (d)
Operating and management services            -            884     (884)(d)          -
Production and property taxes              2,623        1,029                     3,652
General and administrative                 2,550        1,336                     3,886
Litigation expense                           -            119                       119
Retirement and separation                    -            111                       111
Financial costs:
     Interest expense                      4,081          373                     4,454
     Capitalized interest                 (1,397)         -        (12)(f)       (1,409)
     Interest income                        (197)         -       (100)(d)         (297)
Impairments                                  -            973     (973)(e)          -
Exploration expense                          -          3,071   (3,071)(e)          -
Other                                        -             62                        62
                                      ----------     --------                ----------
                                          45,283       13,261                    56,692
                                      ----------     --------                ----------

Income (Loss) Before Income Taxes         10,975       (1,761)                    9,580

Provision (Benefit) for
     Income Taxes                          4,171         (546)      80 (g)        3,545
                                      ----------     --------                ----------

Net Income (Loss)                    $     6,804    $  (1,215)               $    6,035
                                     ===========    =========                ==========

Basic Earnings (Loss) Per Share      $       .59    $    (.31)               $      .47
                                     ===========    =========                ==========

Diluted Earnings (Loss) Per Share    $       .56    $    (.31)               $      .45
                                     ===========    =========                ==========

Weighted Average Basic Shares             11,537        3,898   (2,565)(h)       12,870
                                     ===========    =========                ==========

Weighted Average Diluted Shares           12,111        3,898   (2,565)(h)       13,444
                                     ===========    =========                ==========


Notes to unaudited pro forma combined financial information

Note 1 - Basis of Presentation

Key will account for the merger of Key and Columbus as a purchase of Columbus. In the merger, Key will issue 1,333,000 common shares to shareholders of Columbus. Columbus will become a wholly owned subsidiary of Key.

The accompanying pro forma condensed combined balance sheet includes pro forma adjustments to give effect to the acquisition of Columbus by Key as of June 30, 2000. The pro forma combined statements of income for the year ended December 31, 1999 and the six months ended June 30, 2000 include the historical revenue and expenses of Key and Columbus for those twelve and six month periods and adjustments for the pro forma effects of the acquisition as if the transaction had occurred at the beginning of the respective periods presented.

Key's fiscal year ends on December 31, while Columbus' ends on November 30. The unaudited pro forma income statements were prepared as if Columbus' results from operations for its fiscal year ended November 30, 1999 and six months ended May 31, 2000 were the same as they would have been for the twelve and six month periods ended December 31, 1999 and June 30, 2000, respectively. Similarly, the unaudited pro forma condensed combined balance sheet was prepared assuming that Columbus' historical balance sheet at May 31, 2000 was in effect on June 30, 2000.

Key's and Columbus' financial statements were prepared in accordance with generally accepted accounting principles and require Key and Columbus to make estimates that affect the reported amount of assets, liabilities, revenues and expenses. In the opinion of Key and Columbus, the unaudited pro forma combined financial statements include all the adjustments necessary to present fairly the results of the periods presented.

The accompanying pro forma statements do not include all information and notes required by generally accepted accounting principles for complete financial statements. However, except as disclosed herein, there has been no material change in the information disclosed in the notes to consolidated financial statements included in the Annual Report on Form 10-K of Columbus for the year ended November 30, 1999 and Key for the year ended December 31, 1999. In the opinion of management, all adjustments considered necessary for a fair presentation have been included.

Note 2 - Pro Forma Adjustments

The following adjustments have been made to the pro forma condensed combined balance sheet of Key and Columbus at June 30, 2000 and to the statements of income for the year and six months ended December 31, 1999 and June 30, 2000.

(a) This entry adjusts the historical book values of Columbus' assets and liabilities to their estimated fair values as of June 30, 2000. The calculation of the total purchase price and the preliminary allocation to assets and liabilities are shown below:




                                                                          (in $ thousands,
                                                                       except share price)
                                                                       -------------------
Calculation and preliminary allocation of purchase price:

Shares of Key common stock to be issued to Columbus stockholders             1,333
Average Key stock price                                                    $18.01
                                                                            ------
Fair value of Key common stock issued                                       24,005
         Plus fair value of Columbus employee stock options to be
                  assumed by Key                                               825
         Plus fair value of liabilities assumed by Key:
                  Current liabilities                                        3,585
                  Long-term debt                                             5,200
                  Deferred taxes                                             6,682
                                                                            -------
         Total purchase price                                               40,297
         Less fair value of non oil and gas assets to be acquired by Key:
                  Current assets                                             4,818
                  Non oil and gas properties                                   509
                                                                           -------

         Fair value allocated to oil and gas properties,
          including $1 million of undeveloped leasehold                      34,970
                                                                            =======


         The closing market price of Key common stock on the day of the merger announcement was $18.25. The cost of the acquisition reflects the average of that price and the closing prices of Key common stock for the two days preceding and following announcement, which average price was $18.01.

         The entry to record the purchase transaction provides a step-up for the SFAS 109 effect of the difference between the new book basis and historical carryover tax basis of Columbus' oil and gas assets.

(b) This adjustment removes deferred tax assets previously recorded on Columbus' historical balance sheet.

(c) These pro forma adjustments represent the allocation of the fair value of common stock issued by Key and eliminates any retained earnings or treasury shares of Columbus. Key will issue approximately 1.33 million shares of $0.25 par value common stock to accomplish the merger, or 0.355 share for each Columbus share outstanding. The pro forma combined stockholders' equity reflects the following:

                                                                  (in thousands)

Stockholders' equity of Key at June 30, 2000                            $ 86,606
Fair value of common stock issued in purchase                             24,005
Fair value of stock options assumed by Key                                   825
                                                                        --------
Pro forma stockholders' equity                                          $111,436

(d) Reclassifies operating and management services revenues and expenses, as well as certain other expenses, to conform with Key's method of presentation.

(e) Adjusts depreciation, depletion and amortization to account for the acquisition as if the acquisition had occurred at the beginning of the period presented in a manner consistent with the full cost method of accounting for oil and gas activities utilized by Key. These adjustments also eliminate historical amounts recorded by

Columbus under the successful efforts accounting method for exploration expense and asset impairments to conform to full cost accounting.

(f) Adjustment to capitalize interest on the pro forma amount of purchase price allocated to unproved properties.

(g) To account for the income tax effect of the pro forma adjustments, using the expected tax rate of the combined company. This 37% pro forma rate reflects a Federal statutory rate of 34% and effective state income tax rate of 3%.

(h) Adjusts the pro forma combined weighted average basic and diluted shares outstanding for the periods presented.


Note 3 - Cost Savings and Expenses of the Merger

Expected annual cost savings of $2 million have not been reflected as an adjustment to the historical data because it is prospective information pertaining to what may happen once the companies are combined. Likewise, estimated future costs associated with accomplishing the merger have not been factored into the pro forma presentation of historical financial results, nor have expenses recorded by Columbus related to its evaluation of strategic alternatives been eliminated.


Note 4 - Selected Pro Forma Supplemental Oil and Gas Information

The tables set forth below reflect unaudited pro forma disclosures about the combined company's oil and gas activities. The information was prepared from, and should be read in conjunction with, the related information in Key's 1999 Form 10-K and latest Form 10-Q and Columbus' 1999 Form 10-K and latest Form 10-Q that are incorporated by reference in this proxy statement/prospectus.

Production and average sales price information

For the twelve months ended December 31, 1999
                                                                                                 Oil        Gas
                                                                                               ------     ------
Production (oil in thousands of barrels; gas in million cubic feet)                             1,484     17,271
Average sales prices (per barrel of oil and per Mcf of gas)                                    $17.47    $ 2.21

For the six months ended June 30, 2000
                                                                                                 Oil        Gas
                                                                                               ------     ------
Production (oil in thousands of barrels; gas in million cubic feet)                               828     8,219
Average sales prices (per barrel of oil and per Mcf of gas)                                    $26.84    $ 2.90

Productive wells at December 31, 1999

                                  Oil                       Gas
                            -------------             ----------------
Area                        Gross     Net              Gross     Net
------------------          -----    ------           -----     -----
Mid-continent                 193      68.2              655     125.7
Gulf Coast                    217      32.6              322      40.6
Rocky Mountains               720      66.8              120       5.6
California                     --        --               27      22.6
                            -----     -----            -----     -----
                            1,130     167.6            1,124     194.5

Net undeveloped acres at December 31, 1999

California                        22,138
Colorado                             593
Louisiana                          3,058
Mississippi                       20,713
Montana                           10,389
New Mexico                           630
North Dakota                         277
Oklahoma                           9,611
Texas                             24,724
Utah                              13,216
Wyoming                           54,033
                                 -------
                                 159,382

Estimated quantities of proved oil and gas reserves

                                 Key        Columbus(1)          Combined
Oil (MBbls)                      9,220              866            10,086
Gas (MMcf)                      79,351           10,632            89,983
Equivalent (Bcfe)*               134.7             15.8             150.5

* One barrel of oil is the energy equivalent of six Mcf of natural gas

(1) Columbus' proved oil and gas reserves as estimated by its independent engineers were reported as 26.1 Bcfe in its annual report on Form 10-K for the year ended November 30, 2000. In August 2000, the reserve estimates were updated as of June 30, 2000 and proved reserves totaled 21.2 Bcfe, including 4 Bcfe and
2.5 Bcfe classified as proved developed non-producing and proved undeveloped, respectively. During the first seven months of Columbus' fiscal 2000, 2.3 Bcfe was produced and downward reserve adjustments totaled 3.6 Bcfe which were partially offset by a 1.0 Bcfe increase due to higher prices. These reserve adjustments were due to Columbus receiving information that other operators had determined not to develop certain locations, recent drilling activity and performance of wells, as well as an evaluation of certain technical data. The June 30, 2000 reserves consisted of 14.2 Bcf of gas and 1.16 million barrels of crude and condensate.

Undeveloped and non-producing proved reserves, by their nature, are less certain to be recovered than proved developed producing reserves. The estimates of proved reserves classified as undeveloped or non-producing include the assumption that significant capital expenditures will be made to develop the reserves. Although the estimates of proved developed non-producing and proved undeveloped reserves that were prepared for Columbus were conducted in accordance with industry standards, Key's management cannot at this time assure that the development of those reserves will occur. As such, and based on its assumptions and economic parameters, Key's engineers have estimated that Columbus' proved reserves on June 30, 2000, were 15.8 Bcfe, including 14.5 Bcfe of proved producing reserves.

             The Columbus Shareholder Meeting and Proxy Solicitation

Date, time and place            October __, 2000, at 9:00 a.m. (local time), at
                                the Wells Fargo Bank Building Forum Room, Main
                                Floor, 1740 Broadway, Denver, Colorado

Purpose To consider and vote upon a proposal to approve the merger agreement and the merger, and any other business that may be presented at the meeting. We know of no other matters to be brought before the meeting.

Record date                     Close of business on __________, 2000. Only
                                holders of record of Columbus common stock at the close of business on the record date will be entitled to notice of, and to vote at, the meeting.

Recommendation of the
board of directors              The Columbus board of directors believes that
                                the merger agreement and the merger are in the best interests of Columbus and its shareholders and recommends that the Columbus shareholders vote for approval of the merger agreement and the merger.

Shares held in street
name If you hold your Columbus shares in the name of a bank, broker or other nominee, you should follow the instructions provided by your bank, broker or nominee when voting your shares or when granting or revoking a proxy. Under the rules of the American Stock Exchange, brokers who hold shares in street name for customers have the authority to vote on certain "routine" proposals when they have not received instructions from beneficial owners. Under these rules, such brokers are precluded from exercising their voting discretion with respect to proposals for non-routine matters such as the merger agreement and the merger. Thus, absent specific instructions from you, your broker is not empowered to vote your shares with respect to the approval and adoption of the merger agreement and the merger (i.e., "broker non-votes"). A broker non-vote will have the same effect as a vote against the merger.

Quorum Presence, in person or by proxy, of shareholders holding a majority of the outstanding shares of common stock entitled to vote at the meeting. Abstentions and broker non-votes will be counted as shares present for purposes of determining the presence of a quorum at the meeting. If a quorum is not present at the meeting, Columbus expects to adjourn or postpone the meeting in order to solicit additional proxies.

Votes required                  Approval of the merger agreement and the merger
                                requires the affirmative vote of the holders of a majority of the outstanding shares of Columbus common stock.

                                Abstentions will have the same effect as votes against the merger agreement and the merger.

Shares outstanding              As of the record date, there were ______ shares
                                of Columbus common stock outstanding and entitled to vote and held by ____ holders of record.

Proxies A proxy card will be sent to each Columbus shareholder as of the record date. If you received a proxy card, you may grant a proxy to vote on the proposal to approve the merger agreement by marking your proxy card appropriately, executing it in the space provided and returning it to Columbus. If you hold your Columbus shares in the name of a bank, broker or other nominee, you should follow the instructions provided by your bank, broker or nominee when voting your shares. If you have timely submitted a properly executed proxy card, clearly indicated your vote and have not revoked your proxy, your shares will be voted as indicated. If you have timely submitted a properly executed proxy card and have not clearly indicated your vote, your shares will be voted FOR the proposal to approve the merger agreement and merger.

                                If any other matters are properly presented at the meeting for consideration, the persons named in the proxy card will have the discretion to vote on these matters in accordance with their best judgment.

Voting by holders of
common stock                    Each share of Columbus common stock is entitled
                                to one vote at the meeting.

Revocation                      You may revoke your proxy card at any time prior
                                to its exercise by:

                         o giving written notice of your revocation to the
                           secretary of Columbus;

                         o appearing and voting in person at the meeting; or

                         o properly completing and executing a later-dated
                           proxy and delivering it to the secretary of Columbus at or before the meeting.

                                Your presence without voting at the meeting will not automatically revoke your proxy and any revocation during the meeting will not affect votes previously taken.

Validity The inspectors of election will determine all questions as to the validity, form, eligibility(including time of receipt) and acceptance of proxy cards. Their determination will be final and binding. The board of directors of Columbus has the right to waive any irregularities or conditions as to the manner of voting. Columbus may accept your proxy by any form of communication permitted by Colorado law so long as Columbus is reasonably assured that the communication is authorized by you.

Solicitation of
proxies The accompanying proxy is being solicited on behalf of the board of directors of Columbus. The expenses of preparing, printing and mailing the proxy and the materials used in the solicitation will be shared by Columbus and Key. Proxies may be solicited by personal interview, telephone and telegram by directors, officers and employees of Columbus, who will not receive additional compensation for performing that service. Arrangements also may be made with brokerage houses and other custodians, nominees and fiduciaries for the forwarding of solicitation materials to the beneficial owners of Columbus shares held by such persons and Columbus will reimburse them for reasonable expenses they incur.

Auditors PricewaterhouseCoopers LLP serves as the independent public accountants of Columbus. Representatives of PricewaterhouseCoopers LLP plan to attend the shareholders meeting and will be available to make a statement at the meeting if they so desire, although it is not expected that any statement will be made.

                                   The Merger

    This section of the proxy statement/prospectus describes the proposed merger. While we believe that the description covers the material terms of the merger and the related transactions, it may not contain all of the information that is important to you. In addition, we incorporate important business and financial information about Key and Columbus into this proxy statement/prospectus by reference. You may obtain the information incorporated by reference into this proxy statement/ prospectus without charge by following the instructions in the section entitled "Where You Can Find More Information" on page __.

Background of the merger

         The management and board of Columbus regularly review Columbus' position in light of the changing competitive environment of the oil and gas industry with the objective of determining what alternatives are available to enhance shareholder value. In recent years the management of Columbus has considered a range of options to improve Columbus' competitive position, including acquisitions, divestitures, joint ventures and other strategic alliances.

         During the fall of 1999, the board of directors of Columbus began considering steps to maximize shareholder value in Columbus. The Columbus Board did not believe that Columbus had sufficient liquidity for its shareholders and that a continuing decline in oil prices had depressed the oil and gas industry causing the board of directors to believe that Columbus might be willing to consider a strategic combination.

         On February 17, 2000, Columbus' board engaged AA Corporate Finance, as its financial advisor, to assist Columbus with exploring strategic alternatives to maximize shareholder value, which included consideration of a sale or merger of Columbus. Shortly thereafter, Columbus publicly announced its engagement of AA Corporate Finance.

         The board of directors of Columbus with the assistance of AA Corporate Finance conducted a financial review of Columbus and proceeded to identify companies that might be interested in a strategic transaction with Columbus. In early April 2000, Columbus contacted over 100 companies to solicit their interest in a possible combination with Columbus. Columbus informed each potential acquirer that if it were interested in seeking to acquire Columbus it must sign a confidentiality agreement, following which they would receive a confidential information memorandum regarding Columbus and its reserves, production and other assets. They were also advised that if they were interested in pursuing a transaction with Columbus after reviewing the confidential information that they should submit a preliminary proposal by May 1, 2000. The potential acquirers were advised that it was Columbus' strong preference that any proposed transaction be structured so as to be tax-free to Columbus shareholders. Over 30 companies, including Key, submitted preliminary offers to merge with or to purchase the outstanding stock of Columbus.

         After reviewing the preliminary proposals with the assistance of AA Corporate Finance, a limited number of those companies (including Key) were invited to review more detailed data about Columbus and to meet with representatives of Columbus management, AA Corporate Finance, and Columbus' outside independent engineers and geologic consultants. The interested acquirers were advised that they were to submit formal offers by June 21, 2000.

         Based on Key's review of this data, Key's engineers prepared an assessment of Columbus' proved reserve quantities and values under a variety of pricing scenarios and at various effective dates and on June 21, 2000, Key submitted to Columbus its proposal for an initial exchange ratio of 0.346 shares of Key common stock for each share of Columbus common stock, subject to customary conditions, approvals and due diligence investigation.

         On June 26, 2000, Columbus' board held a special meeting at which AA Corporate Finance made a detailed presentation as to the status of the merger/sale process and the proposals that were received by Columbus. Columbus' board reviewed and discussed in detail each of the proposals received by Columbus. After AA Corporate Finance's presentation and the board's review, the board requested AA Corporate Finance to present to each potential candidate the investment considerations concerning an investment in Columbus as described in the confidential information memorandum that would support an increase in the consideration they were offering.

         During Key's due diligence investigations prior to and following its initial proposal, there were a number of informal discussions between senior officers of Key and Columbus and among Key's engineers and Columbus' independent engineers regarding technical data pertaining to Columbus' proved reserves. On July 5, representatives from Columbus met with members of Key's management to discuss Key's initial proposal and technical differences in the evaluations by the parties of Columbus' oil and gas reserves. Present at that meeting from Columbus were Harry A. Trueblood, Jr., President, Chairman of the Board and CEO, Clarence H. Brown, Executive Vice President and COO, and J. Samuel Butler, a member of Columbus' board of directors. Representatives from Key included Monroe
R. Robertson, Key's president and COO, Joseph Albi, Key's vice-president of engineering, Paul Korus, Key's vice-president and CFO, and Gary Abbott, one of Key's petroleum engineers.

        On July 7, 2000, the Columbus Board held a special meeting to review the ongoing discussions with the proposed acquirors. AA Corporate Finance reported to the Columbus board that one of the companies had increased its exchange ratio and that Key would consider increasing its offer as soon as it completed further due diligence concerning Columbus reserve information, which could not be done until the early part of the following week. During this meeting, AA Corporate Finance again reviewed the procedures which had been followed to obtain interest of potential acquirers, the number of companies contacted, and the proposals received by Columbus from companies who had participated. The board believed that each of the proposing companies were candidates whose equity securities would be acceptable to Columbus shareholders. The board noted that after the increase in the price by one bidder, the valuations placed on Columbus by the bidders were close in amount even though they had been arrived at independently. At this point AA Corporate Finance was excused from the meeting while the board considered the advantages and disadvantages associated with each proposal it had received and each proposing company. After lengthy discussion of each of the proposals and the attributes of each proposing company, the board concluded that the proposal by Key was superior. After further discussion, the board directed Columbus' senior management to begin to negotiate definitive terms of a formal merger agreement with Key.

         Senior management of Columbus, led by Michael Logan, vice president of corporate development and marketing, conducted negotiations with Key's negotiating team, led by Stephen Bell, vice president of land and business development. Mr. Logan regularly reported to Columbus' Executive Committee to discuss the status of negotiations and continually sought input on the detailed structure of the transaction. Columbus' legal counsel regularly provided Columbus with its comments concerning the structure of the transaction and the proposed terms of the merger agreement.

         Mr. Bell also reported regularly on the progress of the negotiations to Key's chairman of the board and CEO, F.H. Merelli and Mr. Robertson. During the negotiations, discussions also continued between Joseph Albi, Michael Logan and Columbus' independent engineers.

         Upon further detailed review by Key engineers of the technical data pertaining to some of the wells operated by Columbus, on July 14, Key revised the terms of its merger proposal to include an exchange ratio of 0.355 shares of Key common stock for each Columbus share.

         On July 17, Holme Roberts & Owen LLP, counsel for Key, delivered an initial draft of the merger agreement to Columbus and its counsel, Sherman & Howard L.L.C.

         Negotiations continued throughout the rest of July and most of August among Columbus' and Key's executives and counsel to reach agreement on the terms of the definitive merger agreement. The issues discussed in these negotiations included:

         -     indemnification of the officers and directors of Columbus;
         -     the payment of severance to employees of Columbus;
         -     the treatment of stock options issued by Columbus; and
         - appropriate provisions and fees for termination of the merger agreement.

         On August 15, 2000, AA Corporate Finance was retained by Columbus for the purpose of rendering a fairness opinion to the Columbus board. AA Corporate Finance then began its analysis of Columbus and Key in connection with rendering a fairness opinion.

         On August 28, 2000, the Columbus board of directors held a special meeting to discuss the final terms of the proposed merger with Key. Prior to the meeting, each board member received a draft of the proposed merger agreement. At the meeting, Columbus' management and legal and financial advisors reviewed with the board:

         -     the principal terms of the merger agreement;
         -     the potential benefits and risks of the transaction with Key;
         - the strategic rationale for and financial analysis relating to the proposed merger;
         - a presentation by AA Corporate Finance of the procedures that had been followed to obtain interest of potential acquirers, the number of companies contacted, and the proposals received from the companies who participated; and
         - an updated report on Columbus' due diligence investigations of Key.

         There was also a discussion led by Mr. Trueblood of the strategic plans of Columbus and the impact that the proposed combination would have on these plans.

         In addition, at this meeting, AA Corporate Finance rendered to the Columbus board of directors its fairness opinion to the effect that, as of the date of the opinion and based on and subject to the matters described in the opinion, the exchange ratio pursuant to the merger agreement was fair, from a financial point of view, to the shareholders of Columbus. Following lengthy discussion, the Columbus board unanimously:

         - determined that the merger agreement and the merger are in the best interests of Columbus and its shareholders;

         -     approved the merger agreement and the merger;

         - recommended that the shareholders of Columbus adopt the merger agreement; and

         - directed that the merger agreement be submitted for consideration by Columbus' shareholders at a special meeting.

         The Key board also met on August 28 to discuss and approve the proposed merger agreement.

         The merger agreement was executed by both companies on the evening of August 28, 2000 and thereafter Columbus and Key issued a joint press release announcing the execution of the merger agreement before the beginning of the trading day on August 29, 2000.

Reasons for the merger

         Key and Columbus believe that the merger will enable the combined company, with its larger and more diversified asset base and greater financial flexibility, to more effectively compete and to achieve certain other strategic objectives.

         - Key and Columbus believe the merger will enhance the combined company's financial resources and ability to compete for new growth opportunities. The oil and gas business is capital intensive, often requiring substantial expenditures to gain access to mineral rights, acquire geological and geophysical data and drill new wells that add proved reserves and production. Key and Columbus believe the merger will enhance the combined company's borrowing capacity, increase its cash flow and improve its access to other capital markets which will enable the combined company to increase its investments in new exploration and development projects or acquisitions of producing properties over those that either company could have made separately.

         - Key and Columbus believe the merger will diversify the combined company's asset base. The oil and gas exploration business is very competitive and inherently risky. Key has long sought to establish a position in south Texas, a prolific gas producing area. Columbus' acreage in this region provides Key with a base of production and new drilling opportunities from which it can potentially expand. Key and Columbus believe Columbus shareholders should benefit from Key's growth opportunities in the Anadarko Basin of western Oklahoma, the Mississippi Salt Basin of southern Louisiana, the Sacramento Basin of northern California and the Rocky Mountain region. Greater diversification of the combined company's assets and growth opportunities may also result in less reliance on any individual project for future financial performance.

         - Key and Columbus believe the merger creates the opportunity for meaningful cost-saving opportunities. They expect that the merger will result in management and administrative efficiencies, primarily from eliminating duplicate functions and associated costs. Key expects that the merger will result in approximately $2 million of annual cost savings, which will initially be offset by costs related to the merger.

Information and factors considered by the Columbus board; Columbus' reasons for the merger; Recommendation of the Columbus board.

     Factors considered by the Columbus board. In reaching their decisions to approve the merger agreement and the merger and to recommend adoption of the merger agreement by Columbus shareholders, the Columbus board consulted with Columbus' management and legal and financial advisors and independently considered the proposed merger agreement and the transactions contemplated by the merger agreement. In unanimously approving the merger agreement and the merger, the Columbus board of directors considered a number of factors including the following:

         - current industry, market and economic conditions, including the ongoing consolidation in the oil and gas industry;

         - the recent lack of interest by investors in oil and gas companies with market capitalization similar to Columbus;

         - large fluctuations in crude oil and natural gas prices in recent years resulting in poor returns on invested capital;

         - the market price of Columbus common stock over the last several years;

         - the board's belief that Columbus would be unable to raise capital in the future without diluting current shareholders;

         - the interest of Columbus' management in the merger as described in "Interests of Certain Executive Officers and Directors in the Merger" on page _______.

     Columbus' reasons for the merger. The decision of the Columbus board to approve the merger agreement and recommend its adoption by Columbus' shareholders was based upon various factors including those mentioned in "--Background of the Merger" on page _____, the factors described above and the following:

         o the judgment, advice, and analysis of senior management of Columbus including, in addition to its favorable recommendation of the merger;

         o that the merger should provide the potential for improved trading liquidity to Columbus' shareholders;

         o the terms of the merger agreement, including the termination provisions, closing conditions and the ability of Columbus under certain conditions to consider unsolicited alternative business combination proposals. See "The Merger Agreement" on page ___, "--Conditions to the Merger" on page___, "--Other Acquisition Proposals" on page ___ and "--Termination" on page ___;

         o the process by which senior management with the assistance of AA Corporate Finance conducted the merger/sale of Columbus. Columbus believes that the search for a suitable acquirer was conducted in a manner that identified the potential acquirers with the financial ability to consummate the acquisition, permitted such potential acquirers sufficient time to conduct due diligence reviews of Columbus and submit offers to Columbus, and resulted in an increase in the merger consideration offered to Columbus. See "--Background" and "Fairness Opinion of Columbus' Financial Advisor;"

         o the fairness opinion of AA Corporate Finance described below, to the effect that as of the date of such opinion and based upon and subject to certain matters stated therein, the exchange ratio pursuant to the merger agreement was fair from a financial point of view to the shareholders of Columbus. See "--Fairness Opinion of Columbus' Financial Advisor" on page ___;

        o the market price of Key common stock over the last several years and the potential for an increase in the market price in the future;

         o that the merger will be accomplished on a tax-free basis to the shareholders for United States federal income tax purposes, except for cash received by Columbus shareholders in lieu of fractional shares; and

        o       the likelihood that the merger will be completed.

         In reaching its decision to approve the merger and to recommend the merger to the Columbus shareholders, the Columbus board did not view any single factor determinative and did not find it necessary or practicable to assign any relative or specific weights to the various factors considered. Furthermore, individual directors may have given differing weights to different factors.

         The Columbus board did not specifically adopt AA Corporate Finance's fairness opinion, but it did rely upon it in reaching its conclusion that the merger agreement and the merger are in the best interests of Columbus and its shareholders and considered it an important factor in determining whether to approve the merger agreement.

         The Columbus board also identified and considered a number of negative factors in its deliberations concerning the merger, including:

         o the benefits of Columbus' long-term prospects will be shared by former shareholders of Columbus and Key, rather than solely by Columbus' existing shareholders;

        o the difficulty in managing operations in the different geographic locations in which Columbus and Key operate; and

        o the risk that the benefits of the merger might not be fully realized.

         However, the Columbus board determined that the detriments were inherent in proceeding with the merger and were outweighed by the potential benefits of the merger described above.

         Recommendation of the Columbus Board. The Columbus board unanimously recommends that the shareholders of Columbus vote FOR adoption of the merger agreement.

Fairness Opinion of Columbus' Financial Advisor

         AA Corporate Finance was retained by Columbus to render a fairness opinion to the board of directors of Columbus as to the fairness of the exchange ratio pursuant to the merger agreement from a financial point of view to the shareholders of Columbus. AA Corporate Finance served as Columbus' financial advisor regarding the sale to Key. AA Corporate Finance is internationally recognized and is regularly engaged in the valuation of businesses and securities in connection with mergers and acquisitions, restructurings, private placements of debt and equity and valuations for corporate and other purposes. At a meeting of the Columbus board of directors held on August 28, 2000 to consider the proposed merger, AA Corporate Finance rendered to the Columbus board an oral and written fairness opinion to the effect that, as of August 28, 2000 and based upon and subject to certain matters stated therein, the exchange ratio pursuant to the merger agreement was fair from a financial point of view to the shareholders of Columbus.

         The full text of AA Corporate Finance's written fairness opinion dated August 28, 2000 to the board of directors of Columbus, which sets forth the procedures followed, assumptions made, matters considered and limitations on the review undertaken, is attached as Annex B. Holders of Columbus common stock are urged to read carefully this opinion in its entirety. AA Corporate Finance's fairness opinion is addressed to the board of directors of Columbus and relates only to the fairness of the exchange ratio pursuant to the merger agreement from a financial point of view, does not address any other aspect of the proposed merger or any related transaction and does not constitute a recommendation to any shareholder with respect to any matters relating to the merger. The summary of the fairness opinion of AA Corporate Finance set forth in this proxy statement/prospectus is qualified in its entirety by reference to the full text of the opinion.

         In arriving at its opinion, AA Corporate Finance reviewed the merger agreement and certain publicly available business and financial information relating to Columbus and Key. AA Corporate Finance also reviewed certain other information, including financial forecasts and reserve reports, provided to AA Corporate Finance by Columbus and Key, and met with the managements of Columbus and Key to discuss the businesses and prospects of Columbus and Key. AA Corporate Finance also considered certain financial and stock market data of Columbus and Key and compared this data with similar data for other publicly held companies in businesses similar to Columbus and Key and considered, to the extent publicly available, the financial terms and related stock market data of certain other business combinations and other transactions recently effected. AA Corporate Finance compared the estimated net asset values of Columbus and Key based on estimated values of certain relevant assets and liabilities, and considered Columbus and Key on a pro forma, combined basis in order to estimate accretion or dilution to earnings and cash flow per share, and the effects of cost savings and synergies. AA Corporate Finance compared the relative contribution of certain operational and financial factors of Columbus and Key to a combined entity. AA Corporate Finance also considered such other information, financial studies, analyses and investigations and financial, economic and market criteria that AA Corporate Finance deemed relevant.

         In connection with its review, AA Corporate Finance did not assume any responsibility for independent verification of any of the information provided to or otherwise reviewed by AA Corporate Finance and relied on such information being complete and accurate in all material respects. With respect to financial forecasts, AA Corporate Finance assumed that such forecasts were reasonably prepared by management of Columbus and Key on bases reflecting the best currently available estimates and judgments of the management of Columbus and Key as to the future financial performance of Columbus and Key and the strategic benefits anticipated to result from the merger. AA Corporate Finance assumed that the reserve reports, prepared by Key and Columbus' independent engineers, were reasonably prepared on bases reflecting the best currently available estimates and judgments of the preparers of such reports as to the oil and gas reserves of Columbus and Key. In addition, AA Corporate Finance was not requested to make and did not make an independent evaluation or appraisal of the assets or liabilities (contingent or otherwise) of Columbus or Key, nor was AA Corporate Finance furnished with any such evaluations or appraisals. AA Corporate Finance's fairness opinion was necessarily based upon information available to, and financial, economic, market and other conditions as they existed and could be evaluated by, AA Corporate Finance on the date of its opinion. AA Corporate Finance did not express any opinion as to the actual value of the Key common stock when issued pursuant to the merger or the prices at which the Key common stock will trade subsequent to the merger. Although AA Corporate Finance evaluated the exchange ratio from a financial point of view, AA Corporate Finance was not requested to, and did not, recommend the specific consideration payable in the merger. The exchange ratio was determined through negotiation between Columbus and Key. AA Corporate Finance did not provide any tax or accounting advice to Columbus or its shareholders. No other limitations were imposed on AA Corporate Finance with respect to the investigations made or procedures followed by AA Corporate Finance in rendering its opinion.

         In preparing its fairness opinion to the board of directors of Columbus, AA Corporate Finance performed a variety of financial and comparative analyses, including those described below. The summary of AA Corporate Finance's analyses set forth below does not purport to be a complete description of the analyses underlying AA Corporate Finance's fairness opinion. The preparation of a fairness opinion is a complex analytic process involving various determinations as to the most appropriate and relevant methods of financial analyses and the application of those methods to the particular circumstances and, therefore, such an opinion is not readily susceptible to summary description. In arriving at its fairness opinion, AA Corporate Finance made qualitative judgments as to the significance and relevance of each analysis and factor considered by it. Accordingly, AA Corporate Finance believes that its analyses must be considered as a whole and that selecting portions of its analyses and factors, without considering all analyses and factors, could create a misleading or incomplete view of the processes underlying such analyses and its opinion. In its analyses, AA Corporate Finance made numerous assumptions with respect to Columbus, Key, industry performance, regulatory, general business, economic, market and financial conditions and other matters, many of which are beyond the control of Columbus and Key. No company, transaction or business used in such analyses as a comparison is identical to Columbus or Key or the combined company, nor is an evaluation of the results of such analyses entirely mathematical; rather such analyses involve complex considerations and judgments concerning financial and operating characteristics and other factors that could affect the acquisition, public trading or other values of the companies, business segments or transactions being analyzed. The estimates contained in such analyses and the ranges of valuations resulting from any particular analysis are not necessarily indicative of actual values or predictive of future results or values, which may be significantly more or less favorable than those suggested by such analyses. In addition, analyses relating to the value of businesses or securities do not purport to be appraisals or to reflect the prices at which businesses or securities actually may be sold. Accordingly, such analyses and estimates are inherently subject to substantial uncertainty. AA Corporate Finance's fairness opinion and financial analyses were only two of many factors considered by the board of directors of Columbus in its evaluation of the proposed merger and should not be viewed as determinative of the views of the board of directors or management of Columbus with respect to the merger or the exchange ratio.

         The following is a summary of the material analyses performed by AA Corporate Finance in connection with its fairness opinion dated August 28, 2000.

         Comparable Transactions Analysis - AA Corporate Finance reviewed certain information from John S. Herold, Inc.'s Herold M&A Transaction Review - Upstream Analysis on 41 transactions involving Onshore Texas Gulf Coast and Rocky Mountain exploration and production assets which were announced from January 1, 1999 to August 25, 2000. As of June 30, 2000, Columbus had approximately 70% of its proved reserves in the Onshore Texas Gulf Coast region, and 30% in the Rocky Mountain region. For each transaction, AA Corporate Finance reviewed a reserve transaction value multiple based on proved oil and gas reserves. The following summary table presents the weighted average reserve transaction value multiples:

                                                       $/Mcfe
                                                       -------       Implied
                                       Gulf Coast -       Rocky       Value
                                       Onshore           Mountains   ($/Mcfe)
                                       ------------      ---------   --------
Weighted Avg. (1/1/99-8/25/00)        $0.95             $0.69
Columbus' Total Proved Reserves        70.0%             30.0%
                                      $0.67             $0.21        $0.88

         The implied value of $0.88 total proved Mcfe based on comparable transactions compares to an implied value of $1.16 total proved Mcfe based on the merger agreement exchange ratio of 0.355x of the Key closing stock price on August 25, 2000, and Columbus' SEC Case un-risked total proved reserves as of June 30, 2000.


         The SEC Case is the pre-tax present value of future net cash flows from proved reserves, discounted at 10% per year. Oil, gas and NGL prices used to calculate future revenues are based on June 30, 2000 prices held constant, except where fixed and determinable price changes are provided by contractual arrangements. Future development and production costs are also based on year-end costs and assume the continuation of existing economic conditions.

         However, because the market conditions, rationale and circumstances surrounding each of the transactions analyzed were specific to each transaction and because of the inherent differences between the businesses, operations and prospects of Columbus and Key and the companies involved in the comparable transactions analyzed, AA Corporate Finance believed that it was not appropriate to, and therefore did not, rely solely on the quantitative results of the analysis, and accordingly, also made qualitative judgements concerning differences between the financial and operating characteristics of the assets of Columbus and Key and the comparable transaction companies that would affect the equity values of Columbus and Key.

Contribution Analysis - AA Corporate Finance analyzed the relative production, revenue, EBITDAX, discretionary cash flow, and net income contributions (adjusted for non-recurring items) of Columbus and Key to the combined company based on historical and projected financial and operational data for the years 1999 to 2001 as provided by the companies, assuming no cost savings or synergies. EBITDAX consists of earnings before interest, taxes, depreciation, amortization, exploration costs and non-recurring items. The contribution analysis yielded an implied exchange ratio of 0.157x to 0.593x.

Pro Forma Merger Consequences Analysis - AA Corporate Finance evaluated the potential pro forma effect of the merger on the combined company's estimated 2000 and 2001 earnings per share and cash flow per share based upon financial forecasts provided by Columbus' and Key's management and after giving effect to certain cost savings and synergies estimates of management. The conclusion of the analysis indicated that the proposed merger would be dilutive to Key's per share earnings and accretive to per share discretionary cash flow for 2001, assuming that the merger is accounted for as a purchase under generally accepted accounting principles. The actual results achieved by the combined company may vary from projected results and the variations may be material.

Net Asset Value (NAV) Analysis - AA Corporate Finance estimated the present value of the future before-tax cash flows that Columbus could be expected to generate from its proved reserves, under four oil and gas price scenarios (Case I, Case II, Case III and Case IV, the Pricing Scenarios), as of June 30, 2000 based on reserve, production and production cost estimates and a range of discount rates, all as provided by Columbus management and Columbus' independent engineers, Reed W. Ferrill and Associates, Inc., and as discussed with Key management. AA Corporate Finance added to such estimated values for proved reserves assessments of the value of certain other assets, liabilities, and sources of value of Columbus, including undeveloped acreage, operating and management services cash flow, cash and outstanding debt. These assessments were made by AA Corporate Finance based on information provided by Columbus' management and on various industry benchmarks and assumptions provided by Columbus' management and discussed with Key's management.

         AA Corporate Finance evaluated the present value of the future before-tax cash flows that Key could be expected to generate from proved reserves, under the Pricing Scenarios, as of June 30, 2000 based on reserve, production and production cost estimates and a range of discount rates, all as provided by Key management and as discussed with Columbus' management. This evaluation was net of values for assets and liabilities for undeveloped acreage, other long-term assets and liabilities, working capital and outstanding debt, all as provided by the companies and taking into consideration various industry benchmarks and assumptions provided by Key management and discussed with Columbus' management.

         Case I oil and gas prices were based on the Nineteenth Annual Society of Petroleum Evaluation Engineers ("SPEE") Survey of Economic Parameters Used in Property Evaluation dated June 2000. Adjustments were made by Key and Columbus' independent engineers to the oil and gas price forecasts to reflect location and quality differences.

         Case II oil and gas price forecasts in the Pricing Scenarios were based on NYMEX WTI oil and Henry Hub gas prices as of August 15, 2000. Adjustments were made by Key and Columbus' independent engineers to the oil and gas price forecasts to reflect location and quality differentials. Beginning in 2004, the WTI oil and Henry Hub gas prices for the year 2004 were assumed to escalate at 3% per year over the NYMEX WTI and Henry Hub oil and gas prices for the prior year.

         Case III oil and gas price forecasts in the Pricing Scenarios were based on the Third Quarter, 2000 Randall & Dewey, Inc. Acquisitions Review Industry Group price survey. Adjustments were made by Key and Columbus' independent engineers to the oil and gas price forecasts to reflect location and quality differences.

         Case IV oil and gas price forecasts in the Pricing Scenarios were based on the July 2000 Madison Energy Advisors, Inc. Quarterly Pricing Poll. Adjustments were made by Key and Columbus' independent engineers to the oil and gas price forecasts to reflect location and quality differences.

              The NAV analysis resulted in implied exchange ratio range of 0.338x to 0.514x.

Premiums Paid Analysis - AA Corporate Finance calculated the implied premium (or discount) being paid in the merger based on the exchange ratio of 0.355x Key common shares for each Columbus common share, the August 25, 2000 closing price of Key common shares and the price of Columbus common shares on certain dates. AA Corporate Finance compared these results to 14 other selected mergers and acquisitions in the oil and gas industry since 1995 involving publicly traded target companies. Premiums (or discounts) paid were calculated using the per share value of the consideration paid by the acquirer to the shareholders of the target companies (closing price as of the day prior to the announcement date if a stock for stock exchange.) The following table presents the premium (or discount) paid in the selected transactions as compared to the merger:

                                                Prior to Announcement
                                                                                   52-Week
                            1 Day   7 days   30 Days   60 Days     90 Days   1-Year  High
--------------------------------------------------------------------------------------------
Key Production/Columbus    (4.9%)   (2.1%)  (1.2%)     (8.3%)        9.6%    7.3%  (11.6%)

Selected Transactions
Average                    14.8%    17.8%   23.5%      25.4%        32.8%   20.9%  (14.7%)
High                       38.1%    41.3%   63.0%      83.0%        95.2%   91.3%   24.1%
Low                        (9.5%)   (9.5%)  (3.2%)    (37.3%)      (51.1%) (79.9%) (80.5%)

The average premium (or discount) paid in the selected transactions was applied to the respective historical stock prices of Columbus and resulted in an implied exchange ratio of 0.343x to 0.486x.

Stock Price Ratio History Analysis - AA Corporate Finance reviewed the daily historical closing prices of the common stock of Columbus and Key for the period from August 28, 1999 to August 25, 2000. AA Corporate Finance analyzed the ratio of the August 25, 2000 closing share price for Columbus to the corresponding closing share price of Key. In addition, AA Corporate Finance reviewed the ratio of average closing share prices for Columbus and Key for periods 7-days, 30-days, 60-days and 90-days prior to August 28, 2000. AA Corporate Finance also reviewed the ratio of Columbus' and Key's 52-week high common share price prior to August 28, 2000.

                                                       (KP:EGY)
                                                  Implied Historical
                                                  Exchange Ratio
1 Day Prior to August 28, 2000                       0.373x

Average Stock Price Ratio

7 Days Prior to August 28, 2000                      0.366x
30 Days Prior to August 28, 2000                     0.396x
60 Days Prior to August 28, 2000                     0.400x
90 Days Prior to August 28, 2000                     0.405x

Ratio of Stock Price 52-Week High                    0.365x

The stock price ratio history analysis implied an exchange ratio range of 0.365x to 0.405x.

Comparable Company Trading Analysis - With respect to Columbus, AA Corporate Finance reviewed the public stock market trading multiples for selected comparable exploration and production companies. Using publicly available information, AA Corporate Finance calculated and analyzed the common equity market value multiples of certain historical and projected financial results (such as net income and discretionary cash flow, adjusted for non-recurring items) and the adjusted enterprise value multiples of certain historical and projected financial results (such as EBITDA (as defined below) and quantity of proved oil and gas reserves). EBITDA consists of earnings before interest, taxes, depreciation and amortization. The adjusted enterprise value of each company was obtained by adding long-term debt to the sum of the market value of its common equity, the value of its preferred stock (market value if publicly traded, conversion value, liquidation value, or book value if not) and the book value of any minority interests minus the cash balance.

         With respect to Key, AA Corporate Finance reviewed the public stock market trading multiples for selected exploration and production companies. Using publicly available information, AA Corporate Finance calculated and analyzed the common equity market value multiples of certain historical and projected financial results (such as net income and discretionary cash flow, adjusted for non-recurring items) and the adjusted enterprise value multiples of certain historical and projected financial results (such as EBITDA and quantity of proved oil and gas reserves). The adjusted enterprise value of each company was obtained by adding long-term debt to the sum of the market value of its common equity, the value of its preferred stock (market value if publicly traded, conversion value, liquidation value, or book value if not) and the book value of any minority interests minus the cash balance.

         Because of the inherent differences between the businesses, operations and prospects of Columbus and Key and the businesses, operations and prospects of the companies included in the comparable company groups, AA Corporate Finance believed that it was inappropriate to, and therefore did not, rely solely on the quantitative results of the analysis, and accordingly, also made qualitative judgements concerning differences between the financial and operating characteristics of Columbus and Key and companies in the comparable company groups that would affect the public trading values of Columbus and Key and such comparable companies.

         Miscellaneous - Pursuant to the terms of AA Corporate Finance's engagement, AA Corporate Finance received a fee for its services in connection with the delivery of its fairness opinion. Columbus also has agreed to reimburse AA Corporate Finance for reasonable out-of-pocket expenses incurred by AA Corporate Finance in performing its services, including reasonable fees and expenses for legal counsel and any other advisor retained by AA Corporate Finance, and to indemnify AA Corporate Finance and certain related persons and entities against certain liabilities under the federal securities laws arising out of AA Corporate Finance's engagement. AA Corporate Finance is continuing to provide financial advisory services to Columbus with respect to the merger and received a fee for its services.

                              The Merger Agreement

         This section describes various material provisions of the merger agreement. Because the description of the merger agreement contained in this proxy statement/prospectus is a summary, it does not contain all the information that may be important to you. You should read carefully the entire agreement and plan of merger attached as Annex A to this proxy statement/prospectus before you decide how to vote.

General

         As of the effective time of the merger, two things will happen:

    - First, Key Acquisition Two, Inc., a newly formed Colorado corporation, wholly owned by Key, will be merged into Columbus. Columbus will continue as the surviving corporation and will become a wholly owned subsidiary of Key.

    - Second, the outstanding shares of Columbus common stock will be converted into shares of Key common stock, based on the exchange ratio.

         The articles of incorporation of Columbus will be the articles of incorporation of the surviving corporation. The directors and officers of Key Acquisition Two, Inc. will be the directors and officers of the surviving corporation.

Closing of the merger; effective time of the merger

         Closing of the merger. Unless Key and Columbus agree otherwise, the merger will close as soon as practicable (but in any event within two business days) after the date on which all closing conditions have been satisfied or waived. We expect the closing to take place after the shareholders of Columbus approve the merger at its special meeting of shareholders.

         Effective time of the merger. At the closing of the merger, Key and Columbus will file articles of merger with the Colorado Secretary of State. Unless Key and Columbus agree otherwise, the merger will become effective at the time the certificate is filed.

Consideration to be received in the merger

         In the merger, without any action on the part of the Columbus shareholders, the issued and outstanding shares of Columbus capital stock will be treated as follows:

     o   each outstanding share of Columbus common stock will be converted into
         0.355 shares of Key common stock;

     o each share of Columbus common stock owned or held by Key or Columbus or their wholly owned subsidiaries, including treasury stock, will be canceled and retired;

     o each option to purchase shares of Columbus Common Stock that is outstanding immediately prior to the closing shall be converted into a fully vested option to purchase 0.355 shares of Key common stock for each Columbus share covered by the option. The converted options will be on the same terms, except that they will be exercisable for only 12 months after closing and any Columbus options that are incentive stock options may cease being incentive stock options as a result of the conversion. Key will use its best efforts to cause the exercise of the options to be registered on Form S-8 prior to the time that the exercise price of the options is less than the market price of the stock covered by the options.

Exchange of shares; fractional shares

         Exchange agent. Prior to the merger, Key will appoint Continental Stock Transfer & Trust Company of New York to exchange the certificates representing shares of Columbus common stock for certificates representing shares of Key common stock and the cash to be paid in lieu of fractional shares of Key common stock. Key will deposit, for the benefit of holders of Columbus common stock, certificates representing Key common stock with the exchange agent for conversion of shares as described below.

         Exchange Agent; Exchange of shares. Promptly after the merger, the exchange agent will mail to each holder of certificates representing Columbus common stock a transmittal letter and instructions explaining how to surrender their certificates to the exchange agent.

         Columbus shareholders who surrender their stock certificates to the exchange agent, together with a properly completed and signed transmittal letter and any other documents required by the instructions to the transmittal letter, will receive Key common stock certificates representing the number of shares that each holder is entitled to in accordance with the exchange ratio, with a check representing the amount of cash being paid in lieu of fractional shares of Key common stock. Holders of unexchanged Columbus stock certificates will not receive any dividends or other distributions made by Key after the merger until their stock certificates are surrendered. Upon surrender, subject to applicable laws, those holders will receive all dividends and distributions made subsequent to the merger (with a record date also subsequent to the merger) and prior to surrender on the related shares of Key common stock, less the amount of any withholding taxes, together with a check representing the amount of cash in lieu of fractional shares of Key common stock, in each case without interest. Any shares of Key common stock to be issued in the merger or funds set aside by Key to pay cash in lieu of fractional shares in connection with the merger or to pay dividends or other distributions on shares of Key common stock to be issued in the merger that are not claimed within one year after the merger will be delivered to Key. Thereafter, Key will act as the exchange agent and former shareholders of Columbus may look only to Key for payment of their shares of Key common stock, cash in lieu of fractional shares and unpaid dividends and distributions. Key will not be liable to any former holder of Columbus common stock for any amount properly delivered to a public official pursuant to applicable abandoned property, escheat or similar laws.

         Columbus stock certificates should not be returned with the enclosed proxy card. A transmittal letter and accompanying instructions will be provided to Columbus shareholders following the merger.

         Fractional shares. No fractional shares of Key common stock will be issued to holders of Columbus common stock. In lieu of fractional shares, each holder of shares of Columbus common stock otherwise entitled to a fractional amount will receive by cash, check or other form of payment an amount representing the fractional amount multiplied by the closing sales price of Key common stock as reported on the New York Stock Exchange for the effective date of the merger (or, if there is no trading activity in Key common stock on the New York Stock Exchange on that date, the first date of trading of Key common stock on the New York Stock Exchange after the effective date of the merger).

         Key will deposit the necessary cash with the exchange agent to forward to holders in lieu of fractional shares of Key common stock.

Conditions to the merger

         Conditions to each company's obligation to effect the merger. The obligations of Key and Columbus to complete the merger are subject to a number of conditions, including the following, unless waived:

   -    approval by Columbus' shareholders;

   -    the absence of any law or court order prohibiting the merger;

   - the approval for listing on the New York Stock Exchange of the Key shares to be issued in the merger;

   - there must not be a material adverse change in either party's business or financial condition;

   - the continued accuracy of each company's representations and warranties and the compliance by each company with its covenants and agreements contained in the merger agreement; and

   - the receipt of a legal opinion from counsel for Columbus as to the tax-free qualification of the merger.

         The board of directors of either Key or Columbus may choose to complete the merger even though a condition to that company's obligation has not been satisfied if the Columbus shareholders have approved the merger and the law allows the board to do so.

Representations and warranties

         The merger agreement contains representations and warranties by Key and Columbus as to themselves and their subsidiaries concerning, among other things:

    - organization, standing and authority;

    - corporate authorization to enter into the merger and related transactions;

    - capital structure;

    - significant subsidiaries;

    - the absence of defaults caused by execution of the merger agreement;

    - compliance with agreements, court orders and laws;

    - accuracy of financial statements and reports filed with the SEC;

    - the absence of material litigation;

    - the absence of certain changes or events;

    - tax matters;

    - employee benefits and labor matters;

    - the absence of violations or liabilities under environmental laws;

    - good title to properties;

    - futures or options trading;

    - insurance matters;

    - material contracts;

    - fees of financial advisors and others;  and

    - receipt of Columbus' financial advisor's fairness opinion.

Certain covenants

    Operating covenants. Prior to the merger, each of Key and Columbus agreed to conduct its operations in the ordinary course in substantially the same manner as previously conducted and to use reasonable efforts to preserve substantially intact its business organization and keep available the services of its respective officers and maintain satisfactory relationships with its material customers and suppliers and maintain its assets and insurance.

         With certain exceptions, the merger agreement places specific restrictions on the ability of Key to, among other things:

    - pay dividends or redeem capital stock or split, combine or reclassify any capital stock or any other securities in substitution for capital stock;

    - take any action which would result in a failure to maintain the trading of Key's common stock on the New York Stock Exchange;

    -    adopt any amendments to its charter or bylaws;

         With certain exceptions, the merger agreement places specific restrictions on the ability of Columbus to, among other things:

    - pay dividends or redeem capital stock or split, combine or reclassify any capital stock or any other securities in substitution for capital stock;

    -    adopt any amendments to its charter or bylaws;

    - increase the compensation or benefits of any director or executive officer

    - except for outstanding options, issue capital stock or amend or accelerate options;

    -    acquire businesses or entities without the consent of the other party;

    - dispose of material assets, except for dispositions of oil and gas production in the ordinary course of business and consistent with past practice and except for the sale of limited amounts of oil and gas properties;

    - except as may be required by a change in law or in generally accepted accounting practices, change any of its accounting methods or make or rescind tax elections;

    - borrow money, except in the ordinary course of business consistent with past practice and in no event in excess of $100,000 in the aggregate;

    - enter into any material contract that provides for an exclusive arrangement with that third party or is substantially more restrictive on Columbus or substantially less advantageous to Columbus than present contracts; or

    - approve authorizations for expenditures or agreements to acquire property in excess of $30,000;

    The merger agreement contains additional agreements relating to, among other things:

    - the preparation, filing and distribution of this document and Key's filing of the registration statement on Form S-4 of which this document is a part;

    - the recommendation of the merger by Columbus' board of directors to its shareholders;

    -    convening and holding the Columbus shareholders meeting;

    -    access to information;

    -    public announcements;

    -    mutual notification of specified matters;

    -    indemnification of Columbus' officers and directors;

    -    agreements as to certain employee benefits matters; and

    - absence of actions or omissions that would result in the merger not qualifying as a reorganization under Section 368(a) of the Internal Revenue Code.

AA Corporate Finance fairness opinion update

At any time up to 10 days prior to the date of the Columbus shareholders meeting, either Columbus or Key may request that AA Corporate Finance update its fairness opinion to the board of directors of Columbus that the exchange ratio pursuant to the merger agreement is fair from a financial point of view to the shareholders of Columbus. Columbus will pay the fee for the update.

Other acquisition proposals

Columbus has agreed that it will not initiate, solicit or encourage any proposal relating to a merger, business combination, sale of 20% of the assets of Columbus or acquisition of 20% of the outstanding Columbus stock, and Columbus will promptly notify Key of all relevant terms of any proposals Columbus receives.

The board of directors of Columbus may nevertheless negotiate with any person in an unsolicited bona fide proposal in writing, and may withdraw its recommendation of the Key merger, if the board determines that the proposal is materially more favorable to the shareholders of Columbus.

    As described further in the next two sections, Columbus has the right to terminate the merger agreement in order to accept a superior acquisition proposal, subject to the payment of a termination fee and expenses. See "--Termination Fees and Expenses" on page __.

Termination

Prior to the merger, the merger agreement may be terminated:

    - by mutual written consent of Key and Columbus;

    - by either Key or Columbus if:

    - certain material breaches of covenants or representations in the merger agreement by the other party;

    -  a court or other governmental authority permanently prohibits the merger;

    - the merger is not completed by December 31, 2000, subject to extension to March 31, 2001 if regulatory approvals are not received;

    -  the Columbus shareholders fail to give the required approvals; or

    - the board of directors of Columbus withdraws its recommendation that the Columbus shareholders approve the merger if there exists at such time a competing transaction or if the board recommends approval of a competing transaction;

    - by Columbus if:

    - Columbus' investment adviser is requested to deliver an updated fairness opinion to the board of directors of Columbus that the exchange ratio pursuant to the merger agreement is fair from a financial point of view to the shareholders of Columbus, and fails to do so;

    - by Key if:

    - the Columbus board of directors withdraws or changes its recommendation of the merger or recommends to the Columbus shareholders a competing transaction;

    - a tender offer for 20% or more of the outstanding shares of capital stock of Columbus is commenced and the Columbus board does not recommend against it; or

    - any person or group acquires or has the right to acquire beneficial ownership of 20% or more of Columbus' stock.

Termination fees and expenses

If Key terminates the merger agreement upon any of the following events, then Columbus must pay to Key a fee of $1,000,000:

    - Columbus has willfully breached any representation or agreement and has initiated, solicited or encouraged a competing transaction that occurs or is agreed upon within 12 months after the date of termination;

    - the Columbus shareholders do not approve the merger and at the time of the shareholder meeting a competing transaction has been proposed; or

    - Columbus' board withdraws its recommendation of the Key merger and at the time of the termination a competing transaction has been proposed; or

    - a tender offer for 20% or more of the outstanding shares of capital stock of Columbus is commenced and the Columbus board does not recommend against it; or

    - any person or group acquires or has the right to acquire beneficial ownership of 20% or more of Columbus' stock; or

    - AA Corporate Finance is requested to deliver an updated fairness opinion to the board of directors of Columbus that the exchange ratio pursuant to the merger agreement is fair from a financial point of view to the shareholders of Columbus, and fails to deliver the updated fairness opinion and at the time of the termination a competing transaction has been proposed.

If Key terminates the merger agreement upon either of the following events, then Columbus must pay to Key its out-of-pocket expenses incurred in connection with the merger:

    - the Columbus shareholders do not approve the merger and at the time of the shareholder meeting no competing transaction has been proposed; or

    - AA Corporate Finance is requested to deliver an updated fairness opinion to the board of directors of Columbus that the exchange ratio is fair from a financial point of view to the shareholders of Columbus and fails to do so and at the time of the shareholder meeting no competing transaction has been proposed.

If Columbus terminates the merger agreement upon a willful breach of any representation or agreement of Key, then Key must pay to Columbus a fee of $1,000,000.

    Merger costs. Columbus expects to incur approximately $800,000 of nonrecurring business combination costs, primarily related to financial advisor expenses, severance, legal and accounting fees, financial printing expenses and other related charges.

    Other expenses. All costs and expenses incurred in connection with the merger agreement and related transactions will be paid by the party incurring them, except that printing and mailing costs will be shared one-third by Columbus and two-thirds by Key, and termination fees and expenses will be paid as provided above in "--Termination Fees and Expenses" on page __.

Amendment; extension and waiver

    Amendment. Subject to the next sentence, the merger agreement may be amended at any time with the consent of the Key board and the Columbus board. If the merger agreement has been approved by the Columbus shareholders, then it cannot be amended subsequently without obtaining any further shareholder approval required by law.

    Extension and waiver. At any time prior to the completion of the merger, each of Key and Columbus may, to the extent permitted by law, grant the other party additional time to perform its obligations under the merger agreement, may waive any inaccuracies in the representations and warranties of the other party and may waive compliance with any agreements or conditions for the benefit of that party.

Stock exchange listing

Key has agreed to use all reasonable efforts to cause the shares of Key common stock to be issued in the merger to be approved for listing on the New York Stock Exchange prior to the closing.

Regulatory Approval

         No federal or state regulatory requirements must be complied with or approval obtained in connection with the merger.

Accounting Treatment

         The merger will be accounted for under the "purchase" method of accounting. This means that Key will record the excess of the purchase price of Columbus over the fair market value of Columbus' assets as goodwill.

No Appraisal Rights

         Holders of Columbus common stock are not entitled to dissenters' appraisal rights under Colorado law in connection with the merger because the Columbus common stock was listed on the American Stock Exchange on the record date for the special meeting.

             Information Regarding Directors, Executive Officers and
                            Five Percent Shareholders

         The board of directors and officers of the combined company will consist of the current directors and officers of Key. Information about Key's officers and directors can be found in its 1999 Form 10-K and proxy statement for its 2000 annual meeting that are incorporated by reference in this proxy statement/prospectus. See "Where You Can Find More Information" on page __. The combined company may determine to offer employment to some Columbus employees.

         Information concerning directors and officers of Columbus, executive compensation and ownership of Columbus common stock by management and principal shareholders of Columbus is contained in Columbus' proxy statement dated March 27, 2000 that is incorporated by reference in this proxy statement/prospectus. See "Where You Can Find More Information" on page __.


                     Interests of Certain Executive Officers
                           and Directors in The Merger

         When considering the recommendation of the Columbus board of directors, you should be aware that some of Columbus' directors and executive officers have interests in the merger that are different from your interests.

         All directors and executive officers hold options to purchase shares of Columbus common stock, which are fully vested and exercisable. These options will be assumed by Key and converted into options to purchase a number of shares of Key common stock determined by multiplying the number of shares of Columbus common stock subject to the option by .355 rounded to the nearest whole number of shares. The per share exercise price of the Key common stock options will be equal to the exercise price per share of the Columbus common stock option divided by .355, rounded to the nearest one-hundredth cent. The options will be exercisable for a period of 12 months after the effective date of the merger. The terms and conditions of each option will remain the same as they were prior to the effective time of the merger, except for the exercise period and except that all options will become non-qualified options.

         The following table sets forth information concerning individual grants of stock options to Columbus' executive officers and directors which will be converted into Key stock options at the effective date:

                                                                               Exercise
                                                                Number of    Price
         Name                       Title                    Columbus Shares ($/Share)
         ----                       -----                    --------------------------
 Harry A. Trueblood, Jr.   Chairman of the Board,             50,000           $6.125
                            President and Chief               32,000            7.00
                            Executive Officer

 Clarence H. Brown         Director, Executive Vice            26,620          6.1233
                            President and Chief Operating      20,000          6.125
                            Officer                            20,000          7.00

J. Samuel Butler           Director                            12,000          6.125

William H. Blount, Jr.     Director                            12,000          6.125

Jerol M. Sonosky           Director                            12,000          6.125

 Ronald H. Beck            Vice President and Chief            16,000          6.125
                            Financial Officer                  13,000          7.00

 Michael M. Logan          Vice President of Corporate         16,000          6.125
                            Development and Marketing          13,000          7.00
                            and Corporate Secretary

 James P. Garrett          Treasurer                            9,983          6.1233
                                                               12,000          6.125
                                                               10,400          7.00

                                                             58

         Columbus has a separation pay policy that provides for payments to officers and employees who are terminated within six months after a change of control of Columbus. The merger will constitute a change in control under this policy. An officer with more than 36 months of service will receive three months salary plus an additional three weeks of pay for each full year of service. All officers have more than 36 months of service. The severance pay rate will be calculated on the basis of the average weekly salary received during the 52 weeks immediately preceding such termination. The following table shows the amounts that may be received by Columbus' executive officers as of August 31, 2000 under this policy:

                  Harry A. Trueblood        $168,205
                  Clarence H. Brown         $122,500
                  Michael M. Logan          $123,436
                  Ronald H. Beck            $123,436
                  James P. Garrett          $ 64,513



With respect to Messrs. Trueblood and Brown, the amounts in the table above have been approved by the board and accrued in Columbus' historical financial statements and will be paid upon retirement from Columbus even if the merger is not completed.

            Material United States Federal Income Tax Considerations

         The following discussion is a summary of the material United States federal income tax consequences of the merger to a shareholder of Columbus holding shares of Columbus common stock as a capital asset within the meaning of
Section 1221 of the Internal Revenue Code at the effective time of the merger.

         This discussion does not address all aspects of federal taxation that may be relevant to particular shareholders of Columbus in light of their personal circumstances or to shareholders of Columbus subject to special treatment under the Internal Revenue Code, including, without limitation, financial institutions or trusts; tax-exempt entities; insurance companies; traders that mark to market; dealers in securities or foreign currencies; shareholders who received their Columbus stock through an exercise of employee stock options or otherwise as compensation; shareholders who are foreign corporations, foreign partnerships, or other foreign entities, or individuals who are not citizens or residents of the

U.S.; and shareholders who hold Columbus stock as part of a hedge, straddle or conversion transaction. We have not described tax consequences that we assume to be generally known by investors. In addition, the discussion does not address any state, local or foreign tax consequences of the merger. Finally, the tax consequences to holders of stock options or restricted stock are not discussed.

         This discussion is based on the Internal Revenue Code, the United States Department of Treasury regulations and administrative rulings and judicial decisions all as in effect as of the date of this joint proxy statement/prospectus, all of which are subject to change, possibly with retroactive effects, and which are subject to differing interpretations. No ruling has been or will be sought from the IRS concerning the tax consequences of the merger. Columbus shareholders are urged to consult their tax advisors regarding the tax consequences of the merger to them, including the effects of United States federal, state, local, foreign and other tax laws.

         Tax Consequences of the Merger. The obligation of Columbus to consummate the merger is subject to the condition, which may be waived, that Columbus receive a legal opinion from Sherman & Howard L.L.C. to the effect that the merger will qualify as a reorganization within the meaning of Section 368(a) of the Internal Revenue Code, subject to the assumptions, limitations, qualifications and other considerations described below under "--Considerations with Respect to Opinions."
Under such treatment,

        o         Columbus will not recognize any gain or loss on the merger;

         o no gain or loss will be recognized by a Columbus shareholder as a result of the receipt solely of shares of Key common stock pursuant to the merger, except to the extent of any cash received in lieu of fractional shares of Key common stock;

         o a Columbus shareholder who receives cash in lieu of a fractional share of Key common stock will be treated as if the shareholder received the fractional share and then sold the share back to Key. The shareholder will in general recognize gain or loss on the sale of the fractional share equal to the difference between (a) the amount of cash received for the fractional share and (b) the shareholder's tax basis in the fractional share;

         o a Columbus shareholder's aggregate tax basis in the Key common stock received pursuant to the merger will initially be (a) equal to the shareholder's aggregate tax basis in that shareholder's Columbus common stock immediately prior to the merger (b) reduced by the amount of basis allocable to the fractional share, as described above.

         o a Columbus shareholder's holding period for Key common stock received in exchange for Columbus common stock pursuant to the merger will include the holding periods of that shareholder's Columbus common stock surrendered in the merger; and

         o Columbus shareholders must retain records and file a statement setting forth facts pertinent to the merger with their United States federal income tax returns, including a statement of the cost or other basis of their Columbus common stock transferred pursuant to the merger and a statement in full of the amount of stock and other property or money received in the merger.

         Considerations with Respect to Opinions. The tax opinion of Sherman & Howard L.L.C. and the foregoing summary of the U.S. federal income tax consequences of the merger are and will be subject to assumptions, limitations and qualifications and are based on current law and, among other things, representations of Columbus and Key, including representations made by the respective managements of Columbus and Key. An opinion of counsel is not binding on the IRS and does not preclude the IRS from adopting a contrary position. In addition, if any of the representations or assumptions are inconsistent with the actual facts, the U.S. federal income tax consequences of the merger could be adversely affected.

         Unless you comply with certain reporting and/or certification procedures or are an exempt recipient under applicable provisions of the Internal Revenue Code and Treasury regulations, cash payments in exchange for your Columbus common shares in the merger may be subject to "backup withholding" at a rate of 31% for federal income tax purposes. Any amounts withheld under the backup withholding rules may be allowed a refund or credit against the holder's federal income tax liability, provided the required information is furnished to the IRS.

         Non-U.S. Shareholders. Because Columbus will likely be considered a "United States real property holding corporation" under Section 897 of the Code, foreign shareholders of Columbus (including non-resident alien individuals, foreign corporations, partnerships with foreign partners, and certain other foreign persons) generally will be taxable (at rates and in the manner applicable to United States citizens and domestic corporations) upon the receipt of the Key common stock and cash those shareholders receive in the exchange. Furthermore, Key generally will be required to withhold 10% (and in certain circumstances up to 35%) of the amount of such consideration paid to such foreign shareholders. The amount withheld can be credited against the amount of tax that is due upon the exchange. As noted above, however, this discussion does not purport to describe all of the tax consequences for foreign shareholders that may arise upon the exchange, and therefore such shareholders are strongly urged to consult their tax advisors with respect to these matters.

         This discussion is only a general summary of the material federal income tax consequences of the merger. The tax consequences of the merger to you may be different from those summarized above, based on your individual situation. Accordingly, Columbus shareholders are strongly urged to consult with their tax advisors with respect to the particular United States federal, state, local or foreign and other applicable tax laws and the effect of any proposed changes in the tax laws or other tax consequences of the merger to them.

                        Comparison of Shareholder Rights

         Columbus is a Colorado corporation and the rights of its shareholders are covered by the Colorado Business Corporation Act (CBCA) and the articles of incorporation and bylaws of Columbus. Key is a Delaware corporation and the rights of its stockholders are governed by the Delaware General Corporation Law
(DGCL) and the certificate of incorporation and bylaws of Key. By the merger agreement, the Columbus shareholders will become Key stockholders and as such their rights will be governed by the DGCL and the Key certificate of incorporation and bylaws.

  Significant Differences Between the Corporation Laws of Colorado and Delaware

         The corporation laws of Colorado and Delaware differ in many respects. Although all the differences are not set forth in this document, provisions that could materially affect the rights of shareholders are discussed below.

         Indemnification and Limitation of Liability

         Delaware and Colorado have similar laws respecting indemnification by a corporation of its officers, directors, employees and other agents. The laws of both states also permit, with certain exceptions, a corporation to adopt a provision in its articles of incorporation or certificate of incorporation, as the case may be, eliminating the liability of a director to the corporation or its stockholders for monetary damages for breach of the director's fiduciary duty. There are, nonetheless, differences between the laws of the two states respecting indemnification and limitation of liability.

                           Colorado

The articles of incorporation of Columbus eliminate the liability of directors of the corporation to the fullest extent permissible under Colorado law. Colorado law prohibits the elimination of monetary liability where such liability is based on:

   o breaches of the director's duty of loyalty to the corporation or its shareholders,

   o acts or omissions not in good faith or involving intentional misconduct or knowing violations of law,

   o in the case of conduct in an official
     capacity with the corporation, acts
     or omissions not in the best interest
     of the corporation, and in all other
     cases acts or omissions contrary to the
     best interests of the corporation,

   o receipt of an improper personal benefit,

   o liability for improper distributions, loans or guarantees.

Colorado law generally permits indemnification of director expenses, including attorneys' fees, actually and reasonably incurred in the defense or settlement of a derivative or third-party action, provided there is a determination by a majority vote of a disinterested quorum of the directors, by independent legal counsel or by a majority vote of the shareholders that the person seeking indemnification acted in good faith and in a manner reasonably believed to be in the best interests of the corporation. Colorado law requires indemnification of director expenses when the individual being indemnified has successfully defended any action, claim, or issue on the merits or otherwise.

                           Delaware

The certificate of incorporation of Key also eliminates the liability of directors to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director to the fullest extent permissible under Delaware law. Under Delaware law, such provision may not eliminate or limit director monetary liability for:

   breaches of the director's duty of loyalty to the corporation or its stockholders,

   o acts or omissions not in good faith or involving intentional misconduct or knowing violations of law,

   o the payment of unlawful dividends or unlawful stock repurchases or redemptions, or

   o transactions in which the director received an improper personal benefit.

Such limitation of liability provisions also may not limit a director's liability for violation of or otherwise relieve directors from the necessity of complying with federal or state securities laws, or affect the availability of non-monetary remedies such as injunctive relief or rescission.

Delaware law generally permits indemnification of expenses, including attorneys' fees, actually and reasonably incurred in the defense or settlement of a derivative or third-party action, provided there is a determination by a majority vote of disinterested directors, by independent legal counsel or by a majority vote of the stockholders that the person seeking indemnification acted in good faith and in a manner reasonably believed to be in or not opposed to the best interest of the corporation. Delaware law requires indemnification of expenses when the individual being indemnified has successfully defended any action, claim, issue or matter therein, on the merits or otherwise.

Delaware law also permits a Delaware corporation to provide indemnification in excess of that provided by statute.

A provision of Delaware law states that the indemnification provided by statute shall not be deemed exclusive of any other rights under any bylaw, agreement, vote of stockholders or disinterested directors or otherwise.

         Both Colorado and Delaware law require indemnification when the individual has defended successfully the action on the merits or otherwise.

         Expenses incurred by an officer or director in defending an action may be paid in advance, under Colorado law and Delaware law, if such director or officer undertakes to repay such amounts if it is ultimately determined that he or she is not entitled to indemnification. In addition, the laws of both states authorize a corporation's purchase of indemnity insurance for the benefit of its officers, directors, employees and agents whether or not the corporation would have the power to indemnify against the liability covered by the policy.

         Inspection of Shareholder List

         Both Delaware and Colorado law allow any shareholder to inspect the shareholder list for a purpose reasonably related to such person's interests as a shareholder.

         Dividends and Repurchases of Shares

                           Colorado

Colorado law dispenses with the concepts of par value of shares as well as statutory definitions of capital, surplus and the like. The concepts of par value, capital and surplus are retained under Delaware law. Colorado law permits a corporation to declare and pay dividends unless, after giving it effect:

   -     the corporation would not be able
         to pay its debts as they become
         due in the usual course of
         business, or

   -     the corporation's total assets
         would be less than the sum of its
         total liabilities plus, unless the
         articles of incorporation permit
         otherwise, the amount that would
         be needed, if the corporation were
         to be dissolved at the time of the
         distribution, to satisfy the
         preferential rights that are
         superior to those  receiving the
         distribution.

                  Delaware

Delaware law permits a corporation to
declare and pay dividends out of surplus or if there is not surplus, out of net profits for the fiscal year as long as the amount of capital of the corporation following the declaration and payment of the dividend is not less than the aggregate amount of the capital represented by the issued and outstanding stock of all classes having preference upon the distribution of assets. In addition, Delaware law generally provides that a corporation may redeem or repurchase its shares only if the capital of the corporation is not impaired and such redemption or repurchase would not impair the capital of the corporation.

        Shareholder Voting

              Colorado

Generally requires that a majority of
the shareholders of both acquiring and
target corporations approve statutory
mergers. Does not require a shareholder vote of the surviving corporation in a merger if:



 o    the merger agreement does not amend the
      existing  articles of incorporation,

 o each shareholder of the surviving corporation whose shares were outstanding immediately before the merger will hold the same number of shares, with identical designations, preferences, limitations and relative rights immediately after the merger,

  o   the number of voting shares outstanding
      immediately after the merger, plus
      the number of voting shares issuable
      as a result of the merger or by the
      exercise of rights and warrants issued
      pursuant to the merger, will not exceed
      by more than 20% the total number of
      shares of the surviving corporation
      outstanding immediately before the merger, and

   o the number of participating shares, shares that entitle their holders to participate without limitation on distributions, outstanding immediately after the merger, plus the number of participating shares issuable as a result of the merger either by the conversion of securities issued pursuant to the merger or by the exercise of rights and warrants issued pursuant to the merger, will not exceed by more than 20% the total number of participating shares outstanding immediately before the merger.


                Delaware

  Generally requires that a majority of
  the stockholders of both acquiring and
  target corporations approve statutory
  mergers. Does not require a stockholder vote of the surviving corporation in a merger, unless the corporation provides otherwise in its certificate of incorporation, if:

 - the merger agreement does not amend the existing certificate of incorporation,

 - each share of the stock of the surviving corporation outstanding immediately before the effective date of the merger is to be an identical outstanding or treasury share of the surviving corporation after the merger, and

 - either no shares of common stock of the surviving corporation and no shares, securities or obligations convertible into such stock are to be issued or delivered under the plan of merger, or the authorized unissued shares or the treasury shares of common stock of the surviving corporation to be issued or delivered under the plan of merger plus those initially issuable upon conversion of any other shares, securities or obligations to be issued or delivered under such plan do not exceed 20% of the shares of common stock of the surviving corporation outstanding immediately prior to the effective date of the merger.

         Both Delaware and Colorado law also require that a sale of all or substantially all of the assets of a corporation be approved by a majority of the outstanding voting shares of the corporation transferring such assets.

         Both Colorado and Delaware law generally do not require class voting, except in transactions involving an amendment to the certificate of incorporation that adversely affect a specific class of shares of where the class of securities designates such a right.

    Stockholder Approval of Certain Business Combinations under Delaware Law

         In recent years, a number of states have adopted special laws designed to make certain kinds of "unfriendly" corporate takeovers, or other transactions involving a corporation and one or more of its significant stockholders, more difficult. Under Section 203 of the DGCL, certain "business combinations" with "interested stockholders" of Delaware corporations are subject to a three-year moratorium unless specified conditions are met.

         Section 203 prohibits a Delaware corporation from engaging in a "business combination" with an "interested stockholder" for three years following the date that such person or entity becomes an interested stockholder. With some exceptions, an interested stockholder is a person or entity who or which owns, individually or with or through certain other persons or entities, 15% or more of the corporation's outstanding voting stock, including any rights to acquire stock pursuant to an option, warrant, agreement, arrangement or understanding, or upon the exercise of conversion or exchange rights, and stock with respect to which the person has voting rights only, or is an affiliate or associate of the corporation and was the owner, individually or with or through certain other persons or entities, of 15% or more of such voting stock at any time within the previous three years, or is an affiliate or associate of any of the foregoing.

For purposes of Section 203, the term "business combination" is defined broadly to include:

-       mergers with or caused by the interested stockholder;

- sales or other dispositions to the interested stockholder, except proportionately with the corporation's other stockholders, of assets of the corporation or a direct or indirect majority-owned subsidiary equal in aggregate market value of 10% or more of the aggregate market value of either the corporation's consolidated assets or all of its outstanding stock;

- the issuance or transfer by the corporation or a direct or indirect majority-owned subsidiary of stock of the corporation of such subsidiary to the interested stockholder, except for some transfers in a conversion or exchange or a pro rata distribution or certain other transactions, none of which increase the interested stockholder's proportionate ownership of any class or series of the corporation's or such subsidiary's stock or of the corporation's voting stock; or

- receipt by the interested stockholder, except proportionately as a stockholder, directly or indirectly, of any loans, advances, guarantees, pledges or other financial benefits provided by or through the corporation or a subsidiary.

The three-year moratorium imposed on business combinations by Section 203 does not apply if:

- prior to the date on which such stockholder becomes an interested stockholder the board of directors approves either the business combination or the transaction that resulted in the person or entity becoming an interested stockholder,

- upon consummation of the transaction that made him or her an interested stockholder, the interested stockholder owns at least 85% of the corporation's voting stock outstanding at the time the transaction commenced, excluding from the 85% calculation shares owned by directors who are also officers of the target corporation and shares held by employee stock plans that do not give employee participants the right to decide confidentially whether to accept a tender or exchange offer, or

- on or after the date such person or entity becomes an interested stockholder, the board approves the business combination and it is also approved at a stockholder meeting by 66 2/3% of the outstanding voting stock not owned by the interested stockholder.

Section 203 only applies to certain publicly held corporations that have a class of voting stock that is:

   -       listed on a national securities exchange,

   - quoted on an interdealer quotation system of a registered national securities association, or

   -       held of record by more than 2,000 stockholders.

Under some circumstances, Section 203 of the Delaware General Corporate Law may make it more difficult for a person who would be an "interested stockholder" to effect various business combinations with a corporation for a three year period.

There is no provision in the CBCA equivalent to Section 203 of the DGCL.

Interested Director Transactions

Under both Delaware and Colorado law, contracts or transactions in which one or more of a corporation's directors has an interest, are not void or voidable because of such interest provided that conditions, such as obtaining the required approval and fulfilling the requirements of good faith and full disclosure, are met. Subject to particular exceptions, the conditions are similar under Delaware and Colorado law. Under Delaware and Colorado, (a) either the stockholders or the board of directors must approve any such contract or transaction after full disclosure of the material facts, and, in the case of board approval, the contract or transaction must also be "fair" to the corporation, or (b) the contract or transaction must have been fair as to the corporation at the time it was approved. If board approval is sought, the contract or transaction must be approved by a majority vote of a quorum of the directors, without counting the vote of any interested directors, except that interested directors may be counted for purposes of establishing a quorum.

Appraisal/Dissenters' Rights

Under both Delaware and Colorado law, shareholders of a corporation participating in certain major corporate transactions may, under varying circumstances, be entitled to appraisal/dissenters' rights by which such shareholder may receive cash in the amount of the fair market value of his or her shares in lieu of the consideration he or she would otherwise receive in the transactions. Under both Delaware and Colorado law, such fair market value is determined exclusive of any element of value arising from the accomplishment or expectation of the merger or consolidation.

                Colorado

Dissenters' rights are not available (a) with respect to the sale of all or substantially all of the assets of the corporation or a merger if no vote of the shareholders is required to approve the transaction under Colorado law, or
(b) to shareholders of shares which
either were listed on a national
securities exchange registered under the federal Securities and Exchange Act of 1934 or on the national market system of the National Association of Securities
Dealers Automated System or were held of record by more than 2,000 holders, if such shareholders receive only shares of the surviving corporation or shares of any other corporation that are registered under the federal Securities
Act of 1934 or on the national market
system of the National Association of
Securities Dealers Automated quotation
System or held of record by more than
2,000 holders, plus cash in lieu of
fractional shares.



                Delaware

Appraisal rights are not available (a)
with respect to the sale of all or
substantially all of the assets of a
corporation, (b) with respect to a
merger or consolidation by a corporation the shares of which are either listed on a national securities exchange, designated as a national market system security on an interdealer quotation system by the National Association of Securities Dealers, Inc. or are held of record by more than 2,000 holders, if such stockholders receive only shares of the surviving corporation or shares of any other corporation that are either listed on a national securities exchange, designated as a national market system security on an interdealer quotation system by the National
Association of Securities Dealers, inc.
or held of record by more than 2,000
holders, plus cash in lieu of fractional shares of such corporations, or (c) to stockholders of a corporation surviving a merger if no vote of the stockholders of the surviving corporation is required to approve the merger under Delaware law.

                                  Legal Matters

         Legal matters relating to the validity of the Key common stock issuable in connection with the merger have been passed upon for Key by Holme Roberts & Owen LLP. Certain tax matters relating to the merger will be passed upon for Columbus by Sherman & Howard L.L.C. See "Material United States Federal Income Tax Consequences" on page __.

                                     Experts

         The audited Key consolidated financial statements incorporated by reference in this proxy statement/prospectus have been audited by Arthur Andersen LLP, independent public accountants, as indicated by their report with respect thereto, and are incorporated by reference herein in reliance upon the authority of said firm as experts in accounting and auditing in giving said reports.

         The information incorporated by reference into this prospectus regarding the total proved reserves of Key was prepared by Key and audited by Ryder Scott Company, L.P. as stated in their letter reports, and is incorporated by reference in reliance upon the authority of said firm as experts in such matters.

         The financial statements of Columbus Energy Corp. incorporated in this proxy statement/prospectus by inclusion of its Annual Report on Form 10-K for the year ended November 30, 1999, have been so incorporated in reliance on the report of PricewaterhouseCoopers LLP, independent accountants, given on the authority of said firm as experts in accounting and auditing.

         Representatives of PricewaterhouseCoopers LLP are expected to be present at the special meeting where they will have the opportunity to make a statement if they desire to do so and will be available to respond to appropriate questions.

         Certain information with respect to the oil and gas reserves of Columbus derived from the report of Reed W. Ferrill & Associates, Inc., independent consulting petroleum engineers, has been included herein upon the authority of said firm as experts with respect to matters covered by such report and in giving such report.


                          Future Shareholder Proposals

         Columbus expects to hold an annual meeting of shareholders in 2001 only if the merger is not consummated. In the event of such a meeting, any Columbus shareholder who intends to submit a proposal for inclusion in the proxy materials for the 2001 annual meeting of Columbus is required to submit such proposal to the Secretary of Columbus by November 28, 2000. Such proposals may be included in next year's Proxy Statement if they comply with certain rules and regulations of the SEC. In the event of such meeting, under Columbus' current by-laws, a shareholder who intends to present a proposal to be considered at the meeting, other than a shareholder proposal included in the proxy statement, must provide notice of such proposal to the Secretary of Columbus by February 12, 2001.

                       Where You Can Find More Information

         Key and Columbus file annual, quarterly and special reports, proxy statements and other information with the SEC. You may read and copy any materials we file at the SEC's public reference rooms in Washington, D.C., New York, New York and Chicago, Illinois. Please call the SEC at 1-800-SEC-0330 for further information on the public reference rooms. Our SEC filings are also available to the public from commercial document retrieval services and at the web site maintained by the SEC at "http://www.sec.gov."

         Key filed a registration statement on Form S-4 to register with the SEC the Key common stock to be issued to Columbus shareholders in the merger. This proxy statement/prospectus is a part of that registration statement and constitutes a prospectus of Key in addition to being a proxy statement of Key and Columbus for the meetings. As allowed by SEC rules, this proxy statement/prospectus does not contain all the information you can find in the registration statement or the exhibits to the registration statement.

         The SEC allows Key and Columbus to "incorporate by reference" information into this proxy statement/ prospectus, which means that they can disclose important information to you by referring you to another document filed separately with the SEC. The information incorporated by reference is deemed to be part of this proxy statement/prospectus, except for any information superseded by information in, or incorporated by reference in, this proxy statement/prospectus. This proxy statement/ prospectus incorporates by reference the documents listed below that Key and Columbus have previously filed with the SEC. These documents contain important information about Key and Columbus.

            KEY SEC FILINGS
          (FILE NO. 000-11769)              PERIOD
------------------------------------------  ------------------------------------
Description of Common Stock contained in
Form 8-A Registration Statement             Filed September 2, 1988
Annual Report on Form 10-K                  Year ended December 31, 1999
Quarterly Report on Form 10-Q               Quarter ended March 31, 2000
Quarterly Report on Form 10-Q               Quarter ended June 30, 2000
Proxy Statement on Schedule 14A             For Annual Meeting May 25, 2000
Form 425 Filed August 29, 2000

         COLUMBUS SEC FILINGS
          (FILE NO. 001-9872)               PERIOD
------------------------------------------  ------------------------------------
Annual Report on Form 10-K                  Year ended November 30, 1999
Quarterly Report on Form 10-Q               Quarter ended May 31, 2000
Proxy Statement on Schedule 14A             For Annual Meeting May 4, 2000

         Columbus' SEC filings listed above (other than the proxy statement) are attached to this proxy statement/prospectus as Annexes C and D.

         Key and Columbus are also incorporating by reference additional documents that they file with the SEC between the date of this proxy statement/prospectus and the date of the meetings.

         Key has supplied all information contained or incorporated by reference in this proxy statement/prospectus relating to Key, and Columbus has supplied all information contained or incorporated by reference in this proxy statement/prospectus relating to Columbus.

         You can obtain any of the documents incorporated by reference by contacting Key directly, or the SEC. Documents incorporated by reference are available from Key without charge, excluding all exhibits unless an exhibit in this proxy statement/prospectus has been specifically incorporated by reference.

         You can also get more information by visiting Key's web site at "http://www.keyproduction.com" and Columbus' web site at "http://www.columbusegy.com." Web site materials are not part of this proxy statement/prospectus.

         You should rely only on the information contained or incorporated by reference in this proxy statement/prospectus. We have not authorized anyone to provide you with information that is different from what is contained in this proxy statement/prospectus. This proxy statement/prospectus is dated ________, 2000. You should not assume that the information contained in the proxy statement/prospectus is accurate as of any date other than such date, and neither the mailing of this proxy statement/prospectus to shareholders nor the issuance of the Key common stock in the merger shall create any implication to the contrary.

                         Cautionary Statement Concerning
                           Forward-Looking Statements

         Key and Columbus have made forward-looking statements in this document and in the documents referred to in this document, which are subject to risks and uncertainties. These statements are based on the beliefs and assumptions of our managements and on the information currently available to them. These forward-looking statements include, among others, statements concerning Key's and Columbus' outlooks for the remainder of 2000 with regard to production levels, price realizations, expenditures for exploration and development, plans for funding operations and capital expenditures and other statements of expectations, beliefs, future plans and strategies, anticipated events or trends and similar expressions concerning matters that are not historical facts. These forward-looking statements are subject to risks and uncertainties that could cause actual results to differ materially from those expressed or implied by the statements.

         These risks and uncertainties include, but are not limited to, fluctuations in the price each company receives for oil and gas production, reductions in the quantity of oil and gas sold due to decreased industry-wide demand and/or curtailments in production from specific properties due to mechanical, marketing or other problems, operating and capital expenditures that are either significantly higher or lower than anticipated because the actual cost of identified projects varied from original estimates and/or from the number of exploration and development opportunities being greater or fewer than currently anticipated and increased financing costs due to a significant increase in interest rates. These and other risks and uncertainties affecting Key and Columbus are discussed in greater detail in this proxy statement/prospectus and the documents incorporated by reference in this proxy statement/prospectus.

         Except for their ongoing obligations to disclose material information as required by the federal securities laws, Key and Columbus do not have any intention or obligation to update forward-looking statements after they distribute this document.

                         Commonly Used Oil and Gas Terms

    "BBL" means barrel.

    "BBL/D" means Bbls per day.

    "BCF" means billion cubic feet.

    "MBBLS" means thousand barrels.

    "MCF" means thousand cubic feet.

    "MCFE", MMCFE and BCFE mean, respectively, thousand, million and billion equivalent cubic feet of gas, calculated by converting oil and NGLs to equivalent Mcf. The U.S. convention for this conversion is one-sixth Bbl equals one Mcfe.

    "MMBBLS" means million barrels.

    "MMCF" means million cubic feet.

    "MMCF/D" means MMcf per day.

    "Oil" includes crude oil, condensate and natural gas liquids.

                                      PROXY
                              COLUMBUS ENERGY CORP.
               PROXY SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

The undersigned shareholder of Columbus Energy Corp., a Colorado corporation, hereby nominates and appoints J. Samuel Butler or Jerol M. Sonosky, with full power of substitution, as true and lawful agent and proxy to represent the undersigned and vote all shares of stock of Columbus Energy Corp. owned by the undersigned in all matters coming before the Special Meeting of Shareholders (or any adjournment thereof) of Columbus Energy Corp. to be held at the Wells Fargo Bank Building Forum Room, Main Floor, 1740 Broadway, Denver Colorado. The Board of Directors recommends a vote "FOR" the matters set forth on the reverse side.

SEE REVERSE    CONTINUED AND TO BE SIGNED ON REVERSE SIDE    SEE REVERSE
SIDE                                                         SIDE

                           DETACH HERE
--------------------------------------------------------------------------------
 /X/  PLEASE MARK
     VOTES AS IN THIS
     EXAMPLE.

WHEN PROPERLY EXECUTED, THIS PROXY WILL BE VOTED IN THE MANNER SPECIFIED BELOW BY THE SHAREHOLDER. TO THE EXTENT CONTRARY SPECIFICATIONS ARE NOT GIVEN, THIS PROXY WILL BE VOTED "FOR" THE MATTERS LISTED BELOW.

                                                          FOR   AGAINST  ABSTAIN
1. Approve the merger agreement and the merger.           / /     / /     / /

2. Other matters: In their discretion, to vote with respect to any other matters that may come before the meeting or any adjournment thereof, including matters incident to its conduct.

         MARK HERE IF YOU PLAN TO ATTEND THE MEETING                       / /

         MARK HERE FOR ADDRESS CHANGE AND NOTE AT LEFT                     / /

                        Please sign exactly as your name appears at left, indicating your official position or representative capacity, if applicable. If shares are held jointly, each owner should sign.

Signature:                       Date
           --------------------  ----------

Signature:                      Date
          --------------------- ----------

ANNEX A

                          AGREEMENT AND PLAN OF MERGER
                                  BY AND AMONG
                          KEY PRODUCTION COMPANY, INC.,
                            KEY ACQUISITION TWO, INC.
                                       AND
                              COLUMBUS ENERGY CORP.
                           DATED AS OF AUGUST 28, 2000



         THIS AGREEMENT AND PLAN OF MERGER, dated as of August 28, 2000 (this "Agreement"), is by and among Key Production Company, Inc., a Delaware corporation ("Key"), Key Acquisition Two, Inc., a Colorado corporation and wholly owned subsidiary of Key ("Merger Sub"), and Columbus Energy Corp., a Colorado corporation ("Columbus"). Key and Merger Sub are sometimes referred to herein as the "Key Companies."

         WHEREAS, Merger Sub, upon the terms and subject to the conditions of this Agreement and in accordance with the Colorado Business Corporation Act ("Colorado Law"), will merge with and into Columbus (the "Merger"), and pursuant thereto, the issued and outstanding shares of common stock of Columbus ("Columbus Common Stock") not owned directly or indirectly by Columbus or the Key Companies or their respective subsidiaries will be converted into the right to receive shares of common stock, $.25 par value, of Key (the "Key Common Stock"), as set forth herein;

         WHEREAS, the Board of Directors of Columbus, after actively soliciting and considering business combination proposals and indications of interest from other persons, has determined that the Merger is consistent with and in furtherance of the long-term business strategy of Columbus and is fair to, and in the best interests of, Columbus and its stockholders and has approved and adopted this Agreement and the transactions contemplated hereby, and recommended adoption of this Agreement by the stockholders of Columbus;

         WHEREAS, the Board of Directors of Key has determined that the Merger is consistent with and in furtherance of the long-term business strategy of Key and is fair to, and in the best interests of, Key and its stockholders and has approved and adopted this Agreement and the transactions contemplated hereby;

         WHEREAS, the Board of Directors of Merger Sub has approved and adopted this Agreement and Key, as the sole stockholder of Merger Sub, will adopt this Agreement promptly after the execution hereof by the parties hereto; and

         WHEREAS, for federal income tax purposes, it is intended that the Merger qualify as a reorganization under the provisions of section 368(a) of the United States Internal Revenue Code of 1986, as amended (the "Code") and that this Agreement constitute a plan of reorganization;

         NOW, THEREFORE, in consideration of the foregoing and the respective representations, warranties, covenants and agreements set forth in this Agreement, the parties hereto agree as follows:

                                    ARTICLE I

                                   THE MERGER

  SECTION 1.01. The Merger. Upon the terms and subject to the conditions set forth in this Agreement, and in accordance Colorado Law, at the Effective Time (as defined in Section 1.02 of this Agreement), Merger Sub shall be merged with and into Columbus. As a result of the Merger, the separate corporate existence of Merger Sub shall cease and Columbus shall continue as the surviving corporation of the Merger (the "Surviving Corporation"). Certain terms used in this Agreement are defined in Section 9.03 hereof.

  SECTION 1.02. Closing; Closing Date; Effective Time. Unless this Agreement shall have been terminated pursuant to Section 8.01, and subject to the satisfaction or, if permissible, waiver of the conditions set forth in Article VII, the consummation of the Merger and the closing of the transactions contemplated by this Agreement (the "Closing") shall take place at the offices of Key as soon as practicable (but in any event within two business days) after the satisfaction or, if permissible, waiver of the conditions set forth in
Article VII, or at such other date, time and place as Key and Columbus may agree; provided, that the conditions set forth in Article VII shall have been satisfied or waived at or prior to such time. The date on which the Closing takes place is referred to herein as the "Closing Date". As promptly as practicable on the Closing Date, the parties hereto shall cause the Merger to be consummated by filing Articles of Merger with the Secretary of State of the State of Colorado, in such form as required by, and executed in accordance with the relevant provisions of, Colorado Law (the date and time of such filing, or such later date or time agreed upon by Key and Columbus and set forth therein, being the "Effective Time"). For all Tax purposes, the Closing shall be effective at the end of the day on the Closing Date.

  SECTION 1.03. Effect of the Merger. At the Effective Time, the effect of the Merger shall be as provided in the applicable provisions of Colorado Law.

  SECTION 1.04. Articles of Incorporation; Bylaws. At the Effective Time, the articles of incorporation of Columbus, as in effect immediately prior to the Effective Time, shall be the articles of incorporation of the Surviving Corporation and thereafter shall continue to be its articles of incorporation until amended as provided therein and pursuant to Colorado Law. The bylaws of Columbus, as in effect immediately prior to the Effective Time, shall be the bylaws of the Surviving Corporation and thereafter shall continue to be its bylaws until amended as provided therein and pursuant to Colorado Law.

  SECTION 1.05. Directors and Officers. The directors of Merger Sub immediately prior to the Effective Time shall be the directors of the Surviving Corporation, each to hold office in accordance with the charter and bylaws of the Surviving Corporation, and the officers of Merger Sub immediately prior to the Effective Time shall be the officers of the Surviving Corporation, each to hold office in accordance with the bylaws of the Surviving Corporation, in each case until their respective successors are duly elected or appointed and qualified.

                                   ARTICLE II

               CONVERSION OF SECURITIES; EXCHANGE OF CERTIFICATES

  SECTION 2.01. Merger Consideration; Conversion and Cancellation of Securities. At the Effective Time, by virtue of the Merger and without any action on the part of the Key Companies, Columbus or their respective stockholders:

    (a) Subject to the other provisions of this Article II, each share of Columbus Common Stock issued and outstanding immediately prior to the Effective Time (excluding any Columbus Common Stock described in Section 2.01(b) of this Agreement) shall be converted into the right to receive .355 share of Key Common Stock (the "Exchange Ratio"). Notwithstanding the foregoing, if between the date of this Agreement and the Effective Time the outstanding shares of Key Common Stock or Columbus Common Stock shall have been changed into a different number of shares or a different class, by reason of any stock dividend, subdivision, reclassification, recapitalization, split, combination or exchange of shares, the Exchange Ratio shall be correspondingly adjusted to reflect such stock dividend, subdivision, reclassification, recapitalization, split, combination or exchange of shares.

    (b) Notwithstanding any provision of this Agreement to the contrary, each share of Columbus Common Stock held in the treasury of Columbus and each share of Columbus Common Stock owned by Key or any direct or indirect wholly owned subsidiary of Key or of Columbus immediately prior to the Effective Time shall be canceled and extinguished without any conversion thereof and no payment shall be made with respect thereto.

    (c) All shares of Columbus Common Stock shall cease to be outstanding and shall automatically be canceled and retired, and each certificate previously evidencing Columbus Common Stock outstanding immediately prior to the Effective Time (other than Columbus Common Stock described in Section 2.01(b) of this Agreement) ("Converted Shares") shall thereafter represent the right to receive, subject to Section 2.02(f) of this Agreement, that number of shares of Key Common Stock determined pursuant to the Exchange Ratio and, if applicable, cash pursuant to Section 2.02(f) of this Agreement (the "Merger Consideration"). The holders of certificates previously evidencing Converted Shares shall cease to have any rights with respect to such Converted Shares except as otherwise provided herein or by law. Such certificates previously evidencing Converted Shares shall be exchanged for certificates evidencing whole shares of Key Common Stock upon the surrender of such Certificates in accordance with the provisions of Section 2.02 of this Agreement, without interest. No fractional shares of Key Common Stock shall be issued in connection with the Merger and, in lieu thereof, a cash payment shall be made pursuant to Section 2.02(f) of this Agreement.

    (d) Each share of common stock, par value $1.00 per share, of Merger Sub issued and outstanding immediately prior to the Effective Time shall be converted into one share of common stock, par value $.10 per share, of the Surviving Corporation.

  SECTION 2.02. Exchange and Surrender of Certificates.

  (a) As of the Effective Time, Key shall deposit, or shall cause to be deposited with Continental Stock Transfer & Trust Company of New York (the "Exchange Agent"), for the benefit of the holders of certificates which immediately prior to the Effective Time evidenced shares of Columbus Common Stock (the "Columbus Certificates"), for exchange in accordance with this
Article II, certificates representing the shares of Key Common Stock (such certificates for shares of Key Common Stock, together with any dividends or distributions with respect thereto, being hereinafter referred to as the "Exchange Fund") issuable pursuant to Section 2.01 in exchange for such shares of Columbus Common Stock.

  (b) As soon as reasonably practicable after the Effective Time, the Exchange Agent shall mail to each holder of record of shares of Columbus Common Stock immediately prior to the Effective Time (i) a letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to the Columbus Certificates shall pass, only upon delivery of the Columbus Certificates to the Exchange Agent, and which shall be in such form and have such other provisions as Key and Columbus may reasonably specify) and (ii) instructions for use in effecting the surrender of the Columbus Certificates in exchange for certificates representing shares of Key Common Stock. Upon surrender of a Columbus Certificate for cancellation to the Exchange Agent together with such letter of transmittal, duly executed, the holder of such Columbus Certificate shall be entitled to receive in exchange therefor a certificate representing that number of whole shares of Key Common Stock which such holder has the right to receive in respect of the Columbus Certificate surrendered pursuant to the provisions of this Article II (after taking into account all shares of Columbus Common Stock then held by such holder), and the Columbus Certificate so surrendered shall forthwith be canceled. In the event of a transfer of ownership of Columbus Common Stock which is not registered in the transfer records of Columbus, a certificate representing the proper number of shares of Key Common Stock may be issued to a transferee if the Columbus Certificate representing such Columbus Common Stock is presented to the Exchange Agent, accompanied by all documents required to evidence and effect such transfer and by evidence that any applicable stock transfer taxes have been paid. Until surrendered as contemplated by this Section 2.02, each Columbus Certificate shall be deemed at any time after the Effective Time to represent only the Key Common Stock into which the shares of Columbus Common Stock represented by such Columbus Certificate have been converted as provided in this
Article II and the right to receive upon such surrender cash in lieu of any fractional shares of Key Common Stock as contemplated by this Section 2.02.

  (c) After the Effective Time, there shall be no further registration of transfers of Columbus Common Stock. If, after the Effective Time, certificates representing shares of Columbus Common Stock are presented to Key or the Exchange Agent, they shall be canceled and exchanged for the Merger Consideration provided for, and in accordance with the procedures set forth, in this Agreement.

  (d) Any portion of the Merger Consideration made available to the Exchange Agent pursuant to Section 2.02(a) or the Exchange Fund that remains unclaimed by the holders of shares of Columbus Common Stock one year after the Effective Time shall be returned to Key, upon demand, and any such holder who has not exchanged its shares of Columbus Common Stock in accordance with this Section 2.02 prior to that time shall thereafter look only to Key for payment of the Merger Consideration in respect of its shares of Columbus Common Stock. Notwithstanding the foregoing, Key shall not be liable to any holder of Columbus Common Stock for any amount paid to a public official pursuant to applicable abandoned property escheat or similar laws.

  (e) No dividends, interest or other distributions with respect to shares of Columbus Common Stock shall be paid the holder of any unsurrendered Columbus Certificates until such Columbus Certificates are surrendered as provided in this Section 2.02. Upon such surrender, there shall be paid, without interest, to the person in whose name the certificates representing the shares of Key Common Stock into which such shares of Columbus Common Stock were converted all dividends and other distributions payable in respect of such securities on a date subsequent to, and in respect of a record date after, the Effective Time.

  (f) No certificates or scrip evidencing fractional shares of Key Common Stock shall be issued upon the surrender for exchange of certificates, and such fractional share interests shall not entitle the owner thereof to any rights of a stockholder of Key. In lieu of any such fractional shares, each holder of a certificate previously evidencing Converted Shares, upon surrender of such certificate for exchange pursuant to this Article II, shall be paid an amount in cash (without interest), rounded to the nearest cent, determined by multiplying
(i) the per share closing price of Key Common Stock on the New York Stock Exchange as reported in the Wall Street Journal for the date of the Effective Time (or, if there is no trading activity in Key Common Stock on the New York Stock Exchange on such date, the first date of trading of Key Common Stock on the New York Stock Exchange after the Effective Time) by (ii) the fractional interest to which such holder would otherwise be entitled (after taking into account all Converted Shares held of record by such holder at the Effective
Time).

  (g) Key shall be entitled to deduct and withhold from the consideration otherwise payable pursuant to this Agreement to any former holder of Converted Shares such amounts as Key (or any affiliate thereof) is required to deduct and withhold with respect to the making of such payment under the Code, or any provision of state, local or foreign tax law. To the extent that amounts are so withheld by Key, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the former holder of the Converted Shares in respect of which such deduction and withholding was made by Key.

  SECTION 2.03. Options. Key shall assume each option to purchase shares of Columbus Common Stock that is outstanding immediately prior to the Effective Time (a "Columbus Option") and each Columbus Option shall, at the Effective Time, no longer be an option to purchase Columbus Common Stock and shall be converted into an option to purchase Key Common Stock (a "Converted Key Option"). Each Converted Key Option shall, at the Effective Time, become fully vested, shall include the same terms and conditions as the corresponding Columbus Option, and shall be subject to the terms of the Columbus stock option plan under which the corresponding Columbus Option was granted, except that the Converted Key Option will be exercisable for a period of 12 months after the Effective Time and not thereafter and further provided that the Columbus Options that are incentive stock options within the meaning of Section 422 of the Code ("ISOs") may cease being ISOs as a result of the conversion provided for in this
Section 2.03. Key will use its best efforts to cause the exercise of such options to be registered on Form S-8 prior to the time that the exercise price of such options is less than the market price of the stock covered thereby. The number of shares of Key Common Stock subject to each Converted Key Option shall be equal to the number determined by multiplying the number of shares of Columbus Common Stock subject to the corresponding Columbus Option by the Exchange Ratio, rounded if necessary to the nearest whole share. The per share exercise price for each Converted Key Option shall be equal to the per share exercise price for the corresponding Columbus Option divided by the Exchange Ratio, rounded if necessary to the nearest one-hundredth cent. In the case of any Columbus Option that is an ISO, the number of shares and the exercise price for the corresponding Converted Key Option shall be determined according to the rules of Section 424(a) of the Code and the regulations promulgated thereunder. Columbus shall, in consultation with Key, obtain the necessary consents and waivers, adopt the necessary amendments to the Columbus stock option plans, and take any other actions necessary to implement the matters described in this
Section 2.03. Key shall take all actions necessary to assume the Columbus stock option plans and to amend the Columbus stock option plans to implement the actions provided for in this Section 2.03. Following the issuance of the Converted Key Options provided for in this Section 2.03, no further options shall be granted under the Columbus stock option plans and the Columbus stock option plans shall be terminated.


                                   ARTICLE III

                   REPRESENTATIONS AND WARRANTIES OF COLUMBUS

  Columbus hereby represents and warrants to the Key Companies that:

  SECTION 3.01. Organization and Qualification; Subsidiaries. Each of Columbus and its subsidiaries is duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation or organization, has all requisite power and authority to own, lease and operate its properties and to carry on its business as it is now being conducted and is duly qualified and in good standing to do business in each jurisdiction in which the nature of the business conducted by it or the ownership or leasing of its properties makes such qualification necessary, other than where the failure to be so duly qualified and in good standing would not have a Columbus Material Adverse Effect. The term "Columbus Material Adverse Effect" as used in this Agreement shall mean any change or effect that, individually or when taken together with all other such changes or effects, would be materially adverse to the financial condition, results of operations or business of Columbus and its subsidiaries, taken as a whole. Schedule 3.01 of the disclosure schedule delivered to Key by Columbus on the date hereof (the "Columbus Disclosure Schedule") sets forth, as of the date of this Agreement, a true and complete list of all Columbus' directly or indirectly owned subsidiaries, together with (A) the jurisdiction of incorporation or organization of each subsidiary and the percentage of each subsidiary's outstanding capital stock or other equity interests owned by Columbus or another subsidiary of Columbus, and (B) an indication of whether each such subsidiary is a "Significant Subsidiary" as defined in Section 9.03(g) of this Agreement. Except as set forth in Schedule 3.01 to the Columbus Disclosure Schedule, neither Columbus nor any of its subsidiaries owns an equity interest in any partnership or joint venture arrangement or business entity that is material to the financial condition, results of operations or business of Columbus and its subsidiaries, taken as a whole.

  SECTION 3.02. Charter and Bylaws. Columbus has heretofore furnished to Key complete and correct copies of the charter and the bylaws or the equivalent organizational documents, in each case as amended or restated, of Columbus and each of its subsidiaries. Neither Columbus nor any of its subsidiaries is in violation of any of the provisions of its charter or any material provision of its bylaws (or equivalent organizational documents).

  SECTION 3.03. Capitalization.

  (a) As of the date of this Agreement (1) 3,751,668 shares were issued and outstanding, (2) authorized capital stock of Columbus consists of (i) 20,000,000 shares of Columbus Common Stock, of which 904,909 shares were held in treasury by Columbus and (3) 475,000 shares were reserved for future issuance pursuant to outstanding stock options ("Stock Options") granted pursuant to Columbus' 1985 Stock Option Plan, 1995 Employees' Stock Option Plan and Non-Statutory Stock Option Agreements (the "Option Plans"); and (ii) 5,000,000 shares of preferred stock ("Columbus Preferred Stock"), of which no shares are issued and outstanding. Except as described in this Section 3.03 or in Schedule 3.03(a) to the Columbus Disclosure Schedule, as of the date of this Agreement, no shares of capital stock of Columbus are reserved for any purpose. Each of the outstanding shares of capital stock of, or other equity interests in, each of Columbus and its subsidiaries is duly authorized, validly issued, and, in the case of shares of capital stock, fully paid and nonassessable, and has not been issued in violation of (nor are any of the authorized shares of capital stock of, or other equity interests in, such entities subject to) any preemptive or similar rights created by statute, the charter or bylaws (or the equivalent organizational documents) of Columbus or any of its subsidiaries, or any agreement to which Columbus or any of its subsidiaries is a party or bound, and such outstanding shares or other equity interests owned by Columbus or a subsidiary of Columbus are owned free and clear of all security interests, liens, claims, pledges, agreements, limitations on Columbus' or such subsidiaries' voting rights, charges or other encumbrances of any nature whatsoever.

  (b) Except as set forth in Section 3.03(a) above or in Schedule 3.03(b)(i) to the Columbus Disclosure Schedule, there are no options, warrants or other rights (including registration rights), agreements, arrangements or commitments of any character to which Columbus or any of its subsidiaries is a party relating to the issued or unissued capital stock of Columbus or any of its subsidiaries or obligating Columbus or any of its subsidiaries to grant, issue or sell any shares of the capital stock of Columbus or any of its subsidiaries, by sale, lease, license or otherwise. Each Columbus Option that is outstanding immediately prior to the Effective Time shall be cancelled as of the Effective Time. Except as set forth in Schedule 3.03(b)(ii) to the Columbus Disclosure Schedule, there are no obligations, contingent or otherwise, of Columbus or any of its subsidiaries to (i) repurchase, redeem or otherwise acquire any shares of Columbus Common Stock or other capital stock of Columbus, or the capital stock or other equity interests of any subsidiary of Columbus; or (ii) (other than advances to subsidiaries in the ordinary course of business) provide material funds to, or make any material investment in (in the form of a loan, capital contribution or otherwise), or provide any guarantee with respect to the obligations of, any subsidiary of Columbus or any other person. Except as described in Schedule 3.03(b)(iii) to the Columbus Disclosure Schedule, neither Columbus nor any of its subsidiaries (x) directly or indirectly owns, (y) has agreed to purchase or otherwise acquire or (z) holds any interest convertible into or exchangeable or exercisable for, 5% or more of the capital stock of any corporation, partnership, joint venture or other business association or entity (other than the subsidiaries of Columbus set forth in Schedule 3.01 to the Columbus Disclosure Schedule). Except as set forth in Schedule 3.03(b)(iv) to the Columbus Disclosure Schedule and except for any agreements, arrangements or commitments between Columbus and its subsidiaries or between such subsidiaries, there are no agreements, arrangements or commitments of any character (contingent or otherwise) pursuant to which any person is or may be entitled to receive any payment based on the revenues or earnings, or calculated in accordance therewith, of Columbus or any of its subsidiaries. There are no voting trusts, proxies or other agreements or understandings to which Columbus or any of its subsidiaries is a party or by which Columbus or any of its subsidiaries is bound with respect to the voting of any shares of capital stock of Columbus or any of its subsidiaries.

  (c) Columbus has made available to Key complete and correct copies of (i) the Option Plans and the forms of options issued pursuant to the Option Plans, including all amendments thereto and (ii) all options that are not in the form thereof provided under clause (i) above. Schedule 3.03(c) to the Columbus Disclosure Schedule sets forth a complete and correct list of all outstanding options, restricted stock or any other stock awards (the "Stock Awards") granted under the Option Plans or otherwise, setting forth as of the date hereof (i) the number and type of Stock Awards, (ii) the exercise price of each outstanding Stock Option, and

(iii) the number of Stock Options exercisable.

  SECTION 3.04. Authority. Columbus has all requisite corporate power and authority to execute and deliver this Agreement, to perform its obligations hereunder and to consummate the transactions contemplated hereby (subject to, with respect to the Merger, the adoption of this Agreement by the stockholders of Columbus as described in Section 3.15 hereof). The execution and delivery of this Agreement by Columbus and the consummation by Columbus of the transactions contemplated hereby have been duly authorized by all necessary corporate action and no other corporate proceedings on the part of Columbus are necessary to authorize this Agreement or to consummate the transactions contemplated hereby (subject to, with respect to the Merger, the adoption of this Agreement by the stockholders of Columbus as described in Section 3.15 hereof). This Agreement has been duly executed and delivered by Columbus and, assuming the due authorization, execution and delivery thereof by the Key Companies, constitutes the legal, valid and binding obligation of Columbus, subject to bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and other statutes or rules of law affecting the rights and remedies of creditors and secured parties generally and general principles of equity, regardless of whether applied in proceedings in equity or at law.

  SECTION 3.05. No Conflict; Required Filings and Consents.

  (a) The execution and delivery of this Agreement by Columbus does not, and the consummation of the transactions contemplated hereby in accordance with its terms will not (i) conflict with or violate the charter or bylaws, or the equivalent organizational documents, in each case as amended or restated, of Columbus or any of its subsidiaries, (ii) conflict with or violate any federal, state, foreign or local law, statute, ordinance, rule, regulation, order, judgment or decree (collectively, "Laws") applicable to Columbus or any of its subsidiaries or by which any of their respective properties is bound or subject or (iii) except as described in Schedule 3.05 to the Columbus Disclosure Schedule, result in any breach of or constitute a default (or an event that with notice or lapse of time or both would become a default) under, or give to others any rights of termination, amendment, acceleration or cancellation of, or require payment under, or result in the creation of a lien or encumbrance on any of the properties or assets of Columbus or any of its subsidiaries pursuant to, any note, bond, mortgage, indenture, contract, agreement, lease, license, permit, franchise or other instrument or obligation to which Columbus or any of its subsidiaries is a party or by or to which Columbus or any of its subsidiaries or any of their respective properties is bound or subject, except for any such conflicts or violations described in clause (ii) or breaches, defaults, events, rights of termination, amendment, acceleration or cancellation, payment obligations or liens or encumbrances described in clause
(iii) that would not have a Columbus Material Adverse Effect.

  (b) The execution and delivery of this Agreement by Columbus does not, and consummation of the transactions contemplated hereby will not, require Columbus to obtain any consent, license, permit, approval, waiver, authorization or order of, or to make any filing with or notification to, any governmental or regulatory authority, domestic or foreign (collectively, "Governmental Entities"), except (i) for applicable requirements, if any, of the Securities Act of 1933, as amended (the "Securities Act"), the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and state securities or blue sky laws ("Blue Sky Laws"), and the filing and recordation of appropriate merger documents as required by Colorado Law, (ii) applicable filings with the American Stock Exchange and (iii) where the failure to obtain such consents, licenses, permits, approvals, waivers, authorizations or orders, or to make such filings or notifications, would not, either individually or in the aggregate, prevent Columbus from performing its obligations under this Agreement and would not have a Columbus Material Adverse Effect.

  SECTION 3.06. Permits; Compliance. Except as disclosed in Schedule 3.14 of the Columbus Disclosure Schedule, each of Columbus and its subsidiaries and to Columbus' knowledge each third party operator of any of Columbus' properties, is in possession of all franchises, grants, authorizations, licenses, permits, easements, variances, exemptions, consents, certificates, approvals and orders necessary to own, lease and operate its properties and to carry on its business as it is now being conducted (collectively, the "Columbus Permits"), and there is no action, proceeding or investigation pending or, to the knowledge of Columbus, threatened regarding suspension or cancellation of any of the Columbus Permits, except where the failure to possess, or the suspension or cancellation of, such Columbus Permits would not have a Columbus Material Adverse Effect. Except as disclosed in Schedule 3.14 of the Columbus Disclosure Schedule, neither Columbus nor any of its subsidiaries is in conflict with, or in default or violation of (a) any Law applicable to Columbus or any of its subsidiaries or by or to which any of their respective properties is bound or subject or (b) any of the Columbus Permits, except for any such conflicts, defaults or violations that would not have a Columbus Material Adverse Effect. During the period commencing on January 1, 1999 and ending on the date hereof, neither Columbus nor any of its subsidiaries has received from any Governmental Entity any written notification with respect to possible conflicts, defaults or violations of Laws, except as set forth in Schedule 3.06 of the Columbus Disclosure Schedule and except for written notices relating to possible conflicts, defaults or violations that would not have a Columbus Material Adverse Effect.

  SECTION 3.07. Reports; Financial Statements.

  (a) Since December 31, 1997, Columbus and its subsidiaries have filed (i) all forms, reports, statements and other documents required to be filed with (A) the Securities and Exchange Commission (the "SEC") including, without limitation,
(1) all Annual Reports on Form 10-K, (2) all Quarterly Reports on Form 10-Q, (3) all proxy statements relating to meetings of stockholders (whether annual or special), (4) all Current Reports on Form 8-K and (5) all other reports, schedules, registration statements or other documents (collectively referred to as the "Columbus SEC Reports") and (B) any applicable state securities authorities and (ii) all forms, reports, statements and other documents required to be filed with any other applicable federal or state regulatory authorities, except as disclosed in Schedule 3.14 of the Columbus Disclosure Schedule and except where the failure to file any such forms, reports, statements or other documents would not have a Columbus Material Adverse Effect (all such forms, reports, statements and other documents in clauses (i) and (ii) of this Section 3.07(a) being referred to herein, collectively, as the "Columbus Reports"). The Columbus Reports, including all Columbus Reports filed after the date of this Agreement and prior to the Effective Time, (x) were or will be prepared in all material respects in accordance with the requirements of applicable Law (including, with respect to Columbus SEC Reports, the Securities Act and the Exchange Act, as the case may be, and the rules and regulations of the SEC thereunder applicable to such Columbus SEC Reports) and (y) did not at the time they were filed, or will not at the time they are filed, contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading.

  (b) Each of the consolidated financial statements (including, in each case, any related notes thereto) contained in Columbus SEC Reports filed prior to the Effective Time (i) have been or will be prepared in accordance with the published rules and regulations of the SEC and generally accepted accounting principles applied on a consistent basis throughout the periods involved (except
(A) to the extent required by changes in generally accepted accounting principles and (B) with respect to Columbus SEC Reports filed prior to the date of this Agreement, as may be indicated in the notes thereto) and (ii) fairly present or will fairly present the consolidated financial position of Columbus and its subsidiaries as of the respective dates thereof and the consolidated results of operations and cash flows for the periods indicated (including reasonable estimates of normal and recurring year- end adjustments), except that
(x) any unaudited interim financial statements were or will be subject to normal and recurring year-end adjustments and (y) any pro forma financial statements contained in such consolidated financial statements are not necessarily indicative of the consolidated financial position of Columbus and its subsidiaries as of the respective dates thereof and the consolidated results of operations and cash flows for the periods indicated.

  SECTION 3.08. Absence of Certain Changes or Events. Except as disclosed in the Columbus SEC Reports filed prior to the date of this Agreement or as contemplated by this Agreement or as set forth in Schedule 3.08 to the Columbus Disclosure Schedule, since May 31, 2000, Columbus and its subsidiaries have conducted their respective businesses only in the ordinary course and in a manner consistent with past practice and there has not been: (i) any material damage, destruction or loss (whether or not covered by insurance) with respect to any material assets of Columbus or any of its subsidiaries; (ii) any material change by Columbus or its subsidiaries in their accounting methods, principles or practices; (iii) except for dividends by a subsidiary of Columbus to Columbus or another subsidiary of Columbus, any declaration, setting aside or payment of any dividends or distributions in respect of shares of Columbus Common Stock or the shares of stock of, or other equity interests in, any subsidiary of Columbus, or any redemption, purchase or other acquisition by Columbus or any of its subsidiaries of any of Columbus' securities or any of the securities of any subsidiary of Columbus; (iv) any increase in the benefits under, or the establishment or amendment of, any bonus, insurance, severance, deferred compensation, pension, retirement, profit sharing, stock option (including, without limitation, the granting of stock options, stock appreciation rights, performance awards, or restricted stock awards), stock purchase or other employee benefit plan, or any increase in the compensation payable or to become payable to directors, officers or employees of Columbus or its subsidiaries; (v) any revaluation by Columbus or any of its subsidiaries of any of their assets, including the writing down of the value of inventory or the writing down or off of notes or accounts receivable, other than in the ordinary course of business and consistent with past practices; (vi) any entry by Columbus or any of its subsidiaries into any commitment or transaction material to Columbus and its subsidiaries, taken as a whole (other than this Agreement and the transactions contemplated hereby); (vii) any material increase in indebtedness for borrowed money; or (viii) a Columbus Material Adverse Effect.

  SECTION 3.09. Absence of Litigation. Except as disclosed in the Columbus SEC Reports filed prior to the date of this Agreement or as set forth in Schedule
3.09 to the Columbus Disclosure Schedule, there is no claim, action, suit, litigation, proceeding, arbitration or, to the knowledge of Columbus, investigation of any kind, at law or in equity (including actions or proceedings seeking injunctive relief), pending or, to the knowledge of Columbus, threatened against Columbus or any of its subsidiaries or any properties or rights of Columbus or any of its subsidiaries (except for claims, actions, suits, litigation, proceedings, arbitrations or investigations which would not have a Columbus Material Adverse Effect), and neither Columbus nor any of its subsidiaries is subject to any continuing order of, consent decree, settlement agreement or other similar written agreement with, or, to the knowledge of Columbus, continuing investigation by, any Governmental Entity, or any judgment, order, writ, injunction, decree or award of any Government Entity or arbitrator, including, without limitation, cease-and-desist or other orders, except for matters that would not have a Columbus Material Adverse Effect.

  SECTION 3.10. Employee Benefit Plans; Labor Matters.

  (a) Schedule 3.10(a) to the Columbus Disclosure Schedule sets forth each employee benefit plan (as such term is defined in ERISA section 3(3)) maintained or contributed to by Columbus or any member of its ERISA Group and any other retirement, pension, stock option, stock appreciation right, profit sharing, incentive compensation, deferred compensation, savings, thrift, vacation pay, severance pay, or other employee compensation or benefit plan, agreement, practice, or arrangement, whether written or unwritten, whether or not legally binding, maintained or contributed to by Columbus or any member of its ERISA Group (collectively, the "Columbus Benefit Plans"). For purposes of this Agreement, "ERISA Group" means a controlled or affiliated group within the meaning of Code section 414(b), (c), (m), or (o) of which Columbus is a member. Columbus has furnished to Key correct and complete copies of all Columbus Benefit Plans (including a detailed written description of any Columbus Benefit Plan that is unwritten, including a description of eligibility criteria, participation, vesting, benefits, funding arrangements and assets and any other provisions relating to Columbus) and, with respect to each Columbus Benefit Plan, a copy of each of the following, to the extent each is applicable to each Columbus Benefit Plan: (i) the most recent favorable determination letter, (ii) materials submitted to the Internal Revenue Service in support of a pending determination letter request, (iii) the most recent letter issued by the Internal Revenue Service recognizing tax exemption, (iv) each insurance contract, trust agreement, or other funding vehicle, (v) the three most recently filed Forms 5500 plus all schedules and attachments, (vi) the three most recent actuarial valuations, and (vii) each summary plan description or other general explanation or communication distributed or otherwise provided to employees with respect to each Columbus Benefit Plan during the past five years that describes the terms of the Columbus Benefit Plan.

  (b) With respect to the Columbus Benefit Plans, no event has occurred and, to the knowledge of Columbus, there exists no condition or set of circumstances, in connection with which Columbus or any member of its ERISA Group could reasonably be expected to be subject to any liability under the terms of such Columbus Benefit Plans, ERISA, the Code or any other applicable Law which would have a Columbus Material Adverse Effect. Except as otherwise set forth on Schedule 3.10(b) to the Columbus Disclosure Schedule,

    (i) Each Columbus Benefit Plan has at all times been in compliance, in form and in operation, in all material respects with all applicable requirements of law and regulations, including without limitation ERISA. Each Columbus Benefit Plan that is intended to be a qualified plan has received a favorable determination letter from the Internal Revenue Service or is a standardized master or prototype plan that is subject to a notification letter issued by the National Office of the Internal Revenue Service; nothing has occurred since the date of the most recent favorable determination letter or notification letter that would cause the loss of the Columbus Benefit Plan's qualification; and each such Columbus Benefit Plan has at all times been in compliance, in form and in operation, in all material respects with the applicable requirements of the Internal Revenue Code and the applicable Treasury Regulations.

    (ii) With respect to each Columbus Benefit Plan (including any benefit plan that has been terminated prior to the date of this Agreement (a "Terminated Plan")), there are no actions, suits, grievances, arbitrations or other manner of litigation, or claim with respect to any Columbus Benefit Plan (except for routine claims for benefits made in the ordinary course of plan administration for which plan administrative procedures have not been exhausted) pending, threatened or imminent against or with respect to any Columbus Benefit Plan, any plan sponsor, or any fiduciary (as such term is defined in Section 3(21) of ERISA) of such Columbus Benefit Plan or Terminated Plan, and Columbus has no knowledge of any facts that could reasonably be expected to give rise to any action, suit, grievance, arbitration or other manner of litigation, or action.

   (iii) All contributions required to be made to the Columbus Benefit Plans pursuant to their terms and provisions or required by applicable law have been made timely.

    (iv) Neither Columbus nor any member of its ERISA Group has ever maintained, contributed to, or been obligated to contribute to any plan that is subject to Title IV of ERISA or the minimum funding requirements of Section 412 of the Code. Neither Columbus nor any member of its ERISA Group has ever contributed to, been obligated to contribute to, or incurred any liability to a multiemployer plan (as such term in defined in Section 3(37) of ERISA).

    (v) Neither Columbus nor any party in interest (as such term is defined in ERISA section 3(14)) nor any disqualified person has engaged in any prohibited transaction within the meaning of ERISA section 406 or Code section 4975 that could reasonably be expected to result in a Columbus Material Adverse Effect.

    (vi) With respect to the Columbus Benefit Plans and the employees and directors of Columbus, the consummation of the transactions contemplated by this Agreement will not give rise to any acceleration of vesting of payments or options, the acceleration of the time of making any payments, or the making of any payments, which in the aggregate would result in an "excess parachute payment" within the meaning of Section 280G of the Code and the imposition of the excise tax under Section 4999 of the Code.

  (c) Neither Columbus nor any member of its ERISA Group is or has ever been a party to any collective bargaining or other labor union contracts. No collective bargaining agreement is being negotiated by Columbus or any of its subsidiaries. There is no pending or threatened labor dispute, strike or work stoppage against Columbus or any of its subsidiaries which could reasonably be expected to interfere with the respective business activities of Columbus or any of its subsidiaries. To the knowledge of Columbus, none of Columbus, any of its subsidiaries or any of their respective representatives or employees has committed any unfair labor practices in connection with the operation of the respective businesses of Columbus or its subsidiaries, and there is no pending or threatened charge or complaint against Columbus or any of its subsidiaries by the National Labor Relations Board or any comparable state agency.

  (d) Except as disclosed in Schedule 3.10(a) to the Columbus Disclosure Schedule, neither Columbus nor any of its subsidiaries is a party to or is bound by any severance agreements, programs or policies. Schedule 3.10(d) to the Columbus

Disclosure Schedule sets forth, and Columbus has made available to Key true and correct copies of (i) all employment agreements with Columbus or its subsidiaries; (ii) all agreements with consultants of Columbus or its subsidiaries; (iii) all non- competition agreements with Columbus or a subsidiary executed by officers of Columbus; and (iv) all plans, programs, agreements and other arrangements of Columbus or its subsidiaries with or relating to its directors.

  (e) No Columbus Benefit Plan provides retiree medical or retiree life insurance benefits to any person and neither Columbus nor any of its subsidiaries is contractually or otherwise obligated (whether or not in writing) to provide any person with life insurance or medical benefits upon retirement or termination of employment, other than as required by the provisions of Sections 601 through 608 of ERISA and Section 4980B of the Code and each such Columbus Benefit Plan or arrangement may be amended or terminated by Columbus or its subsidiaries at any time without liability.

  (f) Except as contemplated by this Agreement or as set forth in Schedule 3.10(g), Columbus has not amended, or taken any other actions with respect to any of the Columbus Benefit Plans or any of the plans, programs, agreements, policies or other arrangements described in Section 3.10(d) of this Agreement since January 1, 1999.

  (g) With respect to each Columbus Benefit Plan that is a "group health plan" within the meaning of Section 5000(b) of the Code, each such Columbus Benefit Plan complies and has complied in all material respects with the requirements of
Part 6 of Title I of ERISA and Sections 4980B and 5000 of the Code, or, if ERISA and the Code do not apply, the requirements of applicable state law.

  (h) Columbus' federal income tax deduction for compensation paid or payable by Columbus to employees covered by Section 162(m) of the Code has not been, and will not be, limited by Section 162(m) of the Internal Revenue Code.

  (i) Any Columbus Benefit Plan that has been terminated prior to the date of this Agreement was terminated in accordance with its provisions and applicable law and each such Columbus Benefit Plan that was intended to be a qualified plan has received a determination letter from the Internal Revenue Service to the effect that the termination does not adversely affect such Columbus Benefit Plan's qualification.

  (j) The Columbus Energy Corp. 401(k) Profit Sharing Plan and Trust will be terminated immediately prior to the Effective Time, and Columbus will apply for a determination letter from the Internal Revenue Service to the effect that the termination of such Plan does not adversely affect the qualification of such Plan.

  SECTION 3.11. Taxes.

  (a) (1) Except to the extent that the applicable statute of limitations has expired, all Returns required to be filed by or on behalf of Columbus have been duly filed on a timely basis and such Returns (including all attached statements and schedules) are true, complete and correct in all material respects. Except to the extent that the applicable statute of limitations has expired, all Taxes shown to be payable on such Returns or on subsequent assessments with respect thereto have been paid in full on a timely basis, and no other Taxes are currently due and payable by Columbus with respect to items or periods covered by such Returns (whether or not shown on or reportable on such Returns) or with respect to any period prior to the Effective Time.

    (2) Columbus has withheld and paid over all Taxes required to have been withheld and paid over (including any estimated taxes), and has complied in all material respects with all information reporting and backup withholding requirements, including maintenance of required records with respect thereto, in connection with amounts paid or owing to any employee, creditor, independent contractor, or other third party.

    (3) Columbus has disclosed on its income tax returns all positions taken therein that could give rise to a substantial understatement penalty within the meaning of Code Section 6662.

    (4) There are no liens on any of the assets of Columbus with respect to Taxes, other than liens for Taxes not yet due and payable or for Taxes that are being contested in good faith through appropriate proceedings and for which appropriate reserves have been established.

    (5) Columbus does not have any liability under Treasury Regulation (S) 1.1502-6 or any analogous state, local or foreign law by reason of having been a member of any consolidated, combined or unitary group, other than in the current affiliated group of which Columbus is the common parent corporation.

    (6) Except to the extent that the applicable statute of limitations has expired, Columbus has made available to Key complete copies of: (i) all federal and state income and franchise tax returns of Columbus for all periods since the formation of Columbus, and (ii) all tax audit reports, work papers statements of deficiencies, closing or other agreements received by Columbus or on its behalf relating to Taxes, and

    (7) Columbus does not do business in or derive income from any state, local, territorial or foreign taxing jurisdiction other than those for which Returns have been furnished to Key.

  (b) Except as disclosed on Schedule 3.11(b) of the Columbus Disclosure
Schedule:

    (1) There is no audit of any Returns of Columbus by a governmental or taxing authority in process, pending or, to the knowledge of Columbus, threatened (formally or informally).

    (2) Except to the extent that the applicable statute of limitations has expired and except as to matters that have been resolved, no deficiencies exist or have been asserted (either formally or informally) or are expected to be asserted with respect to Taxes of Columbus, and no notice (either formally or informally) has been received by Columbus that it has not filed a Return or paid Taxes required to be filed or paid by it.

    (3) Columbus is not a party to any pending action or proceeding for assessment or collection of Taxes, nor has such action or proceeding been asserted or threatened (either formally or informally) against it or any of its assets, except to the extent that the applicable statute of limitations has expired and except as to matters that have been resolved.

    (4) No waiver or extension of any statute of limitations is in effect with respect to Taxes or Returns of Columbus.

    (5) No action has been taken that would have the effect of deferring any material liability for Taxes for Columbus from any period prior to the Effective Time to any period after the Effective Time.

    (6) There are no requests for rulings, subpoenas or requests for information pending with respect to Taxes of Columbus.

    (7) No power of attorney has been granted by Columbus, with respect to any matter relating to Taxes.

    (8) Since January 1, 1997, Columbus has not been included in an affiliated group of corporations, within the meaning of section 1504 of the Code, other than in the current affiliated group of which Columbus is the common parent corporation.

   (9) Columbus is not (nor has it ever been) a party to any tax sharing agreement between affiliated corporations.

  (c) Except as disclosed on Schedule 3.11(c) of the Columbus Disclosure
Schedule:

    (1) Columbus has not made an election, and is not required to treat any asset as owned by another person for federal income tax purposes or as tax-exempt bond financed property or tax-exempt use property within the meaning of section 168 of the Code.

    (2) Columbus has not issued or assumed any indebtedness that is subject to section 279(b) of the Code.

    (3) Columbus has not entered into any compensatory agreements with respect to the performance of services under which payment would result in a nondeductible expense pursuant to Section 280G of the Code or an excise tax to the recipient of such payment pursuant to Section 4999 of the Code.

    (4) No election has been made under Section 338 of the Code with respect to Columbus and no action has been taken that would result in any income tax liability to Columbus as a result of a deemed election within the meaning of
Section 338 of the Code.

    (5) No consent under Section 341(f) of the Code has been filed with respect to Columbus.

    (6) Columbus has not agreed, nor is it required to make, any adjustment under Code Section 481(a) by reason of a change in accounting method or otherwise.

    (7) Columbus has not disposed of any property that is presently being accounted for under the installment method.

    (8) Columbus is not a party to any interest rate swap, currency swap or similar transaction.

    (9) Columbus has not participated in any international boycott as defined in Code Section 999.

    (10) There are no outstanding balances of deferred gain or loss accounts related to deferred intercompany transactions with respect to Columbus under Treasury Regulations (S)(S) 1.1502-13 or 1.1502-14.

    (11) Columbus has not made and will not make any election under Treasury Regulation (S) 1.1502-20(g)(1) (or any similar provision) with respect to the reattribution of net operating losses of Columbus.

    (12) There is no excess loss account under Treasury Regulation (S)1.1502- 19 with respect to the stock of Columbus or any subsidiary.

    (13) Columbus is not subject to any joint venture, partnership or other arrangement or contract that is treated as a partnership for federal income tax purposes.

    (14) Columbus has not made any of the foregoing elections and is not required to apply any of the foregoing rules under any comparable state or local income tax provisions.

    (15) Columbus does not have and has never had a permanent establishment in any foreign country, as defined in any applicable tax treaty or convention between the United States and such foreign country.

    (16) Except as provided in section 1445(a) of the Code with respect to Columbus shareholders who are foreign persons, the Merger is not subject to the tax withholding provisions of section 3406 of the Code, or of Subchapter A of Chapter 3 of the Code, or of any other provision of law (exclusive of any backup withholding with respect to cash payments in lieu of fractional shares).

  (d) To the extent the following information is contained therein, the tax returns and tax work papers provided by Columbus to Key contained in all material respects, as of the respective dates thereof, accurate and complete information with respect to:

    (1) All material tax elections in effect with respect to Columbus;

    (2) The current tax basis of the assets of Columbus;

    (3) The net operating losses of Columbus by taxable year;

    (4) The net capital losses of Columbus;

    (5) The tax credit carry overs of Columbus;

    (6) The overall foreign losses of Columbus under section 904(f) of the Code that is subject to recapture.

  (e) The tax returns and tax work papers provided by Columbus to Key contain accurate and complete information in all material respects with respect to the net operating losses, net operating loss carry forwards and other tax attributes of Columbus, and the extent to which they are subject to any limitation under Code sections 381, 382, 383, or 384, or any other provision of the Code or the federal consolidated return regulations (or any predecessor provision of any Code section or the regulations) and there is nothing that would prevent Columbus from utilizing these net operating losses, net operating loss carry forwards or other tax attributes as so limited if it had sufficient income.

  (f) (1) For purposes of this Agreement the term "Taxes" shall mean all taxes, however, denominated, including any interest, penalties or other additions to tax that may become payable in respect thereof, imposed by any federal, territorial, state, local or foreign government or any agency or political subdivision of any such government, which taxes shall include, without limiting the generality of the foregoing, all income or profits taxes, payroll and employee withholding taxes, unemployment insurance, social security taxes, sales and use taxes, ad valorem taxes, excise taxes, franchise taxes, gross receipts taxes, business license taxes, occupation taxes, real and personal property taxes, stamp taxes, environmental taxes, transfer taxes, workers' compensation, Pension Benefit Guaranty Corporation premiums and other governmental charges, and other obligations of the same or of a similar nature to any of the foregoing, required to be paid, withheld or collected.

    (2) For the purposes of this agreement, the term "Returns" shall mean all reports, estimates, declarations of estimated tax, information statements and returns relating to, or required to be filed in connection with, any Taxes, including information returns or reports with respect to backup withholding and other payments to third parties.

    (3) All references to "Columbus" in this section 3.11 shall include all subsidiaries of Columbus and where appropriate in this section 3.11, the singular shall include the plural.

  SECTION 3.12. Tax Matters.

  (a) Neither Columbus nor, to the knowledge of Columbus, any of its affiliates has taken or agreed to take any action that would prevent the Merger from constituting a reorganization qualifying under the provisions of section 368(a) of the Code.

  (b) There is no plan or intention by any stockholder of Columbus who owns five percent or more of Columbus Common Stock, and to the knowledge of Columbus there is no plan or intention on the part of any of the remaining stockholders of Columbus, to sell, exchange or otherwise dispose of a number of shares of Key Common Stock to be received in the Merger that would reduce the Columbus stockholders' ownership of Key Common Stock to a number of shares having a value, as of the Effective Time, of less than 80 percent of the value of all of the Columbus Common Stock (including shares of Columbus Common Stock exchanged for cash in lieu of fractional shares of Key Common Stock) outstanding immediately prior to the Effective Time.

  (c) Immediately following the Merger, Columbus will hold at least 90 percent of the fair market value of its net assets and at least 70 percent of the fair market value of its gross assets held immediately prior to the Merger. For purposes of this representation, amounts used by Columbus to pay Merger expenses and all redemptions and distributions made by Columbus will be included as assets of Columbus immediately prior to the Merger.

  (d) There is no intercorporate indebtedness existing between Columbus and Key or between Columbus and Merger Sub that was issued, acquired or will be settled at a discount.

  (e) Columbus is not an investment company as defined in section
368(a)(2)(F)(iii) and (iv) of the Code.

  (f) Columbus is not under the jurisdiction of a court in a title 11 or similar case within the meaning of section 368(a)(3)(A) of the Code.

  SECTION 3.13. Certain Business Practices. None of Columbus, any of its subsidiaries or any directors, officers, agents or employees of Columbus or any of its subsidiaries has (i) used any funds for unlawful contributions, gifts, entertainment or other unlawful expenses relating to political activity, (ii) made any unlawful payment to foreign or domestic government officials or employees or to foreign or domestic political parties or campaigns or violated any provision of the Foreign Corrupt Practices Act of 1977, as amended, or (iii) made any other unlawful payment.

  SECTION 3.14. Environmental Matters. Except for matters disclosed in Schedule
3.14 to the Columbus Disclosure Schedule and except for matters that would not result, individually or in the aggregate with all other such matters, in liability to Columbus or any of its subsidiaries in excess of $500,000, (i) the properties, operations and activities of Columbus and its subsidiaries are in compliance with all applicable Environmental Laws; (ii) Columbus and its subsidiaries and the properties and operations of Columbus and its subsidiaries are not subject to any existing, pending or, to the knowledge of Columbus, threatened action, suit, investigation, inquiry or proceeding by or before any governmental authority under any Environmental Law; (iii) all notices, permits, licenses, or similar authorizations, if any, required to be obtained or filed by Columbus or any of its subsidiaries under any Environmental Law in connection with any aspect of the business of Columbus or its subsidiaries, including without limitation those relating to the treatment, storage, disposal or release of a hazardous substance, have been duly obtained or filed and will remain valid and in effect after the Merger, and Columbus and its subsidiaries are in compliance with the terms and conditions of all such notices, permits, licenses and similar authorizations; (iv) Columbus and its subsidiaries have satisfied and are currently in compliance with all financial responsibility requirements applicable to their operations and imposed by any governmental authority under any Environmental Law, and Columbus and its subsidiaries have not received any notice of noncompliance with any such financial responsibility requirements; (v) to Columbus' knowledge, there are no physical or environmental conditions existing on any property of Columbus or its subsidiaries or resulting from Columbus' or such subsidiaries' operations or activities, past or present, at any location, that would give rise to any on-site or off-site remedial obligations imposed on Columbus or any of its subsidiaries under any Environmental Laws; (vi) to Columbus' knowledge, since the effective date of the relevant requirements of applicable Environmental Laws and to the extent required by such applicable Environmental Laws, all hazardous substances generated by Columbus and its subsidiaries have been transported only by carriers authorized under Environmental Laws to transport such substances and wastes, and disposed of only at treatment, storage and disposal facilities authorized under Environmental Laws to treat, store or dispose of such substances and wastes; (vii) there has been no exposure of any person or property to hazardous substances or any pollutant or contaminant, nor has there been any unauthorized release of hazardous substances, or any pollutant or contaminant into the environment by Columbus or its subsidiaries or in connection with their properties or operations, where such unauthorized release could reasonably be expected to give rise to any claim against Columbus or any of its subsidiaries for damages or compensation; and (viii) Columbus and its subsidiaries have made available to Key all non-privileged internal and external environmental audits and studies and all non-privileged correspondence on substantial environmental matters in the possession of Columbus or its subsidiaries relating to any of the current or former properties or operations of Columbus and its subsidiaries. To Columbus' knowledge, except for matters disclosed in Schedule 3.14 to the Columbus Disclosure Schedule, the operations of each third party operator of any of Columbus or its subsidiaries' properties are in compliance with the terms of this Section 3.14.

  For purposes of this Agreement, the term "Environmental Laws" shall mean any and all laws, statutes, ordinances, rules, regulations or orders of any Governmental Entity pertaining to health or the environment in effect as of the Effective Time in any and all jurisdictions in which the party in question and its subsidiaries own property or conduct business, including without limitation, the Clean Air Act, as amended, the Comprehensive Environmental, Response, Compensation, and Liability Act of 1980 ("CERCLA"), as amended, the Federal Water Pollution Control Act, as amended, the Occupational Safety and Health Act of 1970, as amended, the Resource Conservation and Recovery Act of 1976 ("RCRA"), as amended, the Safe Drinking Water Act, as amended, the Toxic Substances Control Act, as amended, the Hazardous & Solid Waste Amendments Act of 1984, as amended, the Superfund Amendments and Reauthorization Act of 1986, as amended, the Hazardous Materials Transportation Act, as amended, the Oil Pollution Act of 1990 ("OPA"), any state laws implementing the foregoing federal laws, and any state laws pertaining to the handling of oil and gas exploration and production wastes or the use, maintenance and closure of pits and impoundments, and all other environmental conservation or protection laws. For purposes of this Agreement, the terms "hazardous substance" and "release" have the meanings specified in CERCLA, and the term "disposal" has the meaning specified in RCRA; provided, however, that to the extent the laws of the state in which the property is located establish a meaning for "hazardous substance," "release," or "disposal" that is broader than that specified in either CERCLA or RCRA, such broader meaning shall apply.

  SECTION 3.15. Vote Required. The only vote of the holders of any class or series of Columbus capital stock necessary to approve the Merger and adopt this Agreement is the affirmative vote of the holders of at least a majority of the outstanding shares of Columbus Common Stock.

  SECTION 3.16. Brokers. Except as set forth in Schedule 3.16 to the Columbus Disclosure Schedule, no broker, finder or investment banker is entitled to any brokerage, finder's or other fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of Columbus. Prior to the date of this Agreement, Columbus has made available to Key a complete and correct copy of all agreements referenced in
Schedule 3.16 to the Columbus Disclosure Schedule pursuant to which such firm will be entitled to any payment relating to the transactions contemplated by this Agreement.

  SECTION 3.17. Insurance. Columbus and each of its subsidiaries are currently insured, and during each of the past five calendar years have been insured, for reasonable amounts against such risks as companies engaged in a similar business would, in accordance with good business practice, customarily be insured.

  SECTION 3.18. Properties.

  (a) With respect to Columbus and its subsidiaries' non-oil and gas properties, except for liens arising in the ordinary course of business after the date hereof and properties and assets disposed of in the ordinary course of business after the date of the most recent balance sheet contained in the Form 10-Q referred to below, Columbus and its subsidiaries have good and marketable title free and clear of all liens, the existence of which would have a Columbus Material Adverse Effect, to all their material properties and assets, whether tangible or intangible, real, personal or mixed, reflected in Columbus' most recent consolidated balance sheet contained in Columbus' most recent Columbus SEC Report on Form 10-Q filed prior to the date hereof as being owned by Columbus and its subsidiaries as of the date thereof or purported to be owned on the date hereof. All buildings, and all fixtures, equipment and other property and assets which are material to its business on a consolidated basis, held under leases by any of Columbus or its subsidiaries are held under valid instruments enforceable by Columbus or its subsidiaries in accordance with their respective terms. Substantially all of Columbus' and its subsidiaries' equipment in regular use has been well maintained and is in good and serviceable condition, reasonable wear and tear excepted.

  (b) With respect to Columbus and its subsidiaries' oil and gas properties,
Schedule 3.18(b) to the Columbus Disclosure Schedule lists, as of the date of this Agreement, all of the producing oil and gas properties owned by Columbus and its subsidiaries (the "Columbus Oil and Gas Properties") and certain information with respect thereto. Other than matters that do not have a Columbus Material Adverse Effect:

    (i) Columbus and its subsidiaries have Defensible Title to all of the Columbus Oil and Gas Properties, subject to and except for the Permitted Encumbrances and as would be acceptable to a reasonably prudent operator of oil and gas properties.

      (A) As used herein, the term "Defensible Title" shall mean as to the wells and properties described in the column "Lease Name" in Schedule 3.18(b) to the Columbus Disclosure Schedule (individually called a "Property"), such title as will enable Columbus and its subsidiaries to receive not less than the net revenue interests set forth on Schedule 3.18(b) to the Columbus Disclosure Schedule of all hydrocarbons and other minerals produced from each Property, and which will obligate Columbus and its subsidiaries to bear costs and expenses relating to the maintenance, development, and operations of each Property not greater than the working interests set forth on Schedule 3.18(b) to the Columbus Disclosure Schedule.

      (B) As used herein, the term "Permitted Encumbrances" shall mean:

        (1) lessors' royalties, overriding royalties, division orders, reversionary interests and net profits interests and similar burdens which do not operate to reduce the net revenue interests in any Property below those set forth on Schedule 3.18(b) to the Columbus Disclosure Schedule;

        (2) the terms and conditions of the oil, gas and mineral leases (the "Columbus Leases") related to the Columbus Oil and Gas Properties and all agreements, orders, instruments and declarations to which the Columbus Leases are subject and that are customary and acceptable in the oil and gas industry in the area of the particular property;

        (3) liens arising under operating agreements, pooling, unitization or communitization agreements, and similar agreements of a type and nature customary in the oil and gas industry and securing payment of amounts not yet delinquent;

        (4) liens securing payments to mechanics and materialmen, and liens securing payment of taxes or assessments, which liens are not yet delinquent or, if delinquent, are being contested in good faith in the normal course of business;

        (5) conventional rights of reassignment obligating Columbus and its subsidiaries to reassign their interests in a portion of the Columbus Oil and Gas Properties to a third party in the event Columbus and its subsidiaries intend to release or abandon such interest;

        (6) calls on or preferential rights to purchase production at not less than prevailing prices;

        (7) covenants, conditions, and other terms to which the Columbus Oil and Gas Properties were subject when acquired by Columbus and its subsidiaries and are not such as to materially interfere with the operation, value, use and enjoyment of the Columbus Oil and Gas Properties;

        (8) rights reserved to or vested in any Governmental Entity to control or regulate any of the Columbus Oil and Gas Properties in any manner, and all applicable laws, rules, regulations and orders of any such Governmental Entity;

        (9) easements, rights-of-way, servitudes, permits, surface leases, and other surface uses on, over or in respect of any of the Columbus Oil and Gas Properties that are not such as to materially interfere with the operation, value or use thereof; and

        (10) all other liens, charges, encumbrances, limitations, obligations, defects and irregularities affecting any portion of the Columbus Oil and Gas Properties which would not have a material adverse effect on the operation, value, use and enjoyment thereof.

      (ii) Except as described in Schedule 3.18(b)(ii) to the Columbus Disclosure Schedule, the Columbus Leases are in full force and effect, are valid and subsisting, cover the entire estates they purport to cover and contain no express provisions that require the drilling of additional wells or other material development operations in order to earn or to continue to hold all or any portion of the Columbus Oil and Gas Properties, and to its knowledge, Columbus has not been advised directly or indirectly by any lessor under any Columbus Lease or by any other party of a default under any such Lease or of any requirements or demands to drill additional wells on any of the lands included within any of the Columbus Oil and Gas Properties.

 (iii) Neither Columbus nor any of its subsidiaries is in default under any contract or agreement pertaining to the Columbus Oil and Gas Properties. Except as specifically indicated on Schedule 3.18(b)(iii) to the Columbus Disclosure Schedule and except for hydrocarbon sales contracts with a term not greater than six months, no hydrocarbons produced from the Columbus Oil and Gas Properties are subject to a sales contract or other agreement relating to the marketing of hydrocarbons, and no person has any call upon, option to purchase or similar rights with respect to the Columbus Oil and Gas Properties or the rights therefrom.

      (iv) All royalties, rentals and other payments due under the Columbus Leases have been properly and timely paid, and all conditions necessary to keep the Columbus Leases in force have been fully performed.

      (v) Except for gas balancing agreements containing customary provisions, neither Columbus nor any of its subsidiaries is obligated, by virtue of a prepayment arrangement, a "take or pay" arrangement, a production payment or any other arrangement, to deliver hydrocarbons produced from the Columbus Oil and Gas Properties at some future time without then or thereafter receiving full payment therefor.

      (vi) Except as set forth on Schedule 3.18(b)(vi) to the Columbus Disclosure Schedule, with respect to Authorizations for Expenditure executed on or after

May 31, 2000, and covering expenditures exceeding $50,000 attributable to Columbus or its subsidiaries' interest,

 (1) there are no outstanding calls under Authorizations for Expenditures for payments which are due or which Columbus has committed to make which have not been made;

    (2) there are no material operations with respect to which Columbus has become a non-consenting party where the effect of such non-consent is not disclosed on Schedule 3.18(b) to the Columbus Disclosure Schedule, and

    (3) there are no commitments for the expenditure of funds for drilling or other capital projects other than projects with respect to which the operator is not required under the applicable operating agreement to seek consent.

      (vii) Except as set forth on Schedule 3.18(b)(vii) to the Columbus Disclosure Schedule, there are no Columbus Oil and Gas Properties to which Columbus or any of its subsidiaries is either "over-produced" or "under-produced" which singly or in the aggregate would have a Columbus Material Adverse Effect.

  SECTION 3.19. Certain Contracts and Restrictions. Other than agreements, contracts or commitments listed elsewhere in the Columbus Disclosure Schedule,
Schedule 3.19 to the Columbus Disclosure Schedule lists, as of the date of this Agreement, each agreement, contract or commitment (including any amendments thereto) to which Columbus or any of its subsidiaries is a party or by which Columbus or any of its subsidiaries is bound (i) involving consideration during the next twelve months in excess of $50,000 or (ii) which is otherwise material to the financial condition, results of operations or business of Columbus and its subsidiaries, taken as a whole. As of the date of this Agreement and except as indicated on the Columbus Disclosure Schedule, (i) Columbus has fully complied in all material respects with all the terms and conditions of all agreements, contracts and commitments listed in the Columbus Disclosure Schedule and all such agreements, contracts and commitments are in full force and effect,
(ii) Columbus has no knowledge of any defaults thereunder or any cancellations or modifications thereof, and (iii) such agreements, contracts and commitments are not subject to any memorandum or other written document or understanding permitting cancellation.

  SECTION 3.20. Easements. The business of Columbus and its subsidiaries has been operated in a manner that does not violate the material terms of any easements, rights of way, permits, servitudes, licenses and similar rights relating to real property used by Columbus and its subsidiaries in its business (collectively, "Columbus Easements") except for Environmental Matters that are covered in Section 3.14 and violations that have not resulted and will not result in a Columbus Material Adverse Effect. All material Columbus Easements are valid and enforceable and grant the rights purported to be granted thereby and all rights necessary thereunder for the current operation of such business.

  SECTION 3.21. Futures Trading and Fixed Price Exposure. Except as set forth on
Schedule 3.21 to the Columbus Disclosure Schedule, none of Columbus or any of its subsidiaries engages in any natural gas or other futures or options trading or is a party to any price swaps, hedges, futures or similar instruments.

  SECTION 3.22.Information Supplied. Without limiting any of the representations and warranties contained herein, no representation or warranty of Columbus and no statement by Columbus or other information contained in the Columbus Disclosure

Schedule or any document incorporated therein by reference or delivered by Columbus to Key since April 11, 2000, as of the date of such representation, warranty, statement or document, contains or contained any untrue statement of material fact, or, at the date thereof, omits or omitted to state a material fact necessary in order to make the statements contained therein, in light of the circumstances under which such statements are or were made, not misleading.

  SECTION 3.23. Opinion of Financial Advisor. Columbus has received the opinion of Arthur Andersen LLP to the effect that, as of the date of delivery of such opinion, the Key Common Stock to be received by the holders of Columbus Common Stock in the Merger is fair, from a financial point of view, to such holders. Columbus will promptly deliver to Key a true and complete written copy of such opinion.

                                   ARTICLE IV

                 REPRESENTATIONS AND WARRANTIES OF KEY COMPANIES

         THE KEY COMPANIES HEREBY REPRESENT AND WARRANT TO COLUMBUS THAT:

  SECTION 4.01. Organization and Qualification. Each of the Key Companies is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware and has all requisite corporate power and authority to own, lease and operate its properties and to carry on its business as it is now being conducted and is duly qualified and in good standing to do business in each jurisdiction in which the nature of the business conducted by it or the ownership or leasing of its properties makes such qualification necessary, other than where the failure to be so duly qualified and in good standing would not have a Key Material Adverse Effect. The term "Key Material Adverse Effect" as used in this Agreement shall mean any change or effect that, individually or when taken together with all such other changes or effects, would be materially adverse to the financial condition, results of operations or business of Key. Except as set forth in Schedule 4.01 to the Key Disclosure Schedule, Key has no subsidiaries and does not own an equity interest in any partnership or joint venture arrangement or business entity that is material to the financial condition, results of operations or business of Key.

  SECTION 4.02. Charter and Bylaws. Key has heretofore made available to Columbus a complete and correct copy of the charter and bylaws, as amended or restated, of each of the Key Companies. None of the Key Companies is in violation of any of the provisions of its charter or any material provision of its bylaws.

  SECTION 4.03. Capitalization.

  (a) The authorized capital stock of Key consists of (i) 50,000,000 shares of Key Common Stock, of which, as of the date of this Agreement, (1) 12,274,493 shares were issued and outstanding, (2) 305,546 shares were held in treasury by Key and (3) 1,871,667 shares were reserved for future issuance pursuant to outstanding stock options ; and (ii) 15,000,000 shares of preferred stock ("Key Preferred Stock"), of which no shares are issued and outstanding. Except as described in this Section 4.03 or in Schedule 4.03(a) of the disclosure schedule delivered to Columbus by Key on the date hereof (the "Key Disclosure Schedule"), as of the date of this Agreement, no shares of capital stock of Key are reserved for any purpose. The outstanding shares of capital stock of Key are duly authorized, validly issued, fully paid and nonassessable, and have not been issued in violation of (nor are any of the authorized shares of capital stock of Key subject to) any preemptive or similar rights created by statute, the charter or bylaws of Key, or any agreement to which Key is a party or bound.

  (b) Except as set forth in Section 4.03(a) above or in Schedule 4.03(b)(i) to the Key Disclosure Schedule, there are no options, warrants or other rights (including registration rights), agreements, arrangements or commitments of any character to which Key is a party relating to the issued or unissued capital stock of Key or obligating Key to grant, issue or sell any shares of the capital stock of Key, by sale, lease, license or otherwise. Except as set forth in
Schedule 4.03(b)(ii) to the Key Disclosure Schedule, there are no obligations, contingent or otherwise, of Key to (i) repurchase, redeem or otherwise acquire any shares of Key Common Stock or other capital stock of Key; or (ii) provide material funds to, or make any material investment in (in the form of a loan, capital contribution or otherwise), or provide any guarantee with respect to the obligations of, any person. Except as described in Schedule 4.03(b)(iii) to the Key Disclosure Schedule, Key (x) does not directly or indirectly own, (y) has not agreed to purchase or otherwise acquire or (z) does not hold any interest convertible into or exchangeable or exercisable for, 5% or more of the capital stock of any corporation, partnership, joint venture or other business association or entity. Except as set forth in Schedule 4.03(b)(iv) to the Key Disclosure Schedule, there are no agreements, arrangements or commitments of any character (contingent or otherwise) pursuant to which any person is or may be entitled to receive any payment based on the revenues or earnings, or calculated in accordance therewith, of Key. Except as set forth in Schedule 4.03(b)(v), there are no voting trusts, proxies or other agreements or understandings to which Key is a party or by which Key is bound with respect to the voting of any shares of capital stock of Key.

  (c) The authorized capital stock of Merger Sub consists of 1,000 shares of common stock ("Merger Sub Common Stock"). As of the date of this Agreement, 1,000 shares of Merger Sub Common Stock were issued and outstanding and held by Key, all of which are duly authorized, validly issued, fully paid and nonassessable and not subject to preemptive rights created by statute, Merger Sub's charter or bylaws or any agreement to which Merger Sub is a party or is bound.

  (d) The shares of Key Common Stock to be issued pursuant to the Merger (i) will be duly authorized, validly issued, fully paid and nonassessable and not subject to preemptive rights created by statute, Key's charter or bylaws or any agreement to which Key is a party or is bound and (ii) will, when issued, be registered under the Securities Act and the Exchange Act and registered or exempt from registration under applicable Blue Sky Laws and (iii) listed on the New York Stock Exchange.

  SECTION 4.04. Authority. Each of the Key Companies has all requisite corporate power and authority to execute and deliver this Agreement, to perform its obligations hereunder and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement by each of the Key Companies and the consummation by each of the Key Companies of the transactions contemplated hereby have been duly authorized by all necessary corporate action and no other corporate proceedings on the part of any of the Key Companies are necessary to authorize this Agreement or to consummate the transactions contemplated hereby. This Agreement has been duly executed and delivered by each of the Key Companies and, assuming the due authorization, execution and delivery thereof by Columbus, constitutes the legal, valid and binding obligation of each of the Key Companies, subject to bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and other statutes or rules of law affecting the rights and remedies of creditors and secured parties generally and general principles of equity, regardless of whether applied in proceedings in equity or at law.

  SECTION 4.05. No Conflict; Required Filings and Consents.

  (a) The execution and delivery of this Agreement by each of the Key Companies does not, and the consummation of the transactions contemplated hereby will not
(i) conflict with or violate the charter or bylaws, or the equivalent organizational documents, in each case as amended or restated, of Key, (ii) conflict with or violate any Laws applicable to Key or by which any of its properties is bound or subject, or (iii) result in any breach of or constitute a default (or an event that with notice or lapse of time or both would become a default) under, or give to others any rights of termination, amendment, acceleration or cancellation of, or result in the creation of a lien or encumbrance on any of the properties or assets of Key pursuant to, any note, bond, mortgage, indenture, contract, agreement, lease, license, permit, franchise or other instrument or obligation to which Key is a party or by or to which Key or any of its properties is bound or subject, except for any such conflicts or violations described in clause (ii) or breaches, defaults, events, rights of termination, amendment, acceleration or cancellation or liens or encumbrances described in clause (iii) that would not have a Key Material Adverse Effect.

  (b) The execution and delivery of this Agreement by each of the Key Companies does not, and the consummation of the transactions contemplated hereby will not, require any of the Key Companies to obtain any consent, license, permit, approval, waiver, authorization or order of, or to make any filing with or notification to, any Governmental Entities, except (i) for applicable requirements, if any, of the Securities Act, the Exchange Act and Blue Sky Laws and the filing and recordation of appropriate merger documents as required by Delaware Law and Colorado Law, and (ii) where the failure to obtain such consents, licenses, permits, approvals, waivers, authorizations or orders, or to make such filings or notifications, would not, either individually or in the aggregate, prevent any of the Key Companies from performing its obligations under this Agreement and would not have a Key Material Adverse Effect.

  SECTION 4.06. Permits; Compliance. Except as disclosed in Schedule 4.17 of the Key Disclosure Schedule, as of the date of this Agreement, Key and to Key's knowledge each third party operator of any of Key's properties, is in possession of all franchises, grants, authorizations, licenses, permits, easements, variances, exemptions, consents, certificates, approvals and orders necessary to own, lease and operate its properties and to carry on its business as it is now being conducted (collectively, the "Key Permits"), and there is no action, proceeding or investigation pending or, to the knowledge of Key, threatened regarding suspension or cancellation of any of the Key Permits, except where the failure to possess, or the suspension or cancellation of, such Key Permits would not have a Key Material Adverse Effect. Except as disclosed in Schedule 4.17 of the Key Disclosure Schedule, Key is not in conflict with, or in default or violation of (a) any Law applicable to Key or by or to which any of its properties is bound or subject or (b) any of the Key Permits, except for any such conflicts, defaults or violations described in the Key SEC Reports filed prior to the date hereof or which would not have a Key Material Adverse Effect. During the period commencing on January 1, 1999 and ending on the date hereof, Key has not received from any Governmental Entity any written notification with respect to possible conflicts, defaults or violations of Laws, except for written notices relating to possible conflicts, defaults or violations described in the Key SEC Reports filed prior to the date hereof or that would not have a Key Material Adverse Effect.

  SECTION 4.07. Reports; Financial Statements.

  (a) Since December 31, 1997, Key has filed (i) all forms, reports, statements and other documents required to be filed with (A) the SEC, including, without limitation, (1) all Annual Reports on Form 10-K, (2) all Quarterly Reports on Form 10-Q, (3) all proxy statements relating to meetings of stockholders (whether annual or special), (4) all Current Reports on Form 8-K and (5) all other reports, schedules, registration statements or other documents (collectively, the "Key SEC Reports") and (B) any applicable state securities authorities and (ii) all forms, reports, statements and other documents required to be filed with any other applicable federal or state regulatory authorities, except as disclosed in Schedule 4.17 of the Key Disclosure Schedule and except where the failure to file any such forms, reports, statements or other documents would not have a Key Material Adverse Effect (all such forms, reports, statements and other documents in clauses (i) and (ii) of this Section 4.07(a) being referred to herein, collectively, as the "Key Reports"). The Key Reports, including all Key Reports filed after the date of this Agreement and prior to the Effective Time (x) were or will be prepared in all material respects in accordance with the requirements of applicable Law (including, with respect to the Key SEC Reports, the Securities Act and the Exchange Act, as the case may be, and the rules and regulations of the SEC thereunder applicable to such Key SEC Reports) and (y) did not at the time they were filed, or will not at the time they are filed, contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading.

  (b) Each of the consolidated financial statements (including, in each case, any related notes thereto) contained in the Key SEC Reports filed prior to the Effective Time (i) have been or will be prepared in accordance with the published rules and regulations of the SEC and generally accepted accounting principles applied on a consistent basis throughout the periods involved (except
(A) to the extent required by changes in generally accepted accounting principles and (B) with respect to Key SEC Reports filed prior to the date of this Agreement, as may be indicated in the notes thereto) and (ii) fairly present or will fairly present the financial position of Key as of the respective dates thereof and the results of operations and cash flows for the periods indicated (including reasonable estimates of normal and recurring year-end adjustments), except that (x) any unaudited interim financial statements were or will be subject to normal and recurring year-end adjustments and (y) any pro forma financial information contained in such financial statements is not necessarily indicative of the financial position of Key as of the respective dates thereof and the results of operations and cash flows for the periods indicated.

  SECTION 4.08. Absence of Certain Changes or Events. Except as disclosed in the Key SEC Reports filed prior to the date of this Agreement or as contemplated by this Agreement or as set forth in Schedule 4.08 to the Key Disclosure Schedule, since March 31, 2000, Key has conducted its business only in the ordinary course and in a manner consistent with past practice, and there has not been: (i) any material damage, destruction or loss (whether or not covered by insurance) with respect to any material assets of Key; (ii) any material change by Key in its accounting methods, principles or practices; (iii) any declaration, setting aside or payment of any dividends or distributions in respect of shares of Key Common Stock or any redemption, purchase or other acquisition by Key of any of Key's securities; (iv) any increase in the benefits under, or the establishment or amendment of, any bonus, insurance, severance, deferred compensation, pension, retirement, profit sharing, stock option (including, without limitation, the granting of stock options, stock appreciation rights, performance awards, or restricted stock awards), stock purchase or other employee benefit plan, or any increase in the compensation payable or to become payable to directors, officers or employees of Key; (v) any revaluation by Key of any of its assets, including the writing down of the value of inventory or the writing down or off of notes or accounts receivable, other than in the ordinary course of business and consistent with past practices; or (vi) a Key Material Adverse Effect.

  SECTION 4.09. Absence of Litigation. Except as disclosed in the Key SEC Reports filed prior to the date of this Agreement or as set forth in Schedule
4.09 to the Key Disclosure Schedule, there is no claim, action, suit, litigation, proceeding, arbitration or, to the knowledge of Key, investigation of any kind, at law or in equity (including actions or proceedings seeking injunctive relief), pending or, to the knowledge or Key, threatened against Key or any properties or rights of Key (except for claims, actions, suits, litigation, proceedings, arbitrations or investigations which would not have a Key Material Adverse Effect) and Key is not subject to any continuing order of, consent decree, settlement agreement or other similar written agreement with, or, to the knowledge of Key, continuing investigation by, any Governmental Entity, or any judgment, order, writ, injunction, decree or award of any Governmental Entity or arbitrator, including, without limitation, cease-and-desist or other orders, except for matters which would not have a Key Material Adverse Effect.

  SECTION 4.10. Tax Matters. None of the Key Companies nor, to the knowledge of Key, any of their affiliates has taken or agreed to take any action that would prevent the Merger from constituting a reorganization qualifying under the provisions of section 368(a) of the Code.

  SECTION 4.11. Vote Required. No vote of the holders of any class or series of Key capital stock is necessary to approve the issuance of the Key Common Stock in the Merger.

  SECTION 4.12. Brokers. No broker, finder or investment banker is entitled to any brokerage, finder's or other fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of any of the Key Companies.

  SECTION 4.13. Information Supplied. Without limiting any of the representations and warranties contained herein, no representation or warranty of the Key Companies and no statement by the Key Companies or other information contained in the Key Disclosure Schedule or any document incorporated therein by reference or delivered by Key to Columbus since April 11, 2000, as of the date of such representation, warranty, statement or document, contains or contained any untrue statement of material fact, or, at the date thereof, omits or omitted to state a material fact necessary in order to make the statements contained therein, in light of the circumstances under which such statements are or were made, not misleading.

  SECTION 4.14. Employee Benefit Plans; Labor Matters.

  (a) Schedule 4.14(a) to the Key Disclosure Schedule sets forth each employee benefit plan (as such term is defined in ERISA section 3(3)) maintained or contributed to by Key or any member of its ERISA Group and any other retirement, pension, stock option, stock appreciation right, profit sharing, incentive compensation, deferred compensation, savings, thrift, vacation pay, severance pay, or other employee compensation or benefit plan, agreement, practice, or arrangement, whether written or unwritten, whether or not legally binding, maintained or contributed to by Key or any member of its ERISA Group (collectively, the "Key Benefit Plans"). For purposes of this Agreement, "ERISA Group" means a controlled or affiliated group within the meaning of Code section 414(b), (c), (m), or (o) of which Key is a member. Key has made available to Columbus correct and complete copies of all Key Benefit Plans (including a detailed written description of any Key Benefit Plan that is unwritten, including a description of eligibility criteria, participation, vesting, benefits, funding arrangements and assets and any other provisions relating to
Key) and, with respect to each Key Benefit Plan, a copy of each of the following, to the extent each is applicable to each Key Benefit Plan: (i) the most recent favorable determination letter, (ii) materials submitted to the Internal Revenue Service in support of a pending determination letter request,
(iii) the most recent letter issued by the Internal Revenue Service recognizing tax exemption, (iv) each insurance contract, trust agreement, or other funding vehicle, (v) the three most recently filed Forms 5500 plus all schedules and attachments, (vi) the three most recent actuarial valuations, and (vii) each summary plan description or other general explanation or communication distributed or otherwise provided to employees with respect to each Key Benefit Plan during the past five years that describes the terms of the Key Benefit Plan.

  (b) With respect to the Key Benefit Plans, no event has occurred and, to the knowledge of Key, there exists no condition or set of circumstances, in connection with which Key or any member of its ERISA Group could reasonably be expected to be subject to any liability under the terms of such Key Benefit Plans, ERISA, the Code or any other applicable Law which would have a Key Material Adverse Effect. Except as otherwise set forth on Schedule 4.14(b) to the Key Disclosure Schedule,

    (i) Each Key Benefit Plan has at all times been in compliance, in form and in operation, in all material respects with all applicable requirements of law and regulations, including without limitation ERISA. Each Key Benefit Plan that is intended to be a qualified plan has received a favorable determination letter from the Internal Revenue Service or is a standardized master or prototype plan that is subject to a notification letter issued by the National Office of the Internal Revenue Service; nothing has occurred since the date of the most recent favorable determination letter or notification letter that would cause the loss of the Key Benefit Plan's qualification; and each such Key Benefit Plan has at all times been in compliance, in form and in operation, in all material respects with the applicable requirements of the Internal Revenue Code and the applicable Treasury Regulations.

    (ii) With respect to each Key Benefit Plan (including any benefit plan that has been terminated prior to the date of this Agreement (a "Terminated Plan")), there are no actions, suits, grievances, arbitrations or other manner of litigation, or claim with respect to any Key Benefit Plan (except for routine claims for benefits made in the ordinary course of plan administration for which plan administrative procedures have not been exhausted) pending, threatened or imminent against or with respect to any Key Benefit Plan, any plan sponsor, or any fiduciary (as such term is defined in Section 3(21) of ERISA) of such Key Benefit Plan or Terminated Plan, and Key has no knowledge of any facts that could reasonably be expected to give rise to any action, suit, grievance, arbitration or other manner of litigation, or action.

   (iii) All contributions required to be made to the Key Benefit Plans pursuant to their terms and provisions or required by applicable law have been made timely.

    (iv) Neither Key nor any member of its ERISA Group has ever maintained, contributed to, or been obligated to contribute to any plan that is subject to Title IV of ERISA or the minimum funding requirements of Section 412 of the Code. Neither Key nor any member of its ERISA Group has ever contributed to, been obligated to contribute to, or incurred any liability to a multiemployer plan (as such term in defined in Section 3(37) of ERISA).

    (v) Neither Key nor any party in interest (as such term is defined in ERISA section 3(14)) nor any disqualified person has engaged in any prohibited transaction within the meaning of ERISA section 406 or Code section 4975 that could reasonably be expected to result in a Key Material Adverse Effect.

    (vi) With respect to the Key Benefit Plans and the employees and directors of Key, the consummation of the transactions contemplated by this Agreement will not give rise to any acceleration of vesting of payments or options, the acceleration of the time of making any payments, or the making of any payments, which in the aggregate would result in an "excess parachute payment" within the meaning of Section 280G of the Code and the imposition of the excise tax under
Section 4999 of the Code.

  (c) Neither Key nor any member of its ERISA Group is or has ever been a party to any collective bargaining or other labor union contracts. No collective bargaining agreement is being negotiated by Key or any of its subsidiaries. There is no pending or threatened labor dispute, strike or work stoppage against Key or any of its subsidiaries which could reasonably be expected to interfere with the respective business activities of Key or any of its subsidiaries. To the knowledge of Key, none of Key, any of its subsidiaries or any of their respective representatives or employees has committed any unfair labor practices in connection with the operation of the respective businesses of Key or its subsidiaries, and there is no pending or threatened charge or complaint against Key or any of its subsidiaries by the National Labor Relations Board or any comparable state agency.

  (d) Except as disclosed in Schedule 4.14(a) to the Key Disclosure Schedule, neither Key nor any of its subsidiaries is a party to or is bound by any severance agreements, programs or policies. Schedule 4.14(d) to the Key Disclosure Schedule sets forth, and Key has made available to Columbus true and correct copies of (i) all employment agreements with officers of Key or its subsidiaries obligating Key to make annual cash payments in an amount exceeding $50,000; (ii) all agreements with consultants of Key or its subsidiaries; (iii) all non-competition agreements with Key or a subsidiary executed by officers of Key; and (iv) all plans, programs, agreements and other arrangements of Key or its subsidiaries with or relating to its directors.

  (e) No Key Benefit Plan provides retiree medical or retiree life insurance benefits to any person and neither Key nor any of its subsidiaries is contractually or otherwise obligated (whether or not in writing) to provide any person with life insurance or medical benefits upon retirement or termination of employment, other than as required by the provisions of Sections 601 through 608 of ERISA and Section 4980B of the Code and each such Key Benefit Plan or arrangement may be amended or terminated by Key or its subsidiaries at any time without liability.

  (f) Except as contemplated by this Agreement or as set forth in Schedule 4.14(f), Key has not amended, or taken any other actions with respect to any of the Key Benefit Plans or any of the plans, programs, agreements, policies or other arrangements described in Section 4.14(d) of this Agreement since March 31, 2000.

  (g) With respect to each Key Benefit Plan that is a "group health plan" within the meaning of Section 5000(b) of the Code, each such Key Benefit Plan complies and has complied in all material respects with the requirements of Part 6 of Title I of ERISA and Sections 4980B and 5000 of the Code, or, if ERISA and the Code do not apply, the requirements of applicable state law.

  (h) Key's federal income tax deduction for compensation paid or payable by Key to employees covered by Section 162(m) of the Code has not been, and will not be, limited by Section 162(m) of the Internal Revenue Code.

  (i) Any Key Benefit Plan that has been terminated prior to the date of this Agreement was terminated in accordance with its provisions and applicable law and each such Key Benefit Plan that was intended to be a qualified plan has received a determination letter from the Internal Revenue Service to the effect that the termination does not adversely affect such Key Benefit Plan's qualification.

  SECTION 4.15. Taxes.

  (a) (1) Except to the extent that the applicable statute of limitations has expired, all Returns required to be filed by or on behalf of Key have been duly filed on a timely basis and such Returns (including all attached statements and schedules) are true, complete and correct in all material respects. Except to the extent that the applicable statute of limitations has expired, all Taxes shown to be payable on the Returns or on subsequent assessments with respect thereto have been paid in full on a timely basis, and no other Taxes are currently due and payable by Key with respect to items or periods covered by such Returns (whether or not shown on or reportable on such Returns) or with respect to any period prior to the Effective Time.

    (2) Key has withheld and paid over all Taxes required to have been withheld and paid over (including any estimated taxes), and has complied in all material respects with all information reporting and backup withholding requirements, including maintenance of required records with respect thereto, in connection with amounts paid or owing to any employee, creditor, independent contractor, or other third party.

    (3) Key has disclosed on its income tax returns all positions taken therein that could give rise to a substantial understatement penalty within the meaning of Code Section 6662.

    (4) There are no liens on any of the assets of Key with respect to Taxes, other than liens for Taxes not yet due and payable or for Taxes that are being contested in good faith through appropriate proceedings and for which appropriate reserves have been established.

    (5) Key does not have any liability under Treasury Regulation (S) 1.1502- 6 or any analogous state, local or foreign law by reason of having been a member of any consolidated, combined or unitary group, other than in the current affiliated group of which Key is the common parent corporation.

    (6) Except to the extent that the applicable statute of limitations has expired, Key has made available to Columbus complete copies of: (i) all federal and state income and franchise tax returns of Key for all periods since the formation of Key, and (ii) all tax audit reports, work papers statements of deficiencies, closing or other agreements received by Key or on its behalf relating to Taxes, and

    (7) Key does not do business in or derive income from any state, local, territorial or foreign taxing jurisdiction other than those for which Returns have been furnished to Columbus.

  (b) Except as disclosed on Schedule 4.15(b) of the Key Disclosure Schedule:

    (1) There is no audit of any Returns of Key by a governmental or taxing authority in process, pending or, to the knowledge of Key, threatened (formally or informally).

    (2) Except to the extent that the applicable statute of limitations has expired and except as to matters that have been resolved, no deficiencies exist or have been asserted (either formally or informally) or are expected to be asserted with respect to Taxes of Key, and no notice (either formally or informally) has been received by Key that it has not filed a Return or paid Taxes required to be filed or paid by it.

    (3) Key is not a party to any pending action or proceeding for assessment or collection of Taxes, nor has such action or proceeding been asserted or threatened (either formally or informally) against it or any of its assets, except to the extent that the applicable statute of limitations has expired and except as to matters that have been resolved.

    (4) No waiver or extension of any statute of limitations is in effect with respect to Taxes or Returns of Key.

    (5) No action has been taken that would have the effect of deferring any material liability for Taxes for Key from any period prior to the Effective Time to any period after the Effective Time.

    (6) There are no requests for rulings, subpoenas or requests for information pending with respect to Key.

    (7) No power of attorney has been granted by Key, with respect to any matter relating to Taxes.

    (8) Key has never been included in an affiliated group of corporations, within the meaning of section 1504 of the Code, other than in the current affiliated group of which Key is the common parent corporation.

    (9) Key is not (nor has it ever been) a party to any tax sharing agreement between affiliated corporations.

    (10) The amount of liability for unpaid Taxes of Key for all periods ending on or before the Effective Time will not, in the aggregate, materially exceed the amount of the current liability accruals for Taxes, as such accruals are reflected on the balance sheet of Key as of the Closing Date.

  (c) Except as disclosed on Schedule 4.15(c) of the Key Disclosure Schedule:

    (1) Key has not made an election, and is not required to treat any asset as owned by another person for federal income tax purposes or as tax-exempt bond financed property or tax-exempt use property within the meaning of section 168 of the Code.

    (2) Key has not issued or assumed any indebtedness that is subject to section 279(b) of the Code.

    (3) No election has been made under Section 338 of the Code with respect to Key and no action has been taken that would result in any income tax liability to Key as a result of a deemed election within the meaning of Section 338 of the Code.

    (4) No consent under Section 341(f) of the Code has been filed with respect to Key.

    (5) Key has not agreed, nor is it required to make, any adjustment under Code Section 481(a) by reason of a change in accounting method or otherwise.

    (6) Key has not disposed of any property that is presently being accounted for under the installment method.

    (7) Key is not a party to any interest rate swap, currency swap or similar transaction.

    (8) Key has not participated in any international boycott as defined in Code
Section 999.

    (9) There are no outstanding balances of deferred gain or loss accounts related to deferred intercompany transactions with respect to Key under Treasury Regulations (S)(S) 1.1502-13 or 1.1502-14.

    (10) Key has not made and will not make any election under Treasury Regulation (S) 1.1502-20(g)(1) (or any similar provision) with respect to the reattribution of net operating losses of Key.

    (11) There is no excess loss account under Treasury Regulation (S)1.1502- 19 with respect to the stock of Key.

    (12) Key is not subject to any joint venture, partnership or other arrangement or contract that is treated as a partnership for federal income tax purposes.

    (13) Key has not made any of the foregoing elections and is not required to apply any of the foregoing rules under any comparable state or local income tax provisions.

    (14) Key does not have and has never had a permanent establishment in any foreign country, as defined in any applicable tax treaty or convention between the United States and such foreign country.

    (15) The Merger is not subject to the tax withholding provisions of section 3406 of the Code, or of Subchapter A of Chapter 3 of the Code, or of any other provision of law.

  (d) To the extent the following information is contained therein, the tax returns and tax work papers made available by Key to Columbus contained in all material respects, as of the respective dates thereof, accurate and complete information with respect to:

    (1) All material tax elections in effect with respect to Key;

    (2) The current tax basis of the assets of Key;

    (3) The current and accumulated earnings and profits of Key;

    (4) The net operating losses of Key by taxable year;

    (5) The net capital losses of Key;

    (6) The tax credit carry overs of Key;

    (7) The overall foreign losses of Key under section 904(f) of the Code that is subject to recapture.

  (e) The tax returns and tax work papers made available by Key to Columbus contain accurate and complete information in all material respects with respect to the net operating losses, net operating loss carry forwards and other tax attributes of Key, and the extent to which they are subject to any limitation under Code sections 381, 382, 383, or 384, or any other provision of the Code or the federal consolidated return regulations (or any predecessor provision of any Code section or the regulations) and there is nothing that would prevent Key from utilizing these net operating losses, net operating loss carry forwards or other tax attributes as so limited if it had sufficient income.

  (f) Where appropriate in this section 4.15, the singular shall include the plural.

  SECTION 4.16. Certain Business Practices. None of Key or any directors, officers, agents or employees of Key has (i) used any funds for unlawful contributions, gifts, entertainment or other unlawful expenses relating to political activity, (ii) made any unlawful payment to foreign or domestic government officials or employees or to foreign or domestic political parties or campaigns or violated any provision of the Foreign Corrupt Practices Act of 1977, as amended, or (iii) made any other unlawful payment.

  SECTION 4.17. Environmental Matters. Except for matters disclosed in the Key SEC Reports filed prior to the date hereof or disclosed in Schedule 4.17 to the Key Disclosure Schedule, and except for matters that would not, individually or in the aggregate, result in a Key Material Adverse Effect, (i) the properties, operations and activities of Key are in compliance with all applicable Environmental Laws; (ii) Key and the properties and operations of Key are not subject to any existing, pending or, to the knowledge of Key, threatened action, suit, investigation, inquiry or proceeding by or before any governmental authority under any Environmental Law; (iii) all notices, permits, licenses, or similar authorizations, if any, required to be obtained or filed by Key under any Environmental Law in connection with any aspect of the business of Key, including without limitation those relating to the treatment, storage, disposal or release of a hazardous substance, have been duly obtained or filed and will remain valid and in effect after the Merger, and Key is in compliance with the terms and conditions of all such notices, permits, licenses and similar authorizations; (iv) Key has satisfied and is currently in compliance with all financial responsibility requirements applicable to their operations and imposed by any governmental authority under any Environmental Law, and Key has not received any notice of noncompliance with any such financial responsibility requirements; (v) to Key's knowledge, there are no physical or environmental conditions existing on any property of Key or resulting from Key's operations or activities, past or present, at any location, that would give rise to any on-site or off-site remedial obligations imposed on Key under any Environmental Laws; (vi) to Key's knowledge, since the effective date of the relevant requirements of applicable Environmental Laws and to the extent required by such applicable Environmental Laws, all hazardous substances generated by Key have been transported only by carriers authorized under Environmental Laws to transport such substances and wastes, and disposed of only at treatment, storage, and disposal facilities authorized under Environmental Laws to treat, store or dispose of such substances and wastes; (vii) there has been no exposure of any person or property to hazardous substances or any pollutant or contaminant, nor has there been any release of hazardous substances or any pollutant or contaminant into the environment by Key or in connection with its properties or operations that could reasonably be expected to give rise to any claim against Key for damages or compensation; and (viii) Key has made available to Columbus all non-privileged internal and external environmental audits and studies and all non-privileged correspondence on substantial environmental matters in the possession of Key relating to any of the current or former properties or operations of Key. To Key's knowledge, except for matters disclosed in Schedule 4.17 to the Key Disclosure Schedule, the operations of each third party operator of any of Key's properties are in compliance with the terms of this Section 4.17.

  SECTION 4.18. Insurance. Key is currently insured, and during each of the past five calendar years has been insured, for reasonable amounts against such risks as companies engaged in a similar business would, in accordance with good business practice, customarily be insured.

  SECTION 4.19. Properties.

  (a) With respect to Key's non-oil and gas properties, except for liens arising in the ordinary course of business after the date hereof and properties and assets disposed of in the ordinary course of business after the date of the most recent balance sheet contained in the Form 10-Q referred to below, Key has good and marketable title free and clear of all liens, the existence of which would have a Key Material Adverse Effect, to all their material properties and assets, whether tangible or intangible, real, personal or mixed, reflected in Key's most recent consolidated balance sheet contained in Key's most recent Key SEC Report on Form 10- Q filed prior to the date hereof as being owned by Key as of the date thereof or purported to be owned on the date hereof. All buildings, and all fixtures, equipment and other property and assets which are material to its business on a consolidated basis, held under leases by Key are held under valid instruments enforceable by Key in accordance with their respective terms. Substantially all of Key's equipment in regular use has been well maintained and is in good and serviceable condition, reasonable wear and tear excepted.

  (b) With respect to Key's oil and gas properties, Schedule 4.19(b) to the Key Disclosure Schedule lists, as of the date of this Agreement, the material producing oil and gas properties owned by Key (the "Key Oil and Gas Properties") and certain information with respect thereto. Other than matters that do not have a Key Material Adverse Effect:

    (i) Key has Defensible Title to all Key Oil and Gas Properties, subject to and except for the Permitted Encumbrances and as would be acceptable to a reasonably prudent operator of oil and gas properties.

      (A) As used herein, the term "Defensible Title" shall mean as to the wells and properties described in Schedule 4.19(b) to the Key Disclosure Schedule

(individually called a "Property"), such title as will enable Key to receive not less than the net revenue interests set forth on Schedule 4.19(b) to the Key Disclosure Schedule of all hydrocarbons and other minerals produced from each Property, and which will obligate Key to bear costs and expenses relating to the maintenance, development, and operations of each Property not greater than the working interests set forth on Schedule 4.19(b) to the Key Disclosure Schedule.

      (B) As used herein, the term "Permitted Encumbrances" shall mean:

        (1) lessors' royalties, overriding royalties, division orders, reversionary interests and net profits interests and similar burdens which do not operate to reduce the net revenue interests in any Property below those set forth on Schedule 4.19(b) to the Key Disclosure Schedule;

        (2) the terms and conditions of the oil, gas and mineral leases (the "Key Leases") related to the Key Oil and Gas Properties and all agreements, orders, instruments and declarations to which the Key Leases are subject and that are customary and acceptable in the oil and gas industry in the area of the particular property;

        (3) liens arising under operating agreements, pooling, unitization or communitization agreements, and similar agreements of a type and nature customary in the oil and gas industry and securing payment of amounts not yet delinquent;

        (4) liens securing payments to mechanics and materialmen, and liens securing payment of taxes or assessments, which liens are not yet delinquent or, if delinquent, are being contested in good faith in the normal course of business;

        (5) conventional rights of reassignment obligating Key to reassign their interests in a portion of the Key Oil and Gas Properties to a third party in the event Key intends to release or abandon such interest;

        (6) calls on or preferential rights to purchase production at not less than prevailing prices;

        (7) covenants, conditions, and other terms to which the Key Oil and Gas Properties were subject when acquired by Key and are not such as to materially interfere with the operation, value, use and enjoyment of the Key Oil and Gas Properties;

        (8) rights reserved to or vested in any Governmental Entity to control or regulate any of the Oil and Gas Properties in any manner, and all applicable laws, rules, regulations and orders of any such Governmental Entity;

        (9) easements, rights-of-way, servitudes, permits, surface leases, and other surface uses on, over or in respect of any of the Key Oil and Gas Properties that are not such as to materially interfere with the operation, value or use thereof; and

        (10) all other liens, charges, encumbrances, limitations, obligations, defects and irregularities affecting any portion of the Key Oil and Gas Properties which would not have a material adverse effect on the operation, value, use and enjoyment thereof.

    (ii) Except as described in Schedule 4.19(b) to the Key Disclosure Schedule, the

Key Leases are in full force and effect, are valid and subsisting, cover the entire estates they purport to cover and contain no express provisions that require the drilling of additional wells or other material development operations in order to earn or to continue to hold all or any portion of the Key Oil and Gas Properties, and to the knowledge of Key has never been advised directly or indirectly by any lessor under any such Lease or by any other party of a default under any Key Lease or of any requirements or demands to drill additional wells on any of the lands included within any of the Key Oil and Gas Properties.

    (iii) Key is not in default under any contract or agreement pertaining to the Key Oil and Gas Properties. Except as specifically indicated on Schedule 4.19(b) to the Key Disclosure Schedule, and except for hydrocarbon sales contracts with a term not greater than six months, no hydrocarbons produced from the Key Oil and Gas Properties are subject to a sales contract or other agreement relating to the marketing of hydrocarbons, and no person has any call upon, option to purchase or similar rights with respect to the Key Oil and Gas Properties or the rights therefrom.

    (iv) All royalties, rentals and other payments due under the Key Leases have been properly and timely paid, and all conditions necessary to keep the Key Leases in force have been fully performed.

    (v) Except for gas balancing agreements containing customary provisions, Key is not obligated, by virtue of a prepayment arrangement, a "take or pay" arrangement, a production payment or any other arrangement, to deliver hydrocarbons produced from the Key Oil and Gas Properties at some future time without then or thereafter receiving full payment therefor.

    (vi) Except as set forth on Schedule 4.19(b) to the Key Disclosure Schedule, with respect to Authorizations for Expenditure executed on or after May 31, 2000 and covering expenditures exceeding $250,000 attributable to Key's interest,

      (1) there are no outstanding calls under Authorizations for Expenditures for payments which are due or which Key has committed to make which have not been made;

      (2) there are no material operations with respect to which Key has become a non-consenting party where the effect of such non-consent is not disclosed on
Schedule 4.19(b) to the Key Disclosure Schedule, and

     (3) there are no commitments for the expenditure of funds for drilling or other capital projects other than projects with respect to which the operator is not required under the applicable operating agreement to seek consent.

    (vii) Except as set forth on Schedule 4.19(b) to the Key Disclosure Schedule, there are no Key Oil and Gas Properties to which Key is either "over-produced" or "under-produced" which singly or in the aggregate would have a Key Material Adverse Effect.

  SECTION 4.20. Certain Contracts and Restrictions. Other than agreements, contracts or commitments listed elsewhere in the Key Disclosure Schedule,
Schedule 4.20 to the Key Disclosure Schedule lists, as of the date of this Agreement, each agreement, contract or commitment (including any amendments thereto) to which Key is a party or by which Key is bound (i) involving consideration during the next twelve months in excess of $250,000 or (ii) which is otherwise material to the financial condition, results of operations or business of Key. As of the date of this Agreement and except as indicated on the Key Disclosure Schedule, (i) Key has fully complied in all material respects with all the terms and conditions of all agreements, contracts and commitments listed in the Key Disclosure Schedule and all such agreements, contracts and commitments are in full force and effect, (ii) Key has no knowledge of any defaults thereunder or any cancellations or modifications thereof, and (iii) such agreements, contracts and commitments are not subject to any memorandum or other written document or understanding permitting cancellation.

  SECTION 4.21. Easements. The business of Key has been operated in a manner that does not violate the material terms of any easements, rights of way, permits, servitudes, licenses and similar rights relating to real property used by Key in its business (collectively, "Key Easements") except for violations that have not resulted and will not result in a Key Material Adverse Effect. All material Key Easements are valid and enforceable and grant the rights purported to be granted thereby and all rights necessary thereunder for the current operation of such business.

  SECTION 4.22. Futures Trading. Except as set forth on Schedule 4.22 to the Key Disclosure Schedule, Key does not engage in any natural gas or other futures or options trading or is a party to any price swaps, hedges, futures or similar instruments.

                                    ARTICLE V

                                    COVENANTS

  SECTION 5.01. Affirmative Covenants of Columbus. Columbus hereby covenants and agrees that, prior to the Effective Time, unless otherwise expressly contemplated by this Agreement or consented to in writing by Key, Columbus will and will cause its subsidiaries to:

    (a) operate its business in all material respects in the usual and ordinary course consistent with past practices;

    (b) use all reasonable efforts to preserve substantially intact its business organization, maintain its material rights and franchises, retain the services of its respective officers and key employees and maintain its relationships with its material customers and suppliers;

    (c) maintain and keep its material properties and assets in as good repair and condition as at present, ordinary wear and tear excepted, and maintain supplies and inventories in quantities consistent with its customary business practice;

    (d) use all reasonable efforts to keep in full force and effect insurance and bonds comparable in amount and scope of coverage to that currently maintained.

  SECTION 5.02. Negative Covenants of Columbus. Except as expressly contemplated by this Agreement or otherwise consented to in writing by Key, from the date of this Agreement until the Effective Time, Columbus will not do, and will not permit any of its subsidiaries to do, any of the foregoing:

    (a) (i) increase the compensation payable to or to become payable to any director or executive officer; (ii) grant any severance or termination pay to, or enter into or amend any employment or severance agreement with, any director, officer or employee; (iii) establish, adopt or enter into any employee benefit plan or arrangement; (iv) grant any bonuses under the Incentive Compensation Plan, or
(v) except as may be required by applicable law and actions that are not inconsistent with the provisions of Section 6.07 of this Agreement, amend, or take any other actions with respect to, any of the Benefit Plans or any of the plans, programs, agreements, policies or other arrangements described in Section 3.10(d) of this Agreement;

    (b) declare or pay any dividend on, or make any other distribution in respect of, outstanding shares of capital stock, except for dividends by a wholly owned subsidiary of Columbus to Columbus or another wholly owned subsidiary of Columbus, or redeem any stock of Columbus;

    (c) (i) except as described in Schedule 3.03(b)(ii) to the Columbus Disclosure Schedule, redeem, purchase or otherwise acquire any shares of its or any of its subsidiaries' capital stock or any securities or obligations convertible into or exchangeable for any shares of its or its subsidiaries' capital stock (other than any such acquisition directly from any wholly owned subsidiary of Columbus in exchange for capital contributions or loans to such subsidiary), or any options, warrants or conversion or other rights to acquire any shares of its or its subsidiaries' capital stock or any such securities or obligations (except in connection with the exercise of outstanding Stock Options in accordance with their terms); (ii) effect any reorganization or recapitalization; or (iii) split, combine or reclassify any of its or its subsidiaries' capital stock or issue or authorize or propose the issuance of any other securities in respect of, in lieu of or in substitution for, shares of its or its subsidiaries' capital stock;

  (d) (i) except as described in Schedule 3.03(b)(i) to the Columbus Disclosure Schedule, issue, deliver, award, grant or sell, or authorize or propose the issuance, delivery, award, grant or sale (including the grant of any security interests, liens, claims, pledges, limitations in voting rights, charges or other encumbrances) of, any shares of any class of its or its subsidiaries' capital stock (including shares held in treasury), any securities convertible into or exercisable or exchangeable for any such shares, or any rights, warrants or options to acquire any such shares (except as permitted pursuant to Section
6.07 of this Agreement or for the issuance of shares upon the exercise of outstanding Stock Options or the vesting of restricted stock in accordance with the terms of outstanding Stock Awards); (ii) amend or otherwise modify the terms of any such rights, warrants or options the effect of which shall be to make such terms more favorable to the holders thereof; or (iii) take any action to optionally accelerate the exercisability of Stock Options;

  (e) acquire or agree to acquire, by merging or consolidating with, by purchasing an equity interest in or a portion of the assets of, or by any other manner, any business or any corporation, partnership, association or other business organization or division thereof, or otherwise acquire or agree to acquire any assets of any other person (other than the purchase of assets from suppliers or vendors in the ordinary course of business and consistent with past practice);

  (f) sell, lease, exchange, mortgage, pledge, transfer or otherwise dispose of, or agree to sell, lease, exchange, mortgage, pledge, transfer or otherwise dispose of, any of its material assets or any material assets of any of its subsidiaries, except for dispositions of oil and gas production in the ordinary course of business and consistent with past practice and except for the sale of oil and gas properties having an individual net present value of $25,000 (discounted at 10% per annum);

  (g) initiate, solicit or encourage (including by way of furnishing information or assistance), or take any other action to facilitate, any inquiries or the making of any proposal relating to, or that may reasonably be expected to lead to, any Competing Transaction (as defined below), or enter into discussions or negotiate with any person or entity in furtherance of such inquiries or to obtain a Competing Transaction, or agree to or endorse any Competing Transaction, or authorize or permit any of the officers, directors or employees of Columbus or any of its subsidiaries or any investment banker, financial advisor, attorney, accountant or other representative retained by Columbus or any of Columbus' subsidiaries to take any such action, and Columbus shall promptly notify Key of all relevant terms of any such inquiries and proposals received by Columbus or any of its subsidiaries or by any such officer, director, investment banker, financial advisor, attorney, accountant or other representative relating to any of such matters and if such inquiry or proposal is in writing, Columbus shall promptly deliver or cause to be delivered to Key a copy of such inquiry or proposal; provided, however, that nothing contained in this subsection (g) shall prohibit the Board of Directors of Columbus from (i) furnishing information to, or entering into discussions or negotiations with, any person or entity in connection with an unsolicited bona fide proposal in writing by such person or entity to acquire Columbus pursuant to a merger, consolidation, share exchange, business combination or other similar transaction or to acquire a substantial portion of the assets of Columbus or any of its Significant Subsidiaries, if, and only to the extent that (A) the Board of Directors of Columbus, after consultation with and based upon the advice of independent legal counsel (who may be Columbus' regularly engaged independent legal counsel), determines in good faith that such proposal constitutes or is likely to lead to a proposal that is materially more favorable to the stockholders of Columbus than the terms of the Merger and (B) prior to furnishing such information to, or entering into discussions or negotiations with, such person or entity Columbus (x) provides written notice to Key to the effect that it is furnishing information to, or entering into discussions or negotiations with, such person or entity and (y) enters into with such person or entity a confidentiality agreement in reasonably customary form on terms not more favorable to such person or entity than the terms contained in those certain Confidentiality Agreements dated as of April 11, 2000 and August 23, 2000, respectively, between Key and Columbus (the "Confidentiality Agreements");
(ii) complying with Rule 14e-2 promulgated under the Exchange Act with regard to a Competing Transaction; or (iii) failing to make or withdrawing or modifying its recommendation referred to in Section 6.02(a) or taking the action required by the second sentence of Section 6.01 if there exists a Competing Transaction and the Board of Directors of Columbus, after consultation with and based upon the advice of independent legal counsel (who may be Columbus' regularly engaged independent legal counsel), determines in good faith that the Competing Transaction is materially more favorable to the stockholders of Columbus than the terms of the Merger. For purposes of this Agreement, "Competing Transaction" shall mean any of the following (other than the transactions contemplated by this Agreement) involving Columbus or any of its subsidiaries: (i) any merger, consolidation, share exchange, business combination or similar transaction; (ii) any sale, lease, exchange, mortgage, pledge, transfer or other disposition of 20% or more of the assets of Columbus and its subsidiaries, taken as a whole,
(iii) any tender offer or exchange offer for 20% or more of the outstanding shares of capital stock of Columbus or the filing of a registration statement under the Securities Act in connection therewith; (iv) any person (other than stockholders as of the date of this Agreement) having acquired beneficial ownership of, or any group (as such term is defined under Section 13(d) of the Exchange Act and the rules and regulations promulgated thereunder) having been formed which beneficially owns or has the right to acquire beneficial ownership of, 20% or more of the outstanding shares of capital stock of Columbus; or (v) any public announcement of a proposal, plan or intention to do any of the foregoing or any agreement to engage in any of the foregoing;

  (h) adopt or propose to adopt any amendments to its charter or bylaws, which would alter the terms of its capital stock or would have an adverse impact on the consummation of the transactions contemplated by this Agreement;

  (i) (A) change any of its methods of accounting in effect at December 31, 1999, or (B) make or rescind any express or deemed election relating to Taxes, settle or compromise any claim, action, suit, litigation, proceeding, arbitration, investigation, audit or controversy relating to Taxes (except where the amount of such settlements or controversies, individually or in the aggregate, does not exceed $50,000), or change any of its methods of reporting income or deductions for federal income tax purposes from those employed in the preparation of the federal income tax returns for the taxable year ended December 31, 1999, except, in each case, as may be required by Law or generally accepted accounting principles;

  (j) incur any obligation for borrowed money or purchase money indebtedness, whether or not evidenced by a note, bond, debenture or similar instrument, except in the ordinary course of business consistent with past practice and in no event in excess of $100,000 in the aggregate;

  (k) enter into any material arrangement, agreement or contract with any third party which provides for an exclusive arrangement with that third party or is substantially more restrictive on Columbus or substantially less advantageous to Columbus than arrangements, agreements or contracts existing on the date hereof;

  (l) agree to or approve any commitment, including any authorization for expenditure or agreement to acquire property, obligating Columbus for an amount in excess of $30,000; or

  (m) agree in writing or otherwise to do any of the foregoing.

  SECTION 5.03. Affirmative and Negative Covenants of Key.

  (a) Key hereby covenants and agrees that, prior to the Effective Time, unless otherwise expressly contemplated by this Agreement or consented to in writing by Columbus, Key will and will cause its subsidiaries to:

    (i) operate its business in all material respects in the usual and ordinary course consistent with past practices;

    (ii) use all reasonable efforts to preserve substantially intact its business organization, maintain its material rights and franchises, retain the services of its respective officers and key employees and maintain its relationships with its material customers and suppliers;

    (iii) maintain and keep its material properties and assets in as good repair and condition as at present, ordinary wear and tear excepted, and maintain supplies and inventories in quantities consistent with its customary business practice; and

    (iv) use all reasonable efforts to keep in full force and effect insurance and bonds comparable in amount and scope of coverage to that currently maintained.

  (b) Except as expressly contemplated by this Agreement or otherwise consented to in writing by Columbus, from the date of this Agreement until the Effective Time, Key will not do, and will not permit any of its subsidiaries to do, any of the following:

    (i) knowingly take any action which would result in a failure to maintain the trading of the Key Common Stock on the New York Stock Exchange;

    (ii) declare or pay any dividend on, or make any other distribution in respect of, outstanding shares of capital stock, except for dividends by a wholly owned subsidiary of Key to Key or another wholly owned subsidiary of Key, or redeem any stock of Key, except for open market purchases from non-affiliates;

    (iii) adopt or propose to adopt any amendments to its charter or bylaws, which would have an adverse impact on the consummation of the transactions contemplated by this Agreement; or

    (iv) agree in writing or otherwise to do any of the foregoing.

  SECTION 5.04. Access and Information.

  (a) Columbus shall, and shall cause its subsidiaries to (i) afford to Key and its officers, directors, employees, accountants, consultants, legal counsel, agents and other representatives (collectively, the "Key Representatives") reasonable access at reasonable times, upon reasonable prior notice, to the officers, employees, agents, properties, offices and other facilities of Columbus and its subsidiaries and to the books and records thereof and (ii) furnish promptly to Key and the Key Representatives such information concerning the business, properties, contracts, records and personnel of Columbus and its subsidiaries (including, without limitation, financial, operating and other data and information) as may be reasonably requested, from time to time, by Key.

  (b) Key shall, and shall cause its subsidiaries to (i) afford to Columbus and its officers, directors, employees, accountants, consultants, legal counsel, agents and other representatives (collectively, the "Columbus Representatives") reasonable access at reasonable times, upon reasonable prior notice, to the officers, employees, accountants, agents, properties, offices and other facilities of Key and its subsidiaries and to the books and records thereof and
(ii) furnish promptly to Columbus and the Columbus Representatives such information concerning the business, properties, contracts, records and personnel of Key and its subsidiaries (including, without limitation, financial, operating and other data and information) as may be reasonably requested, from time to time, by Columbus.

  (c) Notwithstanding the foregoing provisions of this Section 5.04, neither party shall be required to grant access or furnish information to the other party to the extent that such access or the furnishing of such information is prohibited by law. No investigation by the parties hereto made heretofore or hereafter shall affect the representations and warranties of the parties which are herein contained and each such representation and warranty shall survive such investigation.

  (d) The information received pursuant to Section 5.04 (a) and (b) shall be deemed to be "Confidential Information" for purposes of the Confidentiality Agreements.

                                   ARTICLE VI

                              ADDITIONAL AGREEMENTS

  SECTION 6.01. Meeting of Stockholders. Columbus shall, promptly after the date of this Agreement, take all actions necessary in accordance with Colorado Law and its charter and bylaws to convene a special meeting of Columbus' stockholders to act on this Agreement (the "Columbus Stockholders Meeting"), and Columbus shall consult with Key in connection therewith. Columbus shall use its best efforts to solicit from stockholders of Columbus proxies in favor of the approval and adoption of this Agreement and to secure the vote of stockholders required by Colorado Law and its charter and bylaws to approve and adopt this Agreement, unless otherwise necessary due to the applicable fiduciary duties of the directors of Columbus, as determined by such directors in good faith after consultation with and based upon the advice of independent legal counsel (who may be Columbus' regularly engaged independent legal counsel).

  SECTION 6.02. Registration Statement; Proxy Statements.

  (a) As promptly as practicable after the execution of this Agreement, Key shall prepare and file with the SEC a registration statement on Form S-4 (such registration statement, together with any amendments thereof or supplements thereto, being the "Registration Statement"), containing a proxy statement/prospectus for stockholders of Columbus (the "Columbus Proxy Statement/Prospectus"), in connection with the registration under the Securities Act of the offer and sale of Key Common Stock to be issued in the Merger and the other transactions contemplated by this Agreement. As promptly as practicable after the execution of this Agreement, Columbus shall prepare and file with the SEC a proxy statement that will be the same as the Columbus Proxy Statement/Prospectus, and a form of proxy, in connection with the vote of Columbus' stockholders with respect to the Merger (such proxy statement and form of proxy, together with any amendments thereof or supplements thereto, in each case in the form or forms mailed to Columbus' stockholders, being the "Columbus Proxy Statement"). Each of Key and Columbus will use its best efforts to cause the Registration Statement to be declared effective as promptly as practicable, and shall take any action required to be taken under any applicable federal or state securities laws in connection with the issuance of shares of Key Common Stock in the Merger. Each of Key and Columbus shall furnish to the other all information concerning it and the holders of its capital stock as the other may reasonably request in connection with such actions. As promptly as practicable after the Registration Statement shall have been declared effective, Columbus shall mail the Columbus Proxy Statement to its stockholders entitled to notice of and to vote at the Columbus Stockholders Meeting. The Columbus Proxy Statement shall include the recommendation of Columbus' Board of Directors in favor of the Merger and adoption of this Agreement, unless otherwise necessary due to the applicable fiduciary duties of the directors of Columbus, as determined by such directors in good faith after consultation with and based upon the advice of independent legal counsel (who may be Columbus' regularly engaged independent legal counsel).

  (b) The information supplied by Columbus for inclusion in the Registration Statement shall not, at the time the Registration Statement is declared effective, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein not misleading. The information supplied by Columbus for inclusion in the Columbus Proxy Statement to be sent to the stockholders of Columbus in connection with the Columbus Stockholders Meeting shall not, at the date the Columbus Proxy Statement (or any supplement thereto) is first mailed to stockholders, at the time of the Columbus Stockholders Meeting or at the Effective Time, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they are made, not misleading. If at any time prior to the Effective Time any event or circumstance relating to Columbus or any of its affiliates, or its or their respective officers or directors, should be discovered by Columbus that should be set forth in an amendment to the Registration Statement or a supplement to the Columbus Proxy Statement, Columbus shall promptly inform Key thereof in writing. All documents that Columbus is responsible for filing with the SEC in connection with the transactions contemplated herein will comply as to form in all material respects with the applicable requirements of the Securities Act and the rules and regulations thereunder and the Exchange Act and the rules and regulations thereunder.

  (c) The information supplied by Key for inclusion in the Registration Statement shall not, at the time the Registration Statement is declared effective, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein not misleading. The information supplied by Key for inclusion in the Columbus Proxy Statement to be sent to the stockholders of Columbus in connection with the Columbus Stockholders Meeting shall not, at the date the Columbus Proxy Statement (or any supplement thereto) is first mailed to stockholders, at the time of the Columbus Stockholders Meeting or at the Effective Time shall not, at the Effective Time, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they are made, not misleading. If at any time prior to the Effective Time any event or circumstance relating to Key or any of its affiliates, or to their respective officers or directors, should be discovered by Key that should be set forth in an amendment to the Registration Statement or a supplement to the Columbus Proxy Statement, Key shall promptly inform Columbus thereof in writing. All documents that Key is responsible for filing with the SEC in connection with the transactions contemplated hereby will comply as to form in all material respects with the applicable requirements of the Securities Act and the rules and regulations thereunder and the Exchange Act and the rules and regulations thereunder.

  SECTION 6.03. Appropriate Action; Consents; Filings.

  (a) Columbus and Key shall each use, and shall cause each of their respective subsidiaries to use, all reasonable efforts to (i) take, or cause to be taken, all appropriate action, and do, or cause to be done, all things necessary, proper or advisable under applicable Law or otherwise to consummate and make effective the transactions contemplated by this Agreement, (ii) obtain from any Governmental Entities any consents, licenses, permits, waivers, approvals, authorizations or orders required to be obtained or made by Key or Columbus or any of their subsidiaries in connection with the authorization, execution and delivery of this Agreement and the consummation of the transactions contemplated hereby, including, without limitation, the Merger, (iii) make all necessary filings, and thereafter make any other required submissions, with respect to this Agreement and the Merger required under (A) the Securities Act (in the case of Key) and the Exchange Act and the rules and regulations thereunder, and any other applicable federal or state securities laws, and (B) any other applicable Law; provided that Key and Columbus shall cooperate with each other in connection with the making of all such filings, including providing copies of all such documents to the nonfiling party and its advisors prior to filings and, if requested, shall accept all reasonable additions, deletions or changes suggested in connection therewith. Columbus and Key shall furnish all information required for any application or other filing to be made pursuant to the rules and regulations of any applicable Law (including all information required to be included in the Columbus Proxy Statement or the Registration Statement) in connection with the transactions contemplated by this Agreement.

  (b) Key and Columbus agree to cooperate with respect to, and shall cause each of their respective subsidiaries to cooperate with respect to, and agree to use all reasonable efforts vigorously to contest and resist, any action, including legislative, administrative or judicial action, and to have vacated, lifted, reversed or overturned any decree, judgment, injunction or other order (whether temporary, preliminary or permanent) (an "Order") of any Governmental Entity that is in effect and that restricts, prevents or prohibits the consummation of the Merger or any other transactions contemplated by this Agreement, including, without limitation, by vigorously pursuing all available avenues of administrative and judicial appeal and all available legislative action. Each of Key and Columbus also agree to take any and all actions, including, without limitation, the disposition of assets or the withdrawal from doing business in particular jurisdictions, required by regulatory authorities as a condition to the granting of any approvals required in order to permit the consummation of the Merger or as may be required to avoid, lift, vacate or reverse any legislative or judicial action which would otherwise cause any condition to Closing not to be satisfied; provided, however, that in no event shall either party take, or be required to take, any action that would or could reasonably be expected to have a Key Material Adverse Effect, and Columbus shall not be required to take any action which would be consummated prior to the Effective Time and which would or could reasonably be expected to have a Columbus Material Adverse Effect .

  (c) (i) Each of Columbus and Key shall give (or shall cause their respective subsidiaries to give) any notices to third parties, and use, and cause their respective subsidiaries to use, all reasonable efforts to obtain any third party consents (A) necessary, proper or advisable to consummate the transactions contemplated by this Agreement, (B) otherwise required under any contracts, licenses, leases or other agreements in connection with the consummation of the transactions contemplated hereby or (C) required to prevent a Columbus Material Adverse Effect from occurring prior to the Effective Time or a Key Material Adverse Effect from occurring after the Effective Time.

    (ii) In the event that any party shall fail to obtain any third party consent described in subsection (c)(i) above, such party shall use all reasonable efforts, and shall take any such actions reasonably requested by the other parties, to limit the adverse effect upon Columbus and Key, their respective subsidiaries, and their respective businesses resulting, or which could reasonably be expected to result after the Effective Time, from the failure to obtain such consent.

  (d) Each of Key and Columbus shall promptly notify the other of (w) any material change in its business, financial condition or results of operations,
(x) any complaints, investigations or hearings (or communications indicating that the same may be contemplated) of any Governmental Entities with respect to its business or the transactions contemplated hereby, (y) the institution or the threat of material litigation involving it or any of its subsidiaries or (z) any event or condition that might reasonably be expected to cause any of its representations, warranties, covenants or agreements set forth herein not to be true and correct at the Effective Time. As used in the preceding sentence, "material litigation" means any case, arbitration or adversary proceeding or other matter which would have been required to be disclosed on the Columbus Disclosure Schedule pursuant to Section 3.09 or the

Key Disclosure Schedule pursuant to Section 4.09, as the case may be, if in existence on the date hereof, or in respect of which the legal fees and other costs to Columbus or Key (or their respective subsidiaries), as the case may be, might reasonably be expected to exceed $100,000 over the life of the matter.

  SECTION 6.04. Affiliates; Tax Treatment.

  (a) Columbus shall use all reasonable efforts to cooperate with Key in complying with Rule 145 under the Securities Act.

  (b) Key shall not be required to maintain the effectiveness of the Registration Statement for the purpose of resale by stockholders of Columbus who may be affiliates of Columbus or Key pursuant to Rule 145 under the Securities Act.

  (c) Each party hereto shall use all reasonable efforts to cause the Merger to qualify, and shall not take, and shall use all reasonable efforts to prevent any affiliate of such party from taking, any actions that could prevent the Merger from qualifying, as a reorganization under the provisions of section 368(a) of the Code.

  SECTION 6.05. Public Announcements. Key and Columbus shall consult with each other before issuing any press release or otherwise making any public statements with respect to the Merger and, except as required by law, shall not issue any such press release or make any such public statement prior to such consultation. The joint press release of Key and Columbus announcing the execution and delivery of this Agreement is attached as Exhibit A.

  SECTION 6.06. New York Stock Exchange Listing. Key shall use all reasonable efforts to cause the shares of Key Common Stock to be issued in the Merger to be approved for listing (subject to official notice of issuance) on the New York Stock Exchange prior to the Effective Time.

  SECTION 6.07. Employees and Employee Benefits.

  (a) Employees. Prior to the Effective Time, Key shall notify Columbus of the employees of Columbus who are employed by Columbus immediately before the Effective Time that Key desires to retain after the Effective Time (the "Columbus Employees"). Key agrees that the Columbus Employees will participate in the Key Benefit Plans according to this Section 6.07 and the terms and conditions of the Key Benefit Plans; provided however, that Key and Merger agree to honor, and to cause the Surviving Corporation to honor, all severance agreements or other agreements, contracts, plans, programs, policies, or arrangements for the payment of severance or other benefits upon consummation of a change of control or other business combination involving Columbus in existence as of the date hereof and further provided, however, that if Key offers employment to a Columbus Employee with the same salary, duties and location for a period longer than one year after the Effective Time, no severance payments shall be due to such Columbus Employees and Columbus shall amend such plans before the Effective Time to the extent necessary to so provide. Key and Merger Sub acknowledge that all payments due upon consummation of the Merger under any such agreements, contracts, plans, programs, policies or arrangements shall be made on the date of termination of employment.

  (b) Employee Stock Purchase Plan. Columbus shall take such action as is necessary to terminate the Columbus 1993 Employee Stock Purchase Plan and any other employee stock purchase plan of Columbus or any subsidiary of Columbus (the "Employee Stock Purchase Plan") prior to the Effective Time (the "Termination Date") provided that the termination shall be conditioned on the consummation of the Merger. On the Termination Date, Columbus shall refund the funds credited on such date under each Employee Stock Purchase Plan in each participant's account to each Participant in accordance with the terms of the Employee Stock Purchase Plan.

  (c) 401(k) Plan. After the Effective Time, the Columbus Employees shall participate in the Key 401(k) Plan according to the terms of the Key 401(k) Plan. The Columbus Employees shall be credited with up to four years of their service with Columbus for purposes of participation and vesting in the Key 401(k) Plan. Individuals who terminated employment with Columbus prior to the Effective Time and who are hired by Columbus or Key after the Effective Time shall be treated as new employees and shall not receive credit for their prior service with Columbus for any purpose under the Key 401(k) Plan. Columbus shall take all steps necessary to terminate the Columbus 401(k) Plan immediately prior to the Effective Time.

  (d) Group Health Plan coverage. The Columbus Employees and their dependents will be offered group health plan coverage under Key's group health plan effective the day after the Effective Time. Such coverage shall not exclude any pre-existing conditions. Any Columbus Employees and dependents who are covered under the Key group health plan and who terminate employment with Key or Columbus after the Effective Time shall be offered COBRA continuation coverage under the Key group health plan.

  Columbus employees who were covered under the Columbus group health plan immediately before the Effective Time and who are terminated at the Effective Time shall be offered COBRA continuation coverage under the Key group health plan. Former employees of Columbus or dependents thereof, who were receiving COBRA continuation coverage under the Columbus group health plan as of the Effective Time will be eligible to elect, pursuant to COBRA, to continue coverage under Key's group health plan for the remainder of the COBRA continuation period at such former employee's or dependent's sole expense. Further, if such persons, and dependents thereof, elect COBRA continuation coverage under Key's group health plan, such persons will not be subject to any pre-existing condition limitation under Key's group health plan. All such persons, as of the date of this Agreement, are listed on Schedule 6.07(d).

  (e) Incentive Compensation Plan. Prior to the Effective Date, Columbus shall take all action necessary to terminate the Incentive Compensation Plan; provided that the termination shall be conditioned on the consummation of the Merger.

  (f) Other Benefits. Effective the day after the Effective Time, the Columbus Employees shall participate in the Key Benefit Plans (other than the Key group health plan, which is covered in subsection 6.07(d) above, and the Key 401(k) Plan, which is covered in subsection 6.07(c) above) according to the terms and conditions of each such Key Benefit Plan. The Columbus Employees shall receive credit for their service with Columbus for all purposes under such plans (except as provided otherwise in subsections 6.07(c) and (d)). Columbus employees who accept an offer of employment with Key after the Effective Time shall be eligible to participate in all Key Benefit Plans (including those implemented following the Effective Time) according to the terms and conditions of each such Key Benefit Plan. All Columbus employees who accept an offer of employment with Key after the Effective Time shall receive credit for prior service with Columbus as follows: the lesser of actual years of service or an amount equal to the period of time between January 1, 1993 and the Effective Time for purposes of participation and vesting in all of the Key Benefit Plans, except as provided otherwise in subsections 6.07(c) and (d).

  SECTION 6.08. Merger Sub. Prior to the Effective Time, Merger Sub shall not conduct any business or make any investments other than as specifically contemplated by this Agreement and will not have any assets (other than a de minimis amount of cash paid to Merger Sub for the issuance of its stock to Key) or liabilities.

  SECTION 6.09. Indemnification. (a) From and after the Effective Time, Columbus shall, and, if applicable, Key shall cause Columbus to, indemnify and hold harmless, and provide advancement of expenses to, to the fullest extent permitted under applicable law, each person who is a current or former officer or director of Columbus or any of its Subsidiaries (each, and "Indemnified Party") against all losses, claims, damages, liabilities, costs or expenses (including reasonable attorneys' fees), judgments, fines, penalties and amounts paid in settlement in connection with any claim, action, suit, proceeding or investigation arising out of or pertaining to acts or omissions, or alleged acts or omissions, by them in their capacities as such, which acts or omissions occurred prior to or as of the Effective Time. Key shall have the option to control any such claim, action, suit, proceeding or investigation; and shall have the option to choose counsel to represent the Indemnified Party after discussion with the Indemnified Party.

         (b) Key agrees that the provisions of Columbus' Restated Articles of Incorporation and By-laws in effect as of the date of this Agreement affecting the Indemnified Parties' rights to indemnification, limitation of liability and advancement of expenses shall survive the consummation of the Merger and shall continue in full force and effect, without any amendment thereto (unless required by law), for a period of six years from the Effective Time.

         (c) The provisions of this Section 6.09 are intended to be for the benefit of, and shall by enforceable by, each of the Indemnified Parties, their heirs and their representatives, and no amendment or waiver under this Agreement will have any effect on the rights of the Indemnified Parties.

  SECTION 6.10. Arthur Andersen Opinion Update. At any time up to 10 days prior to the date of the Columbus Stockholders Meeting, either Columbus or Key may request that Arthur Andersen LLP deliver its written opinion updated to the date of the Columbus Stockholders Meeting, to the effect that, subject to the qualifications and limitations contained therein, as of such date, the Merger Consideration is fair from a financial point of view to the holders of shares of Columbus Common Stock (other than the Key Companies). Columbus shall pay the fee associated with such update.

  SECTION 6.11. Section 16(b). Key and Columbus shall use their reasonable best efforts to cause the transactions contemplated hereby and any other dispositions of equity securities of Columbus (including derivative securities) or acquisitions of Key equity securities in connection with this Agreement by each individual who (a) is a director or officer of Columbus or (b) at the Effective Time, will become a director or officer of Key, to be exempt under Rule 16b-3 promulgated under the Exchange Act.


                                   ARTICLE VII

                               CLOSING CONDITIONS

  SECTION 7.01. Conditions to Obligations of Each Party Under This Agreement. The respective obligations of each party to effect the Merger and the other transactions contemplated hereby shall be subject to the satisfaction at or prior to the Closing Date of the following conditions, any or all of which may be waived in writing by the parties hereto, in whole or in part, to the extent permitted by applicable law:

    (a) Effectiveness of the Registration Statement; Blue Sky. The Registration Statement shall have been declared effective by the SEC under the Securities Act. No stop order suspending the effectiveness of the Registration Statement shall have been issued by the SEC and no proceedings for that purpose shall have been initiated by the SEC. Key shall have received all Blue Sky permits and other authorizations necessary to consummate the transactions contemplated by this Agreement.

    (b) Stockholder Approval. This Agreement and the Merger shall have been approved and adopted by the requisite vote of the stockholders of Columbus.

    (c) No Order. No Governmental Entity or federal or state court of competent jurisdiction shall have enacted, issued, promulgated, enforced or entered any statute, rule, regulation, executive order, decree, injunction or other order (whether temporary, preliminary or permanent) which is in effect and which has the effect of making the Merger illegal or otherwise prohibiting consummation of the Merger.

  SECTION 7.02. Additional Conditions to Obligations of the Key Companies. The obligations of the Key Companies to effect the Merger and the other transactions contemplated hereby are also subject to the satisfaction at or prior to the Closing Date of the following conditions, any or all of which may be waived in writing by Key, in whole or in part, to the extent permitted by applicable law:

    (a) Representations and Warranties. Each of the representations and warranties of Columbus contained in this Agreement shall be true and correct as of the Closing Date as though made on and as of the Closing Date (except to the extent such representations and warranties specifically relate to an earlier date, in which case such representations and warranties shall be true and correct as of such earlier date). The Key Companies shall have received a certificate of the President and the Chief Financial Officer of Columbus, dated the Closing Date, to such effect.

    (b) Agreements and Covenants. Columbus shall have performed or complied in all material respects with all agreements and covenants required by this Agreement to be performed or complied with by it on or prior to the Closing Date. The Key Companies shall have received a certificate of the President and the Chief Financial Officer of Columbus, dated the Closing Date, to that effect.

    (c) Material Adverse Change. Since the date of this Agreement, there shall have been no change, occurrence or circumstance in the business, financial condition or results of operations of Columbus or any of its subsidiaries having or reasonably likely to have, individually or in the aggregate, a material adverse effect on the financial condition, results of operations or business of Columbus and its subsidiaries, taken as a whole, except as to changes in general economic conditions that affect each of Key and Columbus substantially equally. The Key Companies shall have received a certificate of the President and the Chief Financial Officer of Columbus, dated the Closing Date, to such effect.

    (d) Absence of Regulatory Conditions. There shall not be any action taken, or any statute, rule, regulation or order enacted, entered, enforced or deemed applicable to the Merger, by any Governmental Entity in connection with the grant of a regulatory approval necessary, in the reasonable business judgment of Key, to the continuing operation of the business of Columbus, which imposes any condition or restriction upon the Key Companies or the business or operations of Columbus which, in the reasonable business judgment of Key, would be materially burdensome in the context of the transactions contemplated by this Agreement.

    (e) Tax Opinion. Prior to the effective date of the Registration Statement, Sherman & Howard L.L.C. shall have delivered its written opinion to Key, in form and substance reasonably satisfactory to Key, to the effect that: (i) the Merger will constitute a reorganization within the meaning of section 368(a) of the Code; (ii) Key, Merger Sub and Columbus will each be a party to that reorganization within the meaning of section 368(b) of the Code; (iii) Key, Merger Sub and Columbus will not recognize any gain or loss for U.S. federal income tax purposes as a result of the Merger; and (iv) the Federal Income Tax Consequences section of the Proxy Statement (which constitutes the prospectus included in the Registration Statement) describes the material income tax consequences to Key, Columbus and the Columbus stockholders from the Merger Transaction and fairly represents such counsel's opinion as to the federal income tax matters discussed therein. Such firm shall have consented to the filing of such opinion as an exhibit to the Registration Statement and to the reference to such firm in the Registration Statement and such tax opinion shall not have been withdrawn or modified in any material respect prior to the Closing Date.

    (f) Nonforeign Status. Columbus shall have delivered to Key at closing such certificates and affidavits under Section 1445 of the Code as may be requested by Key in a form satisfactory to Key.

  SECTION 7.03. Additional Conditions to Obligations of Columbus. The obligations of Columbus to effect the Merger and the other transactions contemplated hereby are also subject to the satisfaction at or prior to the Closing Date of the following conditions, any or all of which may be waived in writing by Columbus, in whole or in part, to the extent permitted by applicable law:

    (a) Representations and Warranties. Each of the representations and warranties of the Key Companies contained in this Agreement shall be true and correct as of the Closing Date as though made on and as of the Closing Date (except to the extent such representations and warranties specifically relate to an earlier date, in which case such representations and warranties shall be true and correct as of such earlier date). Columbus shall have received a certificate of the President and the Chief Financial Officer of each of the Key Companies, dated the Closing Date, to such effect.

    (b) Agreements and Covenants. The Key Companies shall have performed or complied in all material respects with all agreements and covenants required by this Agreement to be performed or complied with by them on or prior to the Closing Date. Columbus shall have received a certificate of the President and the Chief Financial Officer of each of the Key Companies, dated the Closing Date, to that effect.

    (c) Material Adverse Change. Since the date of this Agreement, there shall have been no change, occurrence or circumstance in the business, financial condition or results of operations of Key or any of its subsidiaries having or reasonably likely to have, individually or in the aggregate, a material adverse effect on the financial condition, results of operations or business of Key and its subsidiaries, taken as a whole. Columbus shall have received a certificate of the President and the Chief Financial Officer of each of the Key Companies, dated the Closing Date, to such effect.

    (d) Absence of Regulatory Conditions. There shall not be any action taken, or any statute, rule, regulation or order enacted, entered, enforced or deemed applicable to the Merger, by any Governmental Entity in connection with the grant of a regulatory approval necessary, in the reasonable business judgment of Columbus, to the continuing operation of the business of Key, which imposes any condition or restriction upon Key or the business or operations of Key which, in the reasonable business judgment of Columbus, would be materially burdensome in the context of the transactions contemplated by this Agreement.

    (e) New York Stock Exchange Listing. The shares of Key Common Stock to be issued in the Merger shall have been approved for listing (subject to official notice of issuance) on the New York Stock Exchange.

                                  ARTICLE VIII

                        TERMINATION, AMENDMENT AND WAIVER

  SECTION 8.01. Termination. This Agreement may be terminated at any time prior to the Effective Time, whether before or after approval of this Agreement and the Merger by the stockholders of Columbus:

    (a) by mutual consent of Key and Columbus;

    (b) by Key, upon a material breach of any representation, warranty, covenant or agreement on the part of Columbus set forth in this Agreement, or if any representation or warranty of Columbus shall have become untrue, in either case such that the conditions set forth in Section 7.02(a) or Section 7.02(b) of this Agreement, as the case may be, would be incapable of being satisfied by December 31, 2000 (or as otherwise extended as described in Section 8.01(e)); provided, that in any case, a wilful breach shall be deemed to cause such conditions to be incapable of being satisfied for purposes of this Section 8.01(b);

    (c) by Columbus, upon a material breach of any representation, warranty, covenant or agreement on the part of the Key Companies set forth in this Agreement, or if any representation or warranty of the Key Companies shall have become untrue, in either case such that the conditions set forth in Section 7.03(a) or Section 7.03(b) of this Agreement, as the case may be, would be incapable of being satisfied by December 31, 2000 (or as otherwise extended as described in Section 8.01(e)); provided, that in any case, a wilful breach shall be deemed to cause such conditions to be incapable of being satisfied for purposes of this Section 8.01(c);

    (d) by either Key or Columbus, if there shall be any Order which is final and nonappealable preventing the consummation of the Merger, except if the party relying on such Order to terminate this Agreement has not complied with its obligations under Section 6.03(b) of this Agreement;

    (e) by either Key or Columbus, if the Merger shall not have been consummated before December 31, 2000; provided, however, that this Agreement may be extended by written notice of either Key or Columbus to a date not later than March 31, 2001, if the Merger shall not have been consummated as a direct result of Columbus or the Key Companies having failed by December 31, 2000 to receive all required regulatory approvals or regulatory consents with respect to the Merger;

    (f) by either Key or Columbus, if this Agreement and the Merger shall fail to receive the requisite vote for approval and adoption by the stockholders of Columbus at the Columbus Stockholders Meeting;

    (g) by Key, if (i) the Board of Directors of Columbus withdraws, modifies or changes its recommendation of this Agreement or the Merger in a manner adverse to Key or shall have resolved to do any of the foregoing; (ii) the Board of Directors of Columbus shall have recommended to the stockholders of Columbus any Competing Transaction or shall have resolved to do so; (iii) a tender offer or exchange offer for 20% or more of the outstanding shares of capital stock of Columbus is commenced, and the Board of Directors of Columbus does not recommend that stockholders not tender their shares into such tender or exchange offer or;
(iv) any person (other than Key or an affiliate thereof, or any stockholder of Columbus as of the date of this Agreement) shall have acquired beneficial ownership or the right to acquire beneficial ownership of, or any "group" (as such term is defined under Section 13(d) of the Exchange Act and the rules and regulations promulgated thereunder), shall have been formed which beneficially owns, or has the right to acquire beneficial ownership of, 20% or more of the then outstanding shares of capital stock of Columbus; or

    (h) by either Key or Columbus, if the Board of Directors of Columbus (x) fails to make or withdraws its recommendation referred to in Section 6.02(a) if there exists at such time a Competing Transaction (as defined in Section 5.02(g)), or (y) recommends to Columbus' stockholders approval or acceptance of a Competing Transaction.

    (i) by Columbus, if Arthur Andersen LLP is requested under Section 6.10 and fails to deliver its written opinion updated as of the date of the Columbus Stockholders Meeting, to the effect that, subject to the qualifications and limitations contained therein, as of such date, the Merger Consideration is fair from a financial point of view to the holders of shares of Columbus Common Stock (other than the Key Companies).

  The right of any party hereto to terminate this Agreement pursuant to this
Section 8.01 shall remain operative and in full force and effect regardless of any investigation made by or on behalf of any party hereto, any person controlling any such party or any of their respective officers, directors, representatives or agents, whether prior to or after the execution of this Agreement.

  SECTION 8.02. Effect of Termination. Except as provided in Section 8.05 or
Section 9.01 of this Agreement, in the event of the termination of this Agreement pursuant to Section 8.01, this Agreement shall forthwith become void, there shall be no liability on the part of the Key Companies or Columbus to the other and all rights and obligations of any party hereto shall cease, except that nothing herein shall relieve any party of any liability for (i) any breach of such party's covenants or agreements contained in this Agreement, or (ii) any willful breach of such party's representations or warranties contained in this Agreement.

  SECTION 8.03. Amendment. This Agreement may be amended by the parties hereto by action taken by or on behalf of their respective Boards of Directors at any time prior to the Effective Time; provided, however, that, after approval of the Merger by the stockholders of Columbus, (i) no amendment, which under applicable law may not be made without the approval of the stockholders of Columbus, may be made without such approval. This Agreement may not be amended except by an instrument in writing signed by the parties hereto.

  SECTION 8.04. Waiver. At any time prior to the Effective Time, any party hereto may (a) extend the time for the performance of any of the obligations or other acts of the other party hereto, (b) waive any inaccuracies in the representations and warranties of the other party contained herein or in any document delivered pursuant hereto and (c) waive compliance by the other party with any of the agreements or conditions contained herein. Any such extension or waiver shall be valid only if set forth in an instrument in writing signed by the party or parties to be bound thereby. For purposes of this Section 8.04, the Key Companies as a group shall be deemed to be one party.

  SECTION 8.05. Fees, Expenses and Other Payments.

  (a) Except as provided in Section 8.05(c) and (d) of this Agreement, all Expenses (as defined in paragraph (b) of this Section 8.05) incurred by the parties hereto shall be borne solely and entirely by the party that has incurred such Expenses; provided, however, that the allocable share of the Key Companies as a group and Columbus for (i) all Expenses paid to financial printers for printing, filing and mailing the Registration Statement and the Columbus Proxy Statement and (ii) all SEC and other regulatory filing fees incurred in connection with the Registration Statement and the Columbus Proxy Statement shall be one-third by Columbus and two- thirds by Key; and provided further that Key may, at its option, pay any Expenses of Columbus, and Key shall pay all SEC filing fees.

  (b) "Expenses" as used in this Agreement shall include all reasonable out-of-pocket third party expenses (including, without limitation, all fees and expenses of counsel, accountants, investment bankers, experts and consultants to a party hereto and its affiliates) incurred by a party or on its behalf in connection with or related to the authorization, preparation, negotiation, execution and performance of this Agreement, the preparation, printing, filing and mailing of the Registration Statement and the Columbus Proxy Statement, the solicitation of stockholder approvals and all other matters related to the consummation of the transactions contemplated hereby.

  (c) Columbus agrees that if this Agreement is terminated pursuant to:

    (i) Section 8.01(b) and (x) such termination is the result of a willful breach of any representation, warranty, covenant or agreement of Columbus contained herein, (y) at any time within the period commencing on the date of this Agreement through the date of termination of this Agreement Columbus shall have initiated, solicited or encouraged (including by way of furnishing information or assistance), or taken any other action to facilitate, any inquiries or the making of any proposal relating to, or that may reasonably be expected to lead to, any Competing Transaction, or entered into discussions or negotiated with any person or entity in furtherance of such inquiries or to obtain a Competing Transaction, or agreed to or endorsed any Competing Transaction, or authorized or permitted any of the officers, directors or employees of Columbus or any of its subsidiaries or any investment banker, financial advisor, attorney, accountant or other representative retained by Columbus or any of Columbus' subsidiaries to take any such action, and (z) within twelve months after the date of termination of this Agreement, and with respect to any person or group with whom the contacts or negotiations referred to in clause (y) have occurred, a Business Combination (as defined in Section 8.05(e)) shall have occurred or Columbus shall have entered into a definitive agreement providing for a Business Combination; or

    (ii) Section 8.01(f) because this Agreement and the Merger shall fail to receive the requisite vote for approval and adoption by the stockholders of Columbus at the

Columbus Stockholders Meeting and at the time of such meeting there shall exist a Competing Transaction; or

    (iii) Section 8.01(g), (h)or (i) and at the time of the termination there shall exist a Competing Transaction;

then Columbus shall pay to Key an amount equal to $1,000,000, which amount is inclusive of all of Key's Expenses.

  (d) Columbus agrees that if this Agreement is terminated pursuant to:

         (i) Section 8.01(f) because this Agreement and the Merger shall fail to receive the requisite vote for approval and adoption by the stockholders of Columbus at the Columbus Stockholders Meeting and at the time of such meeting there shall not exist a Competing Transaction; or

         (ii) Section 8.01(i) because Arthur Andersen LLP would not deliver its written opinion updated to the date of the Columbus Stockholders Meeting opining that the Merger Consideration is fair from a financial point of view as of such date and at such time there shall not exist a Competing Transaction;

then Columbus shall pay to Key an amount equal to Key's Expenses.

  (e) Key agrees that if this Agreement is terminated pursuant to Section 8.01(c) and such termination is the result of a willful breach of any representation, warranty, covenant or agreement of Key contained herein, then Key shall pay to Columbus an amount equal to $1,000,000, which amount is inclusive of all of Columbus' Expenses.

  (f) Any payment required to be made pursuant to Section 8.05(c) or (d) of this Agreement shall be made as promptly as practicable but not later than ten business days after termination of this Agreement, and shall be made by wire transfer of immediately available funds to an account designated by the recipient, except that any payment to be made as the result of an event described in Section 8.05(c)(i) shall be made as promptly as practicable but not later than ten business days after the occurrence of the Business Combination or the execution of the definitive agreement providing for a Business Combination.

  (g) For purposes of this Section 8.05, the term "Business Combination" means
(i) a merger, consolidation, share exchange, business combination or similar transaction involving Columbus, (ii) a sale, lease, exchange, transfer or other disposition of 20% or more of the assets of Columbus and its subsidiaries, taken as a whole, in a single transaction or a series of transactions, or (iii) the acquisition, by a person (other than Key or any affiliate thereof) or group (as such term is defined under Section 13(d) of the Exchange Act and the rules and regulations thereunder) of beneficial ownership (as defined in Rule 13d-3 under the Exchange Act) of 20% or more of the Columbus Common Stock whether by tender or exchange offer or otherwise.

                                   ARTICLE IX

                               GENERAL PROVISIONS

  SECTION 9.01. Effectiveness of Representations, Warranties and Agreements.

  (a) Except as set forth in Section 9.01(b) of this Agreement, the representations, warranties and agreements of each party hereto shall remain operative and in full force and effect regardless of any investigation made by or on behalf of any other party hereto, any person controlling any such party or any of their officers, directors, representatives or agents, whether prior to or after the execution of this Agreement.

  (b) The representations, warranties and agreements in this Agreement shall terminate at the Effective Time or upon the termination of this Agreement pursuant to Article VIII, except that the agreements set forth in Articles I and II and IX and Sections 6.07 and 6.09 shall survive the Effective Time and those set forth in

Sections 5.04(d), 8.02 and 8.05 and Article IX hereof shall survive termination. Nothing herein shall be construed to cause the Confidentiality Agreements to terminate upon the termination of this Agreement pursuant to Article VIII.

  SECTION 9.02. Notices. All notices and other communications given or made pursuant hereto shall be in writing and shall be deemed to have been duly given upon receipt, if delivered personally, mailed by registered or certified mail (postage prepaid, return receipt requested) to the parties at the following addresses (or at such other address for a party as shall be specified by like changes of address) or sent by electronic transmission to the telecopier number specified below:

    (a) If to any of the Key Companies, to:

              Key Production Company, Inc.
              707 Seventeenth Street
              Suite 3300
              Denver, Colorado  80202-3404
              Attention: Monroe W. Robertson
              Telecopier No.: (303) 295-3494

    with a copy to:

              Holme Roberts & Owen LLP
              1700 Lincoln Street, Suite 4100
              Denver, Colorado 80203
              Attention: Nick Nimmo
              Telecopier No.: (303) 866-0200

    (b) If to Columbus, to:

               1660 Lincoln St., Suite 2400
               Denver, CO  80264
              Attention: President
              Telecopier No.: (303) 831-0135

    with a copy to:

              Sherman & Howard L.L.C.
              633 17th Street, Suite 3000
              Denver, Colorado 80202
              Attention: James F. Wood
              Telecopier No.: (303) 298-0940

  SECTION 9.03. Certain Definitions. For the purposes of this Agreement, the term:

    (a) "affiliate" means a person that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, the first mentioned person;

    (b) a person shall be deemed a "beneficial owner" of or to have "beneficial ownership" of Columbus Common Stock or Key Common Stock, as the case may be, in accordance with the interpretation of the term "beneficial ownership" as defined in Rule 13d-3 under the Exchange Act, as in effect on the date hereof; provided that a person shall be deemed to be the beneficial owner of, and to have beneficial ownership of, Columbus Common Stock or Key Common Stock, as the case may be, that such person or any affiliate of such person has the right to acquire (whether such right is exercisable immediately or only after the passage of time) pursuant to any agreement, arrangement or understanding or upon the exercise of conversion rights, exchange rights, warrants or options, or otherwise.

    (c) "business day" means any day other than a day on which banks in the State of New York are authorized or obligated to be closed;

    (d) "control" (including the terms "controlled," "controlled by" and "under common control with") means the possession, directly or indirectly or as trustee or executor, of the power to direct or cause the direction of the management or policies of a person, whether through the ownership of stock or as trustee or executor, by contract or credit arrangement or otherwise;

    (e) "knowledge" or "known" shall mean, with respect to any matter in question, if an executive officer of Columbus or Key, as the case may be, has actual knowledge of such matter, and, with respect to Section 3.14, if Michael
M. Logan has actual knowledge of such matter;

    (f) "person" means an individual, corporation, partnership, association, trust, unincorporated organization, other entity or group (as defined in Section 13(d) of the Exchange Act);

    (g) "Significant Subsidiary" means any subsidiary of Columbus or Key, as the case may be, that would constitute a Significant Subsidiary of such party within the meaning of Rule 1-02 of Regulation S-X of the SEC; and

    (h) "subsidiary" or "subsidiaries" of Columbus, Key, the Surviving Corporation or any other person, means any corporation, partnership, joint venture or other legal entity of which Columbus, Key, the Surviving Corporation or any such other person, as the case may be (either alone or through or together with any other subsidiary), owns, directly or indirectly, 50% or more of the stock or other equity interests the holders of which are generally entitled to vote for the election of the board of directors or other governing body of such corporation or other legal entity.

  SECTION 9.04. Headings. The headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Section references herein are, unless the context otherwise requires, references to sections of this Agreement.

  SECTION 9.05. Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of law or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner to the end that transactions contemplated hereby are fulfilled to the extent possible.

  SECTION 9.06. Entire Agreement. This Agreement (together with the Exhibits, the Columbus Disclosure Schedule and the Key Disclosure Schedule) and the Confidentiality Agreements constitute the entire agreement of the parties, and supersede all prior agreements and undertakings, both written and oral, among the parties or between any of them, with respect to the subject matter hereof.

  SECTION 9.07. Assignment. This Agreement shall not be assigned by operation of law or otherwise.

  SECTION 9.08. Parties in Interest. This Agreement shall be binding upon and inure solely to the benefit of each party hereto, and nothing in this Agreement, express or implied (other than as contemplated by Section 6.07 and Section 6.09), is intended to or shall confer upon any other person any right, benefit or remedy of any nature whatsoever under or by reason of this Agreement.

  SECTION 9.09. Specific Performance The parties hereby acknowledge and agree that the failure of any party to perform its agreements and covenants hereunder, including its failure to take all actions as are necessary on its part to the consummation of the Merger, will cause irreparable injury to the other parties for which damages, even if available, will not be an adequate remedy. Accordingly, each party hereby consents to the issuance of injunctive relief by any court of competent jurisdiction to compel performance of such party's obligations and to the granting by any court of the remedy of specific performance of its obligations hereunder.

  SECTION 9.10. Failure or Indulgence Not Waiver; Remedies Cumulative. No failure or delay on the part of any party hereto in the exercise of any right hereunder shall impair such right or be construed to be a waiver of, or acquiescence in, any breach of any representation, warranty or agreement herein, nor shall any single or partial exercise of any such right preclude other or further exercise thereof or of any other right. All rights and remedies existing under this Agreement are cumulative to, and not exclusive to, and not exclusive of, any rights or remedies otherwise available.

  SECTION 9.11. Governing Law. This Agreement shall be governed by, and construed in accordance with, the laws of the State of Delaware, regardless of the laws that might otherwise govern under applicable principles of conflicts of law.

  SECTION 9.12. Counterparts. This Agreement may be executed in multiple counterparts, and by the different parties hereto in separate counterparts, each of which when executed shall be deemed to be an original but all of which taken together shall constitute one and the same agreement.

  IN WITNESS WHEREOF, each of the parties hereto has caused this Agreement to be executed as of the date first written above by their respective officers thereunto duly authorized.

KEY PRODUCTION COMPANY, INC.


By:      /s/
         Monroe W. Robertson
         President and Chief
         Operating Officer

KEY ACQUISITION TWO, INC.


By:      /s/
         Monroe W. Robertson
         President

COLUMBUS ENERGY CORP.


By:      /s/
         Harry A. Trueblood, Jr.,
         Chairman of the Board, President, and
         Chief Executive Officer

ANNEX B

     ARTHUR ANDERSEN GLOBAL ENERGY CORPORATE FINANCE GROUP FAIRNESS OPINION
                      TO THE BOARD OF DIRECTORS OF COLUMBUS



August 28, 2000

Board of Directors
Columbus Energy Corp.
1660 Lincoln Street, Suite 2400
Denver, Colorado 80264

Members of the Board:

You have asked us to advise you with respect to the fairness from a financial point of view to the stockholders of Columbus Energy Corp. (the "Company") of the Exchange Ratio pursuant to the terms of the Merger Agreement, dated as of August 28, 2000 (the "Merger Agreement"), among the Company and Key Production Company, Inc. (the "Acquiror"). The Merger, as proposed, generally provides for the Company's stock to be converted into the right to receive 0.355 shares of Acquiror common stock.

In connection with our analysis, we have been furnished certain documents and other information concerning the Company and the Acquiror as we requested. We have performed such due diligence, studies, analyses and inquiries as we considered appropriate. Among other items we have considered, we have:

1) read certain publicly available business and financial information relating to the Company and the Acquiror for recent years and interim periods to date;

2) read the Company's and Acquiror's internally prepared two-year Financial Forecasts (2000-2001), prepared by management of the Company and Acquiror;

3) read Acquiror's internally prepared reserve report dated July 1, 2000 and the Company's reserve report dated July 1, 2000 as prepared by outside petroleum engineering consultants retained by the Company;

4) considered certain financial and stock market data of the Company and Acquiror and compared that data with similar data for certain other companies, the securities of which are publicly traded, which we believe may be similar or comparable to the Company and Acquiror;

(5 considered the financial terms and related stock market data of certain recent acquisition or business combination transactions in the oil and gas industry;

(6 compared the estimated net asset value of the Company and Acquiror based on estimated values of certain relevant assets and liabilities;

(7 considered the Company and Acquiror on a pro forma, combined basis in order to estimate accretion to earnings and cash flow per share, and the effects of cost savings and synergies;

Board of Directors
Page 5
August 28, 2000





(8 compared certain operational and financial contributions of the Company and Acquiror to a combined entity;

(9 held meetings and discussions with management, senior personnel to discuss the business operations, assets, historical financial results and future prospects of the Company and Acquiror; and

(10 conducted such other studies, analysis, inquiries and investigations, as we deemed appropriate.

In our analysis and in formulating our opinion, we have assumed and relied upon the accuracy and completeness of all the financial and other information provided to us or publicly available, and we have not assumed any responsibility for the independent verification of such information. We have further relied upon the assurances of management of the Company and the Acquiror that they are unaware of any facts that would make the information provided to us incomplete or misleading in any respect. We have assumed that the financial forecasts and projections provided to us by the Company and Acquiror were prepared in good faith and on basis reflecting the best currently available judgments and estimates of the Company's management. In addition, we have not conducted a physical inspection of the properties or facilities of the Company or Acquiror and have not made or obtained an independent valuation or appraisal of the assets or liabilities of the Company or Acquiror. We express no view whatever as to the federal, state or local tax consequences of the Merger.

Our services to the Company in connection with the Merger have been comprised solely of financial advisory services and not accounting, audit or tax services. Without limiting the foregoing, our services with respect to the Merger do not constitute, nor should they be construed to constitute in any way, a review or audit of or any other procedures with respect to any financial information nor should such services be relied upon by any person to disclose weaknesses in internal controls, financial statement errors or irregularities, or illegal acts or omissions of any person affiliated with the Merger. Our opinion is necessarily based on economic and market conditions and other circumstances as they exist and can be evaluated by us on the date hereof. We shall have no obligation to update this Opinion unless requested by you in writing to do so and expressly disclaim any responsibility to do so in the absence of any such request. Our opinion does not address nor shall it be construed to address the underlying business decision to effect the Merger.

We have acted as financial advisor to the Company in connection with the proposed Merger and will receive a fee for such services on the basis described in our letter dated February 22, 2000. We have performed various auditing, accounting and tax services for the Company and/or Acquiror in the past and have received customary fees for the rendering of such services. We currently provide various auditing, accounting and tax services for Acquiror.

It is understood that this letter is solely for the benefit and use of the Board of

Board of Directors
Page 6
August 28, 2000




Directors of the Company in its consideration of the Merger and may not be relied upon by any other person, used for any other purpose or reproduced, disseminated, quoted or referred to at any time, in any manner or for any purpose without our prior written consent. This letter does not constitute a recommendation to any stockholder with respect to whether to vote in favor of the Merger or take any other action in connection with the Merger or otherwise, and should not be relied upon by any stockholder as such. We are not expressing any view as to the price or trading range of which the shares to be issued in connection with the Merger may be sold or traded.

Based upon and subject to the foregoing, including the various assumptions and limitations set forth herein, it is our opinion that as of the date hereof the Exchange Ratio pursuant to the Merger Agreement is fair from a financial point of view to the stockholders of the Company.

Very truly yours,


ARTHUR ANDERSEN GLOBAL ENERGY CORPORATE FINANCE GROUP

                                                           [LOGO]
                                                    COLUMBUS ENERGY CORP.

                                     PART II
                   INFORMATION NOT REQUIRED IN THE PROSPECTUS

ITEM 20.  INDEMNIFICATION OF DIRECTORS AND OFFICERS.

         Except to the extent indicated below, there is no charter provision, by-law, contract, arrangement or statute under which any director or officer of Registrant is insured or indemnified in any manner against any liability which he or she may incur in his or her capacity as such.

         Under Section 145 of the General Corporation Law of the State of Delaware (the "DGCL"), a Delaware corporation has the power, under specified circumstances, to indemnify its directors, officers, employees and agents in connection with threatened, pending or completed actions, suits or proceedings, whether civil, criminal, administrative or investigative (other than an action by or in right of the corporation), brought against them by reason of the fact that they were or are such directors, officers, employees or agents, against expenses, judgments, fines and amounts paid in settlement actually and reasonably incurred in any such action, suit or proceeding. Article 6 of Key Production's Bylaws provides for indemnification of each person who is or was or is threatened to be made a party to any threatened, pending or completed civil, administrative, criminal, arbitrative or investigative action, suit or proceeding because such person is or was a director, officer or employee of Key Production or is or was serving at the request of Key Production as a director, officer, partner, trustee, fiduciary, agent or employee of another corporation or of a partnership, joint venture, trust, employee benefit plan or other enterprise, against judgments, fines, penalties, amounts paid in settlement, reasonable expenses and other liabilities arising in connection with such action, suit or proceeding, to the fullest extent permitted by law.

         Key also maintains policies of directors and officers liability insurance.

         Section 102(b)(7) of the DGCL provides that a certificate of incorporation may contain a provision eliminating or limiting the personal liability of a director to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, provided that such provision shall not eliminate or limit the liability of a director (i) for any breach of the director's duty of loyalty to the corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the DGCL (relating to liability for unauthorized acquisitions or redemptions of, or dividends on, capital stock) or (iv) for any transaction from which the director derived an improper personal benefit. Article IV of the Key Production's Charter contains such a provision.

         The merger agreement dated August 28, 2000 between Registrant and Columbus Energy Corp., a Colorado corporation ("Columbus"), provides that for six years after the effective time, Registrant will indemnify and hold harmless each person who was a director or officer of Registrant or Columbus prior to the effective time from

Board of Directors
Page 9
August 28, 2000




their acts or omissions in those capacities occurring prior to the effective time to the fullest extent permitted by applicable law.

ITEM 21.  EXHIBITS AND FINANCIAL STATEMENT SCHEDULES.

    (a) The following exhibits are filed herewith unless otherwise indicated:



EXHIBIT NO.      DESCRIPTION
-----------      -----------

  2.1            Agreement and Plan of Merger, dated as of August 28, 2000, by and among Registrant, Key Acquisition Two, Inc. and Columbus Energy Corp. (attached as Annex A to the Proxy Statement/Prospectus contained in this Registration Statement)
  3.1          Certificate of Incorporation of the Registrant
                   (incorporated by reference to Exhibit 3.1 to the Registrant's Registration Statement on Form S-4, registration no. 33-23533 filed with the SEC on August 5,
                   1988).
 3.2           Amendment to Certificate of Incorporation of the
                   Registrant (incorporated by reference to Exhibit 3.2 to the Registrant's Registration Statement on Form
                   S-4, registration no. 33-23533 filed with the SEC on August 5, 1988).
 3.3           Bylaws of the Registrant, as amended and restated on June
                   8, 1995 (incorporated by reference to Exhibit 3.3 to the Registrant's Form 10-Q for the quarter ended June 30,
                   1995, file no. 0-17162).
 4.1           Form of Common Stock Certificate (incorporated by
                   reference to Exhibit 4.12 to the Registrant's Amendment
                   No. 1 to Registration Statement on Form S-4, registration no. 33-23533 filed with the SEC on August 15, 1988).
  4.4            Description of Capital Stock of Registrant.
                   (incorporated by reference to Registrant's
                   Form 8-A Registration Statement, File No. 000-11769)
  5.1            Opinion of Holme Roberts & Owen LLP
                   regarding the legality of the shares of Registrant common stock to be registered under this Registration Statement
  8.1            Form of Opinion of Sherman & Howard L.L.C.
                   regarding the United States federal income tax consequences of the merger
 23.1            Consent of Arthur Andersen LLP (Key accountants)
 23.2            Consent of PricewaterhouseCoopers LLP (Columbus accountants)
 23.3            Consent of Arthur Andersen Global Energy Corporate Finance
                   Group (Columbus financial advisor)
 23.4            Consent of Reed W. Ferrill & Associates, Inc. (Columbus
                   engineers)
 23.5            Consent of Ryder Scott Company, L.P. (Key engineers)

 23.6            Consent of Holme Roberts & Owen LLP
                   (contained in its opinion in Exhibit 5.1)
 23.7            Consent of Sherman & Howard L.L.C.
                   (contained in its opinion in Exhibit 8.1)
 24.1            Powers of Attorney of Registrant's Directors.  Contained on the
                          signature page of this registration statement

    Schedules are omitted because they either are not required or are not applicable or because equivalent information has been included in the financial statements, the notes thereto or elsewhere herein.

ITEM 22.  UNDERTAKINGS

    (a) The undersigned Registrant hereby undertakes:

         to file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

         (i) to include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

         (ii) to reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement; and

         (iii) to include any material information with respect to the plan of distribution not previously disclosed in this registration statement or any material change to such information in this registration statement;

       PROVIDED, HOWEVER, that paragraphs a(1)(i) and (a) (1)(ii) do not apply if the registration statement is on Form S-3, Form S-8 or Form F-3, and the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.

         (2) that, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof;

         (3) to remove from registration by means of a post-effective amendment any of the securities being registered, which remain, unsold at the termination of the offering.

         (4) that, for purposes of determining any liability under the Securities Act, each filing of the registrant's annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934, as amended (the "Exchange Act") (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof;

         (5) that prior to any public re-offering of the securities registered hereunder through use of a prospectus which is a part of this registration statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c), the issuer undertakes that such re-offering prospectus will contain the information called for by this Form S-4 with respect to re- offerings by persons who may be deemed underwriters, in addition to the information called for by the other Items of this Form S-4;

         (6)      that every prospectus (i) that is filed pursuant to paragraph
                  (5) immediately preceding, or (ii) that purports to meet the requirements of Section 10(a)(3) of the Securities Act and is used in connection with an offering of securities subject to Rule 415, will be filed as a part of an amendment to this registration statement and will not be used until such amendment is effective, and that, for purposes of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof;

         (7) insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue;

         (8) to respond to requests for information that are incorporated by reference into the prospectus pursuant to Items 4, 10(b), 11 or 13 of Form S-4, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request; and

         (9) to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in this registration statement when it became effective.

                                   SIGNATURES

         Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Denver, State of Colorado, on the 12th day of September, 2000.

                                 Key Production Company, Inc.


                                 By: /s/ F.H. Merelli
                                 --------------------------------------------
                                          F.H. MERELLI
                                 Chairman and Chief Executive Officer

                                POWER OF ATTORNEY

  Each person whose signature appears below does hereby make, constitute and appoint each of F.H. Merelli and Monroe W. Robertson as such person's true and lawful attorney-in-fact and agent, with full power of substitution, resubstitution and revocation to execute, deliver and file with the Securities and Exchange Commission, for and on such person's behalf, and in any and all capacities, this Registration Statement on Form S-4, and any and all amendments (including post-effective amendments) thereto, with all exhibits thereto and other documents in connection therewith, granting unto said attorneys-in-fact and agents full power and authority to do and perform each and every act and thing requisite and necessary to be done as fully to all intents and purposes as such person might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agent or such person's substitute or substitutes may lawfully do or cause to be done by virtue hereof.

  PURSUANT TO THE REQUIREMENTS OF THE SECURITIES ACT OF 1933, THIS REGISTRATION STATEMENT HAS BEEN SIGNED BY THE FOLLOWING PERSONS IN THE CAPACITIES INDICATED ON SEPTEMBER 12, 2000.

         NAME AND SIGNATURE                               TITLE
         ------------------                               -----

          /s/ F.H. Merelli                Chairman, President and Chief
- -------------------------------------      Executive Officer (Principal
            F.H. Merelli                     Executive Officer)

       /s/ Paul Korus
------------------------------------------
         Paul Korus                        Vice President and Chief Financial
                                           Officer(Principal Financial and
                                           Accounting Officer)

      /s/ Cortlandt S. Dietler            Director
- -------------------------------------
        CORTLANDT S. DIETLER


      /s/ L. Paul Teague                  Director
- -------------------------------------
        L. Paul Teague

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